Form 10-K, Exhibit 13
period 1997-12-31
CHEMFIRST INC
filed 1998-03-30
CIK 1026601

                                                                  EXHIBIT 13


                      [CHEMFIRST INC. LOGO APPEARS HERE]



                                                         ANNUAL REPORT
                                                         -------------
                                                              1997


Post Office Box 1249    Jackson, Mississippi 39215-1249

[CHEMFIRST INC. LOGO APPEARS HERE]

CHEMFIRST
  CHEMICALS
    TECHNOLOGY
      SERVICE

         NYSE:CEM

                         Designed by GodwinGroup, Jackson, Mississippi
                         Printed by [Hederman Brothers, Ridgeland, Mississippi] Inside pages printed on [50%] recycled paper.

CORPORATE INFORMATION
---------------------

Transfer Agents for Common Stock
THE BANK OF NEW YORK
1-800-524-4458
Address shareholder inquiries to:
Shareholder Relations
Department - 11E
P. O. Box 11258
Church Street Station
New York, New York  10286

Send certificates for transfer
and address changes to:
Receive and Deliver
Department - 11W
P. O. Box 11002
Church Street Station
New York, New York  10286
e-mail:
shareowner-svcs@email.bony.com
Internet: http://stkxfer.bankofny.com

CHEMFIRST INC.
Shareholder Services Department
P. O. Box 1249
Jackson, Mississippi  39215-1249
(601) 948-7550
e-mail: ir@chemfirst.com

Common Stock Registrars
THE BANK OF NEW YORK
Investor Relations Department
P. O. Box 11258
Church Street Station
New York, New York  10286

DEPOSIT GUARANTY NATIONAL BANK
One Deposit Guaranty Plaza
Jackson, Mississippi 39205-1200

Stock Listing
NEW YORK STOCK EXCHANGE

TRADING SYMBOL:  CEM
Note: THE WALL STREET JOURNAL and many other major daily newspapers list the stock as ChemFst.

Investor Relations
If you have questions concerning ChemFirst Inc. or your investment in the Company, we will be pleased to assist you. Contact:

JAMES L. MCARTHUR
Secretary, Manager, Investor Relations
ChemFirst Inc.
P. O. Box 1249
Jackson, Mississippi  39215-1249
(601) 949-0285 or (601) 948-7550
e-mail: ir@chemfirst.com

Independent Public Accountants
KPMG PEAT MARWICK, LLP
1100 One Jackson Place
Jackson, Mississippi 39201-9988

Stockholder Reports
Stockholders with stock in brokerage accounts who wish to receive quarterly stockholder reports and other information directly from the Company, may do so by contacting the Company's Investor Relations Department.

Annual Meeting
The Annual Meeting of Stockholders will be held May 27, 1998, at 2 p.m. in the Garden Room at Dennery's, 330 Greymont Avenue, Jackson, Mississippi.

Stockholders are cordially invited to attend and participate in the business of the meeting. Those who are unable to attend are requested to return their proxy cards to the Registrar in the envelope that accompanies the proxy.

Stock Market Information
The high and low recorded prices of the Company's common stock and cash dividends declared during 1996 and 1997 are presented in the table below. There were approximately 4,330 shareholders of record as of March 2, 1998.

                            1997                      1996
                 -----------------------------------------------------
                                   Dividend                   Dividend
                  High      Low      Rate    High      Low      Rate
                 -----------------------------------------------------
1st Quarter      24 1/8    20 1/2    .10    27 1/4    20 1/4    .10
2nd Quarter      27 5/16   20 1/8    .10    25 1/4    21        .10
3rd Quarter      28 5/8    25        .10    28 1/4    21 1/8    .10
4th Quarter      28 5/8    24 1/4    .10    30 1/4    22 1/4*   .10
For the Year     28 5/8    20 1/8    .40    30 1/4    20 1/4    .40
                 -----------------------------------------------------

*Stock price reflects December 1996 merger/disposition of Fertilizer operations.

[Photo Appears Here]

FINANCIAL HIGHLIGHTS                           1
SELECTED FINANCIAL DATA                        2
DEAR FELLOW SHAREHOLDERS                       3
CHEMICALS                                      6
ENGINEERED PRODUCTS & SERVICES                12
STEEL                                         14
HEALTH, SAFETY & ENVIRONMENT                  15
CHEMFIRST COMPANIES                           16
DIRECTORS AND OFFICERS                        17
CORPORATE INFORMATION                         18
FINANCIAL REVIEW                          INSERT


BATCH CAPACITY FOR SPECIALTY CHEMICALS AT PASCAGOULA, MISSISSIPPI WAS EXPANDED 25%. KEY MARKETS INCLUDE PHARMACEUTICAL AND AGRICULTURAL CHEMICALS AND PERFORMANCE POLYMER PRODUCTS.

----------------------------

[Photo appears here]

CHEMFIRST INC. MILESTONES
-------------------------


ALL OF OUR BUSINESSES
ARE GROWING, AS ARE THE
MARKETS THEY SERVE.


[Logo appears here]
1957
Founded as First Mississippi Corporation with $5 million initial public offering.

1958
Entered fertilizer business with 50% interest in 25,000-ton-per-year anhydrous ammonia plant in Arizona.


1965
Pioneered the single train Kellogg ammonia plant technology in Donaldsonville, Louisiana.

[Logo appears here]
1967
Started chemicals business with aniline production at First Chemical Corporation in Pascagoula, Mississippi.

1973
Acquired Atlantic Richfield's fertilizer operations in Fort Madison, Iowa, which tripled the size of the company. Earnings exploded from $3.2 million in FY73 to $42.1 million in FY75.

1975
The first Mississippi-chartered company to be listed on the New York Stock Exchange.

[Logo appears here]
Mid-1970s
Diversified into other commodities - oil & gas in 1974, coal in 1981 and gold in 1983 - to reduce dependence on fertilizer.

1980
Money magazine named the Company a stock "winner" for the decade of the seventies, with the biggest 10-year gain (1,725%) among 2,200 stocks traded on the New York and American exchanges and 830 major over-the-counter stocks.

[Logo appears here]
1981
Began internal research and development program for specialty chemicals.

1986
Purchased Quality Chemicals, Inc., a custom chemical manufacturer in Tyrone, Pennsylvania.

1989
Entered the electronic chemicals business with the acquisition of EKC Technology, Inc., with operations in Hayward, California, and East Kilbride, Scotland.

1989
Founded Callidus Technologies Inc. to produce low emission burners, flares and incinerators for environmental applications.

[Logo appears here]
1992
Acquired Monsanto's Dayton, Ohio, pilot plant and manufacturing facility to expand custom manufacturing capability.

1992
Began a major restructuring effort to focus on chemicals and related businesses.

1993
Sold oil and gas assets and coal business.

1995
Spun off Getchell Gold Corporation (formerly FirstMiss Gold Inc.).
                                              [CHEMFIRST INC. LOGO APPEARS HERE]

1996
Spun off chemicals and nonfertilizer businesses to shareholders as ChemFirst Inc., a new debt-free, publicly traded company, and First Mississippi fertilizer operations and debt were acquired by Mississippi Chemical Corporation in a stock-for-stock merger.

1997
Acquired deep ultraviolet (DUV) resins and chemical mechanical planarization
(CMP) assets for semiconductor applications.

Achieved record sales and earnings for chemicals and engineered products and services. Total return to shareholders for the five years ended December 31, 1997, was 631% versus 151% for the S&P 500.

DIRECTORS AND OFFICERS
----------------------

DIRECTORS

RICHARD P. ANDERSON /2, 3/
Maumee, Ohio
Chairman and
Chief Executive Officer,
The Andersons Inc.
Agribusiness

PAUL A. BECKER /1/
New York, New York
Managing Director,
Mitchell Hutchins Asset
Management, Inc.

JAMES W. CROOK /3, 4/
Yazoo City, Mississippi
Former Chairman of the Board,
Melamine Chemicals, Inc.

MICHAEL J. FERRIS /2/
Houston, Texas
President and
Chief Executive Officer
Pioneer Companies, Inc.

JAMES E. FLIGG /2/
Chicago, Illinois
Senior Executive Vice President,
Strategic Planning and International Development
Amoco Corporation

ROBERT P. GUYTON /1/
St. Simon's Island, Georgia
Financial Consultant

DR. PAUL W. MURRILL /1/
Baton Rouge, Louisiana
Professional Engineer

WILLIAM A. PERCY, II /2, 4/
Greenville, Mississippi
General Partner,
Trail Lake Enterprises
President & Chief Executive Officer,
Greenville Compress Company
Chairman of the Board,
Staple Cotton Cooperative
Association

DAN F. SMITH /1/
Houston, Texas
President and
Chief Executive Officer,
Lyondell Petrochemical Company
Chief Executive Officer
Equistar Chemicals, L.P.

LELAND R. SPEED /3/
Jackson, Mississippi
Chairman,
EastGroup Properties
Real Estate Investment Trust
The Parkway Company
Real Estate Company

DR. R. GERALD TURNER /3, 4/
Dallas, Texas
President,
Southern Methodist University

J. KELLEY WILLIAMS
Jackson, Mississippi
Chairman and
Chief Executive Officer,
ChemFirst Inc.


OFFICERS

J. KELLEY WILLIAMS
Chairman
Chief Executive Officer

THOMAS G. TEPAS
President
Chief Operating Officer

R. MICHAEL SUMMERFORD
Vice President
Chief Financial Officer

DANIEL P. ANDERSON
Vice President
Health, Safety & Environmental Affairs

ROBERT B. BARKER
Vice President
Corporate Development and Acquisitions

WILLIAM B. KEMP
Vice President
Human Resources

J. STEVE CHUSTZ
General Counsel

MAX P. BOWMAN
Treasurer
Manager, Risk Management

TROY B. BROWNING
Controller

JAMES L. MCARTHUR
Secretary
Manager, Investor Relations

-----------------
/1/  Audit Committee
/2/  Compensation and Human
     Resources Committee
/3/  Committee on Director Affairs
/4/  ChemFirst Foundation Inc.
     Board of Trustees

                                                   CHEMFIRST ANNUAL REPORT
                                                   -----------------------
                                                             1997 /17/

FINANCIAL HIGHLIGHTS
--------------------

                                                                     (In Thousands of Dollars, Except Per Share Amounts)
                                                                                   Years ended December 31,
                                                                        ---------------------------------------------
                                                                            1997              1996           Change
                                                                        ---------------------------------------------
RESULTS OF OPERATIONS:
  Sales                                                                 $   445,821        $ 383,637             16%
  Earnings (loss) from continuing operations/(a)/                       $    38,898        $ (10,441)           /(b)/
  Depreciation and amortization                                         $    20,642        $  18,056             14%
  Capital expenditures                                                  $    95,570        $  53,732             78%

FINANCIAL POSITION:

  Total assets                                                          $   459,346        $ 423,090              9%
  Total debt                                                            $    26,443        $   3,095            /(b)/
  Shareholders' equity                                                  $   321,697        $ 308,486              4%
  Total debt as percent of total capitalization                                  8%               1%            /(b)/

PER COMMON SHARE:

  Earnings (loss) from continuing operations/(a)/                       $      1.86        $    (.50)           /(b)/
  Cash dividends declared                                               $       .40        $     .40              _
  Book value                                                            $     16.06        $   14.92              8%
  Closing market price at December 31                                   $    28.250        $  23.125             22%
----------------------------------------------------------------------------------------------------------------------------
/(a)/ Includes the after tax effect of the following items:
      Aluminum Dross Processing (sold January 1997)
        Provision for facility writedowns and other costs               $         _        $ (12,971)
        Operating losses                                                $         _        $  (3,421)
      Asset writedowns in Steel operations                              $         _        $  (6,075)
      Changes in organizational structure                               $         _        $    (600)
      Gain on Melamine technology sale                                  $     1,502        $       _
      Gain on sale of Melamine                                          $     8,810        $       _
                                                                        ----------------------------
        TOTAL                                                           $    10,312        $ (23,067)
                                                                        ============================
      Per common share:                                                 $       .50        $   (1.10)
                                                                        ============================
/(b)/ Computation not meaningful.

                                               EARNINGS FROM                             CAPITAL
SALES                                          CONTINUING OPERATIONS*                    EXPENDITURES
(MILLIONS OF DOLLARS)                          (MILLIONS OF DOLLARS)                     (MILLIONS OF DOLLARS)

[GRAPH APPEARS HERE]                           [GRAPH APPEARS HERE]                      [GRAPH APPEARS HERE]

                                         *Adjusted for Melamine gains in 1997,
                                         special charges in 1996, and operating
                                         losses of aluminum dross recovery
                                         business for 1993 through 1996.

                                                                                                             CHEMFIRST ANNUAL REPORT

                                                                                                             -----------------------

                                                                                                                        1997 /1/

SELECTED FINANCIAL DATA
-----------------------

                                                                                   Years ended December 31
                                                                      (In Thousands of Dollars, Except Per Share Amounts)
                                                        ----------------------------------------------------------------------------
                                                           1997           1996            1995            1994         1993
                                                        ----------------------------------------------------------------------------
                                                                      %               %               %              %             %
                                                        ----------------------------------------------------------------------------
Sales to unaffiliated customers:
  Chemicals                                             $ 297,822    64   246,014    63   214,234    59   186,890   64  151,341   65

  Engineered Products and Services                         72,712    16    64,538    17    65,926    18    42,299   14   29,365   13

  Steel                                                    75,287    15    73,085    18    72,839    20    59,941   20   47,272   20

                                                        ----------------------------------------------------------------------------
     Total sales                                          445,821    95   383,637    98   352,999    97   289,130   98  227,978   98

     Other revenues                                        22,233     5     6,571     2     7,403     3     4,043    2    4,010    2
                                                        ----------------------------------------------------------------------------
     Total revenues                                     $ 468,054   100   390,208   100   360,402   100   293,173  100  231,988  100
                                                        ============================================================================

Operating profit (loss) from continuing operations
before income taxes (benefit), investee earnings (loss)
and cumulative effect of change in accounting principle:
  Chemicals                                             $  51,688          43,593          40,650          36,551        27,390
  Engineered Products and Services                          2,926         (31,897)         (5,198)         (9,297)       (7,198)
  Steel                                                    (1,003)        (10,495)            856          (2,639)       (3,960)
                                                        ----------------------------------------------------------------------------
                                                           53,611           1,201          36,308          24,615        16,232
Unallocated corporate expenses                            (11,347)        (13,324)        (16,242)         (8,847)       (6,857)
Interest income (expense), net                              2,904          (5,055)         (3,915)         (7,070)       (9,776)
Other income (expense), net                                14,998             259             517             569          (300)
                                                        ----------------------------------------------------------------------------
                                                           60,166         (16,919)         16,668           9,267          (701)
Income taxes (benefit)                                     23,765          (5,632)          8,240           4,985           692
Equity in net earnings (loss) of equity investees           2,497             846           1,096             410          (531)
                                                        ----------------------------------------------------------------------------
Earnings (loss) from continuing operations                 38,898         (10,441)          9,524           4,692        (1,924)
Earnings from discontinued operations, net of taxes             -          36,562          47,943          37,066         8,328
Net gain (loss) on disposal of businesses, net of taxes         -         223,739               -               -        (6,800)
Cumulative effect of change in accounting principle             -               -               -               -         2,850
                                                        ----------------------------------------------------------------------------
    Net earnings                                        $  38,898         249,860          57,467          41,758         2,454
                                                        ============================================================================

Earnings (loss) per common share:
    Continuing operations                               $    1.91            (.50)            .46             .23          (.10)
    Discontinued operations                                     -            1.77            2.34            1.85           .42
    Gain (loss) on disposal of businesses                       -           10.85               -               -          (.34)
    Cumulative effect of change in accounting principle         -               -               -               -           .14
                                                        ----------------------------------------------------------------------------
      Net earnings                                      $    1.91           12.12            2.80            2.08           .12
                                                        ============================================================================

Earnings (loss) per common share, assuming dilution:
    Continuing operations                               $    1.86            (.50)            .46             .23          (.10)
    Discontinued operations                                     -            1.77            2.29            1.82           .42
    Gain (loss) on disposal of businesses                       -           10.85               -               -          (.34)
    Cumulative effect of change in accounting principle         -               -               -               -           .14
                                                        ----------------------------------------------------------------------------
    Net earnings                                        $    1.86           12.12            2.75            2.05           .12
                                                        ============================================================================

Net working capital                                     $  78,059         130,480         127,009         100,421        60,855
Long-term debt                                          $   4,865           2,122          82,871          97,687       112,168
Total assets                                            $ 459,346         423,090         414,335         390,209       354,555
Stockholders' equity                                    $ 321,697         308,486         226,759         204,709       165,953
Cash dividend payout rate                                            22               3              14              15          250
Return on average equity - continuing operations                     12              (4)              4               3          (1)
Return on sales - continuing operations                               9              (3)              3               2          (1)
Long-term debt/equity ratio                                   .02             .01             .37             .48           .68
Current ratio                                                1.82            2.57            2.84            3.18          2.17
Cash dividends per share                                $     .40             .40             .39             .31           .30
Book value per share                                    $   16.06           14.92           11.02           10.07          8.30

DEAR FELLOW SHAREHOLDERS
------------------------



     OUR BUSINESS MIX IS SIMPLER AND IS FOCUSED
ON CHEMICALS WITH HIGH MARGIN AND HIGH GROWTH
POTENTIAL AND EMPHASIS ON TECHNOLOGY.

     Earnings from continuing operations excluding special items more than doubled to $28.6 million on 16% higher sales in our first year as ChemFirst. Continuing operations are comprised of the chemical and other nonfertilizer businesses spun off to shareholders prior to the December 1996 merger of First Mississippi Corporation's fertilizer operations into Mississippi Chemical Corporation. The largest segment of continuing operations is Chemicals, which had record sales and operating profits.

     Except for the planned disposition of Steel, the merger completed a five-year restructuring program that has transformed the company. Our business mix is simpler and is focused on chemicals with high margin and high growth potential and emphasis on technology. Our balance sheet is stronger. Earnings are less cyclical and more predictable. Our price earnings multiple has increased, reflecting investor recognition of these accomplishments.

     Five-year total return to shareholders at year end was 631% versus 151% for the S&P 500, driven by restructuring efforts and growth in chemicals and related businesses. This year we made major capacity additions, technology investments, and complementary product line acquisitions to drive future growth.

     Financial Results
     Earnings from continuing operations were $38.9 million, or $1.86 per share, including special items of $10.3 million, or 50 cents per share, from the sale of Melamine Chemicals, Inc. stock to Borden Chemical, Inc. and a gain on a second quarter Melamine technology agreement. Sales increased 16% to $446 million.

     Capital Expenditures
     A $200 million expansion program begun in 1996 will double plant and equipment investment by 1999 and will increase capacities of major product lines from 40% to 100%. Capital expenditures for 1997 were $96 million versus $54 million in 1996. About 90% of 1997 expenditures were in Chemicals. Most of this was for the world scale aniline facility at Bayer Corporation's Baytown, Texas, chemical complex and for additional batch specialty chemicals capacity at Pascagoula, Mississippi. The specialty expansion was completed mid-year 1997, and the aniline plant was completed first quarter 1998.

     Other 1997 capital projects included new laboratory facilities for custom manufacturing and for electronic chemicals. These investments will support process development for custom projects and research and development of new chemicals for semiconductor manufacturing.

     We plan to invest about $70 million in plant and equipment in 1998 to complete the capital expenditure program begun in 1996.


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997 /3/

DEAR FELLOW SHAREHOLDERS
------------------------


CAPITAL EXPENDITURES

[GRAPH APPEARS HERE]

IDENTIFIABLE ASSETS

[GRAPH APPEARS HERE]

SALES

[GRAPH APPEARS HERE]

EMPLOYEES

[GRAPH APPEARS HERE]

CHEMICALS [GRAPH APPEARS HERE]   CORPORATE
     EP&S [GRAPH APPEARS HERE]   STEEL


     Acquisitions
     In December 1997, we completed three acquisitions that complement and extend our successful electronic and performance chemicals business. Two of the acquisitions are product lines of high purity, ultra fine abrasives for the chemical mechanical planarization (CMP) step in the manufacture of integrated circuits.

     CMP is a fast growing technology, with the same customers and similar requirements for service and technical support as electronic chemicals. We are adding CMP to our electronic chemicals portfolio to strengthen our competitive position and drive future growth.

     The other acquisition is a business that manufactures and markets deep ultraviolet (DUV) photoresist resins and other products. This business is the largest supplier of resin components for the manufacture of DUV photoresist products used in new "nanolithographic" technology for leading edge semiconductor chip manufacture. Demand for DUV photoresist resins is growing rapidly as the semiconductor industry applies the new DUV technology.

     Financial Structure
     Our balance sheet is strong despite record capital expenditures, recent acquisitions, and stock repurchases. Debt is 8% of total capitalization. This is below our long-term target of 35% and the 30% average of peer companies. We expect debt to increase over time as we develop and implement other attractive capital projects, find and make other acquisitions that fit, and repurchase stock.

     We spent nearly $20 million to repurchase just over 800,000 ChemFirst shares in 1997 and are now working on an additional $40 million repurchase authorization recently approved by the board. We believe stock repurchases are a tax efficient way to return cash to shareholders when other attractive investment opportunities are not available.

     Chemicals
     Chemicals had record sales and operating profits for the year as all businesses improved. Pretax operating profits were up 19% to $51.7 million on a 21% increase in sales.

     Electronic chemicals sales were up about 20%. We invested in manufacturing capabilities and efficiencies to meet growing demand from new semiconductor fabrication lines in the United States and the Far East.

     Demand for aniline remained strong during the year due to continued growth in isocyanate production. We are the industry's largest merchant producer of aniline.

     The 25% increase in batch specialty chemical capacity will enable us to meet growing demand for specialty chemicals. We supply a key intermediate for the leading AIDS protease inhibitor and expect to begin production of another protease inhibitor intermediate in 1998. We are developing proprietary products for fast growing ultraviolet curing applications.

     Custom manufacturing had record operating profits from high utilization of capacity expansions completed in December 1996. During the year the first bulk active pharmaceutical product was produced in the new cGMP pilot plant at Dayton, Ohio. We have begun a $4.5 million expansion at Dayton for production of DUV resins to meet growing demand.

     Engineered Products
     and Services
     Pretax operating profits were a record $2.9 million on a 13% increase in sales. Results improved significantly from a prior year loss due to better project management. During the year combustion and thermal plasma operations were combined to gain greater efficiencies.

     In January 1998, we sold our 50% interest in Power Sources Inc. to Trigen Energy Corporation (NYSE: TGN). Power Sources, which develops and operates biomass-to-energy power plants, was jointly owned by ChemFirst and Canal Industries. After tax gain on the sale was approximately $5 million, or 25 cents per share. Net proceeds were approximately $11 million.

     Outlook
     We think 1998 continuing earnings will be up on a stronger second half. However, first half results may be off due to some unusual events and lower custom manufacturing sales. We also have some price pressure from Asian semiconductor manufacturers and have seen a drop in Asian inquiries for Engineered Products and Services. We expect improvement in the Asian market with economic recovery there.



/s/ J. KELLEY WILLIAMS
J. Kelley Williams
Chairman and Chief Executive Officer


/s/ THOMAS G. TEPAS
Thomas G. Tepas
President and Chief Operating Officer


SALES BY INDUSTRY SEGMENT
(MILLIONS OF DOLLARS)

[GRAPH APPEARS HERE]


                                        CHEMICALS [GRAPH APPEARS HERE]
                                             EP&S [GRAPH APPEARS HERE]
                                            STEEL [GRAPH APPEARS HERE]


VALUE OF $100 INVESTED ON DECEMBER 31, 1992
(CUMULATIVE RETURN TO SHAREHOLDERS INCLUDING SHARE PRICE AND DIVIDENDS)

[GRAPH APPEARS HERE]


                                        CHEMFIRST [GRAPH APPEARS HERE]
                                          S&P 500 [GRAPH APPEARS HERE]


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997 /5/

THIS WORLD SCALE ANILINE PLANT AT BAYER CORPORATION'S BAYTOWN, TEXAS, CHEMICAL COMPLEX, SHOWN HERE UNDER CONSTRUCTION, WAS COMPLETED IN FIRST QUARTER 1998. THE PLANT IS AN INTEGRAL PART OF BAYER'S U.S. MDI MANUFACTURING OPERATIONS. IT WILL MORE THAN DOUBLE THE COMPANY'S ANILINE CAPACITY.
-------------------------------------------------------------------------

[Photo Appears here]

CHEMICALS
---------


     CHEMFIRST MANUFACTURES SPECIALTY CHEMICALS
FOR USE IN AGRICULTURAL, PHARMACEUTICAL, POLYMER,
AND PHOTOSENSITIVE APPLICATIONS, AND IN THE
MANUFACTURE OF INTEGRATED CIRCUITS.

------------------------------------------------------
RESULTS OF OPERATIONS
In Thousands of Dollars
------------------------------------------------------
                             1997       1996   Change
------------------------------------------------------
Sales                     $ 297,822  $ 246,014   21%
Pretax operating results     51,688     43,593   19%
Capital expenditures         84,602     48,670   74%
U.S. exports                    11%        11%
------------------------------------------------------
Highlights
------------------------------------------------------
 . Record sales and operating profits

 . Construction of 250-million-pound per year aniline facility at Baytown, Texas, on budget and on schedule for completion first quarter 1998

 . Acquired chemical mechanical planarization assets from Baikowski Chimie and Moyco Technologies

 . Acquired acylation derivatives business from Clariant Corporation

     Chemicals operations include the production and sale of specialty chemicals and chemical intermediates, and research and development for new products and production processes. Objectives are to develop and market proprietary, high-value specialty chemicals, and to be a low-cost producer of intermediate chemicals primarily sold under long-term contracts.

     The company manufactures specialty chemicals for use in agricultural, pharmaceutical, polymer, and photosensitive applications, and in the manufacture of integrated circuits.

     Aniline and nitrotoluene derivatives are produced in efficient, continuous process facilities and are primarily sold to industrial customers for automotive, agricultural, construction, pigment, pharmaceutical, and photochemical applications.

     Outlook
     The outlook is good for Chemicals. Demand for aniline remains strong. The new 250-million-pound aniline plant at Baytown, Texas, started up ahead of schedule in March 1998. New batch specialty capacity was started up mid-1997 to meet growing demand for agricultural chemical intermediates, pharmaceutical chemicals, photoinitiators, and polymerization inhibitors. At Dayton, Ohio, capability to produce deep ultraviolet (DUV) photoresist resins for manufacture of integrated circuits is being expanded.

     Electronic chemicals sales are at record levels and growing, and new and improved products for leading edge sub-0.25-micron technology integrated circuits are being developed. Rapid growth rates are expected from the recently acquired chemical mechanical planarization (CMP) businesses, which are being driven by the trend toward integrated circuits with more and thinner layers and smaller feature geometries.


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997  /7/

CHEMICALS
---------

-------------------------------------------------------------------------------
INTEGRATED CIRCUIT
The company produces electronic and performance chemicals used in production of integrated circuits (ICs). IC fabrication begins with silicon, a major ingredient of common sand. Silicon wafers progress through a complex series of steps to become ICs. Today's technology enables thinner layers and smaller feature geometries to produce the complex ICs used in a wide variety of consumer and business products such as wireless communications, multimedia personal computers, and in many home and automotive applications.
-------------------------------------------------------------------------------

[ILLUSTRATION APPEARS HERE]                               IC Fabrication

                                                          1. Deposition
POLYMER REMOVERS AND WAFER CLEANING
The company's proprietary HDA(TM)                         2. Photoresist
hydroxylamine products remove
residue formed by dry etching during                      3. Masking
wafer fabrication. These critical cleaning
processes inhibit circuit-damaging                        4. Patterning
corrosion by removing even the
smallest particles.                                       5. Developing

                                                          6. Etching
DEEP UV (DUV) RESINS  POLYMER REMOVERS     CMP SLURRIES
                      AND WAFER CLEANING                  7. Polymer Removal and
                                                             Wafer Cleaning

                                                          8. Chemical Mechanical
DEEP UV (DUV) RESINS                                         Planarization
A highly polished, ultra-pure silicon
wafer is coated with a thin film of                       9. Electrical test
DUV photoresist solution containing
the company's proprietary resin.                         10. Dicing
This film is then exposed to DUV light
through a pattern mask to create                         11. Packaging
circuit tracings onto the wafer.
                                                         12. Final test

CMP SLURRIES
Chemical mechanical planarization
involves mechanical polishing of
wafers using a slurry of abrasives and
chemicals manufactured by the company,
enabling ultra-high resolution lithography.

                                                         Illustration by
                                                         The Loomis Group, Inc.

     EKC4000(TM), A NEW PROPRIETARY PRODUCT USED IN SUBMICRON AND DEEP SUBMICRON PROCESSING, REMOVES METAL ION CONTAMINATION AND ELIMINATES CORROSION BETTER THAN CONVENTIONAL RINSES. BECAUSE IT IS WATER-BASED, EKC4000(TM) ELIMINATES THE RISK OF FIRE, A MAJOR CONCERN WITH SOLVENT-BASED PRODUCTS.


     ELECTRONIC AND PERFORMANCE CHEMICALS
     The company produces organic photoresist removers, post-dry etch polymer removers, and performance chemicals for cleaning and polishing silicon wafers in semiconductor manufacturing. Products are sold on the basis of product function, purity, and cleanness. The company's applications engineers work closely with customers to develop unique chemical solutions to today's advanced semiconductor manufacturing issues.

     Since 1994, silicon acreage, a leading indicator of semiconductor production, has grown a compounded average of 10.7% annually, and industry forecasts indicate continued strong growth for the remainder of the decade. This growth is being driven by the broad acceptance and proliferation of electronic devices such as wireless communications, mass storage, network systems, and multimedia personal computers. In addition, new electronic devices are being developed and introduced routinely for an increasing

[Photo Appears Here]

THE NEW LAB AT THE CUSTOM MANUFACTURING PLANT IN TYRONE, PENNSYLVANIA, FOR RESEARCH AND DEVELOPMENT, ENVIRONMENTAL, AND QUALITY CONTROL ALSO PRODUCES
KILO QUANTITIES FOR CUSTOMER NEEDS.  THE NEW FACILITY INCREASED LAB SPACE BY
200%.
-------------------------------------------------------------------------------


number of home and automotive applications. All of these devices require high performance integrated circuits.

     The company is the world's second largest supplier of photoresist removers and the largest supplier of post-dry etch polymer removers. Approximately 40% of the world's semiconductors are produced in the Far East and Pacific Rim, while about 14% are produced in Europe. The company has offices in Asia and Europe to support these markets.

     Product performance, applications engineering support, and customer service are key to customer satisfaction and competitive advantage. Patented
HDA(TM) polymer removers effectively remove residues formed during dry etching of silicon wafers and continue to be the fastest-growing products in the history of the company. They increase yields and improve chip performance, which translates into lower costs and higher margins for chip manufacturers. This technology has established the company as a leader in the electronic chemicals industry.

     During the year, the company acquired CMP technology and assets from Baikowski Chimie and Moyco Technologies. The CMP process involves mechanical polishing of silicon wafers using a slurry of abrasives and chemicals to produce a flatter surface. This enables use of shorter wavelength lithography such as the new deep ultraviolet (DUV) lithography to create the smaller line-width geometries needed for future generations of smaller, faster integrated circuits. The company will develop, produce, and market these slurries. In addition, the company and Baikowski will jointly develop new CMP applications through a strategic alliance that utilizes Baikowski's broad expertise in precision polishing materials.

     The company also acquired Clariant Corporation's acylation derivatives business, including a portfolio of 37 patents, through a newly created company called TriQuest. This business develops, manu-


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997 /9/

CHEMICALS
---------

[Photo Appears Here]

THE cGMP PILOT PLANT AT THE COMPANY'S DAYTON, OHIO, CUSTOM MANUFACTURING FACILITY PRODUCES KILO TO CLINICAL TRIAL-SCALE PRODUCTION FOR CUSTOMER NEEDS. THe cGMP DESIGNATION IS REQUIRED BY CUSTOMERS FOR PRODUCTION OF
PHARMACEUTICAL OR FOOD RELATED CHEMICALS.
--------------------------------------------------------------------------------

factures, and markets derivatives of 4-Hydroxyacetophenone (4HAP) for production of DUV photoresists, which enable integrated circuit fabrication at or below 0.25-micron resolution. In addition, 4HAP derivatives are used in other high-growth applications such as polymer additives and specialty adhesives.

     Custom Manufacturing
     The company manufactures fine chemicals using both proprietary and customer-developed technology for agricultural, pharmaceutical, polymer, personal care, and electronic chemical applications. Innovative process development, broad technology platforms, efficient production in continuous and batch processes, compliance excellence, and superior customer service give the company a competitive advantage and have made the company a leader in the custom manufacturing industry. Custom manufactured products are generally sold as fine chemical intermediates in drums and in bulk for further processing.

     Demand for custom manufacturing services is growing 10% - 15% per year and is expected to continue as major chemical and pharmaceutical companies outsource production to concentrate on research and marketing, cut costs, and speed product introductions.

     The utilization of capacity expansions completed in December 1996 produced record profits in 1997. At Tyrone, Pennsylvania, reactor capacity of 55,000 gallons and a new laboratory facility together create one of the most versatile custom manufacturing sites in North America.

     The new cGMP (current Good Manufacturing Practices) pilot plant at Dayton, Ohio, produced its first bulk active pharmaceutical project during the year. In addition, Dayton is expanding capability to produce ultra pure chemicals for the electronics industry and will be producing DUV resins for the recently acquired TriQuest business.

     Other Specialties
     The company manufactures specialty chemicals for high growth markets such as radiation curing and polymer additives and for use as intermediates in the production of pharmaceutical, personal care, and agricultural products. These products are manufactured using proprietary processes in large scale, integrated batch facilities, which were expanded by 25% during the year. Nitrotoluene derivatives are used in herbicides, rubber processing chemicals, photographic chemicals, optical brighteners, dyestuffs and pigments, and photoinitiators.

     Aniline and Nitrobenzene
     The company is a major producer of aniline and nitrobenzene, with world scale plants and long-term supply relationships with major chemical companies. Primary markets for aniline include manufacture of MDI (methylene diphenyl diisocyanate) used in polyurethane foam for insulation in refrigerators, freezers and hot water heaters, commercial and residential construction, and in urethane elastomers used in automobile body components. Other significant markets for aniline include tire and agricultural chemicals and plastics for consumer goods.

     Aniline and nitrobenzene are sold in bulk and distributed by rail, truck, barge, and ship depending on the size of the shipment or geographic location.

     The company has completed construction of a world scale, 250-million-pound per year aniline facility located at Bayer Corporation's Baytown, Texas, chemical complex. The facility will be an integral part of Bayer's U.S. MDI manufacturing operations and will more than double the company's current aniline capacity. As demand grows, a planned second phase at Baytown will double aniline capacity there and bring total aniline capacity to approximately 740 million pounds.

     Research and Development
     R&D activities identify new markets and applications, new and improved process technologies, and new products. Each business is responsible for its own product and technology development. Applied research is sponsored at several leading universities in the United States and Europe to complement in-house efforts. University research programs have led to the successful development and introduction of patented semiconductor wafer cleaners and performance polymers.

     During the year a new laboratory was completed at the company's electronic and performance chemicals facility in Hayward, California, which will facilitate research and development on semiconductor cleaning products, and chemicals and abrasives for chemical mechanical planarization. A new lab was also completed at the company's custom manufacturing facility in Tyrone, Pennsylvania, increasing lab space by 200%.

     The company plans to increase chemicals R&D and technology spending 86% to about $17 million in 1998, including expenses related to the recent CMP and acylation derivatives acquisitions and for product testing and engineering support in Hayward, California, and Kawasaki-City, Japan.

     Compliance Excellence
     All of the company's facilities have received certification for quality management or environmental standards. Currently four facilities have International Organization for Standardization ISO 9002 certification for high standards of quality management systems. One plant is also certified for ISO 9001, which covers product design systems. The company's custom chemical manufacturing plant in Tyrone has received ISO 14001 for environmental standards systems and procedures, and electronic chemicals operations in Glascow, Scotland, have received BS7750 certification, the British Standards equivalent. The ISO9000 benchmarks have become a world standard and, in some cases, a requirement for securing new business.

     Custom manufacturing facilities at Dayton operate under cGMP (current Good Manufacturing Practices) standards for production of pharmaceutical or food related chemicals.

                                                           CHEMICAL SALES
                                                           (MILLIONS OF DOLLARS)

                                                            [GRAPH APPEARS HERE]


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997 /11/

[Photo Appears Here]

THE COMPANY'S IS/3/ FLARE SYSTEM (LEFT) EFFICIENTLY
BURNS WASTE GASES PRODUCED AT THIS ETHYLENE PLANT SITE.
THE 60-INCH FLARE TIP OPERATES QUIETLY AND
WITHOUT SMOKE, A KEY CHARACTERISTIC OF ITS DESIGN.

THE COMPANY CUSTOM BUILT THE HIGH-TEMPERATURE
BURNERS USED IN THE ETHYLENE CRACKER (FAR RIGHT).
THIS PLANT PRODUCES ETHYLENE AND PROPYLENE, BUILDING
BLOCKS OF POLYETHYLENE AND POLYPROPYLENE PLASTICS.
-----------------------------

ENGINEERED PRODUCTS AND SERVICES
--------------------------------


     CHEMFIRST PROVIDES PROVEN DESIGN AND
ENGINEERING SKILLS AND INNOVATIVE HARDWARE AND
SOFTWARE SOLUTIONS TO CUSTOMERS' ENVIRONMENTAL
AND PROCESS REQUIREMENTS.

------------------------------------------------------------
RESULTS OF OPERATIONS
In Thousands of Dollars
------------------------------------------------------------
                               1997         1996      Change
------------------------------------------------------------
Sales                       $ 72,712     $ 64,538       13%
Pretax operating results       2,926       (6,065)*      **
Capital expenditures           1,787        1,822      (2)%
U.S. exports                     35%          39%
*Excluding $25,832 in writedowns and losses related to aluminum dross processing business sold in January 1997
** Computation not applicable due to loss in 1996
------------------------------------------------------------
HIGHLIGHTS
------------------------------------------------------------
 .  13% sales increase in 1997

 .  Five-year compound annual sales growth rate of 35%

 .  Sold unprofitable aluminum dross processing business
   in January 1997
------------------------------------------------------------


     The company provides proven design and engineering skills and innovative hardware and software solutions to customers' environmental and process requirements. Products include low-emission burners, flares, incinerators, rotary kilns, thermal plasma equipment, and software for predictive emissions monitoring and process optimization. Customers include refining, chemical, petrochemical, pharmaceutical, and wood product companies; steel producers; waste remediation companies; and engineering and construction contractors.

     Objectives are to develop and market innovative, proprietary products for industrial and environmental applications.

     Outlook
     Engineered Products and Services should continue to grow as the company builds recognition in the global marketplace. Margins should improve through more efficient product design and effective project management. Lower sales are expected in Asia until economic conditions there improve. The company is focusing on healthy markets in Europe, the Middle East, and the United States to compensate for the anticipated shortfall.

     Operations
     Combustion equipment and services enable customers to comply with changing emissions requirements and other environmental regulations. Proprietary low-emission burners reduce nitrogen oxide emissions from process heaters in refineries and petrochemical plants. Flare systems burn gaseous hydrocarbon releases due to process imbalances and operational upsets in refining, petrochemical, and chemical plants. Incinerators dispose of a variety of gas and liquid wastes. Rotary kiln systems reduce the volume of solid wastes by 90% or more, and recover heat to improve process economics. Vapor recovery systems collect and recycle gasoline and petrochemical vapors released during bulk transfer from truck loading terminals to tank trucks.

     Thermal plasma torches convert electricity into thermal energy using an ionized gas, or "plasma," to pro-


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997 /13/

ENGINEERED PRODUCTS AND SERVICES
--------------------------------


duce much higher temperatures than fossil fuel combustion without combustion by-products. Commercial applications include ladle and tundish heating for steel production and waste treatment and reduction where landfill capacity is limited. Potential commercial applications include low-level radioactive and hazardous waste treatment and treatment of medical and chemical wastes.

     Combustion and thermal plasma equipment and systems are custom engineered for most applications. Engineers typically design the process, structures, and sophisticated control systems to meet customer needs. Industrial-scale test facilities simulate actual process conditions for customer demonstrations, process development and engineering, equipment testing, and research and development.

     The company offers computer models and application services to optimize plant processes and to measure, predict, and control emissions with minimal additional plant equipment. The company's controls and process expertise facilitate rapid implementation and attainment of performance targets.

     Global marketing efforts are directed primarily toward end users and engineering and construction firms for new plants or facility upgrades.


                                                           ENGINEERED PRODUCTS
                                                           AND SERVICES
                                                           (MILLIONS OF DOLLARS)


                                                            [GRAPH APPEARS HERE]


STEEL
-----


RESULTS OF OPERATIONS
In Thousands of Dollars
------------------------------------------------------------
                                1997         1996     Change
------------------------------------------------------------
Sales                        $ 75,287     $ 73,085        3%
Pretax operating results       (1,003)        (370)*  (171)%
Capital expenditures            2,341        3,021     (23)%
U.S. exports                       8%           7%
*Excluding $10,125 in asset writedowns
------------------------------------------------------------
HIGHLIGHTS
------------------------------------------------------------
*  Order backlog at December 31 up 63% versus last year
------------------------------------------------------------

     The company operates a 400,000-square-foot steel melting and production facility, which has the capability of producing 50,000 tons of cast high-grade steel billets and 150,000 tons of carbon, alloy, and specialty grade bottom-poured ingots. Some ingots are upgraded, using outside processors, for sale as bar billet, plate, and wire rod.

     Average price improved due to better product mix. Capital investments were made to upgrade environmental systems.

     Outlook
     The U.S. steel market continues to benefit from high demand. However, domestic pricing is under pressure from imports of specialty steel, which are at historically high levels and may increase if Far East steel demand declines. Productivity, quality, and mix improvements in 1998 should help results.

     Because of the company's focus on chemicals and related products, efforts continue to sell this business.

                                                           STEEL SALES
                                                           (MILLIONS OF DOLLARS)

                                                            [GRAPH APPEARS HERE]

HEALTH, SAFETY, AND ENVIRONMENT
-------------------------------

[LOGO APPEARS HERE](R)


     The company endorses and is actively implementing the Chemical Manufacturers Association's (CMA) Responsible Care(R) initiative in all chemicals operations. Responsible Care(R) is a multi-step discipline to continuously improve performance in health, safety, and environmental protection. The Codes of Management Practices establish guidelines to assist companies in meeting goals in the following areas:

 . Community awareness and emergency
  response
 . Sale and distribution of products
 . Protection of employee health
  and safety
 . Safety of manufacturing processes
 . Pollution prevention and
  environmental protection
 . Product hazards
 . Risk characterization and management

     While the public recognizes that chemicals contribute greatly to a high standard of living, community concern for safety and environmental practices will always exist. To address these concerns on a local level, the company, through its custom manufacturing operations at Tyrone, Pennsylvania, voluntarily participated in CMA's Management Systems Verification (MSV) process to assess the company's practices against each of the Responsible Care(R) codes.

     The three-day evaluation was performed by a team of experienced industry professionals and two citizens selected by the local Community Advisory Council and specifically addressed the following:

 . Product evaluation and testing
 . Evaluation and control of process
  risks and hazards
 . Employee training
 . Protection of the environment
 . Product packaging and shipping
 . Anticipation and preparedness for
  possible emergency situations

     Results of the MSV evaluation concluded that the company has well-deve loped management systems for the implementation of Responsible Care(R). The company is dedicated to a continuous effort to attain the goals of each Responsible Care(R) practice.

     The company's commitment to improving health, safety, and environmental practices is key to earning the trust of the communities where we operate. Community trust enables the company to grow, create competitive advantage, and deliver additional value to shareholders.


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997  /15/

FINANCIAL
        REVIEW


                                                         CHEMFIRST ANNUAL REPORT
                                                         -----------------------
                                                                   1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As of January 1, 1997, the Company's fiscal year end was changed from June 30 to December 31. Previously reported amounts have been restated and/or reclassified to conform with the 1997 presentation. The following discussion is based upon and should be read in conjunction with the selected historical financial information and the Company's financial statements, including the notes thereto.

     1997 VERSUS 1996

     Consolidated Results
     Income from continuing operations for 1997 was $38.9 million versus a loss of $10.4 million for 1996. Results for 1997 include a $14.7 million gain ($8.8 million after tax) in the fourth quarter from the sale by the Company of its 23% interest in Melamine Chemicals and $1.5 million after tax from Melamine Chemical's gain from a technology exchange agreement in the second quarter, which is included in equity in net earnings of affiliated companies (see note 4 to the Consolidated Financial Statements). Prior year results include $31.5 million in losses ($19.7 million after tax) due to restructuring costs and asset writedowns, primarily related to aluminum recovery and steel, and $3.4 million in after tax operating losses related to the aluminum recovery operations, which were sold in January 1997 (see note 3 to the Consolidated Financial Statements). Excluding the Melamine gains, special charges and aluminum recovery operating losses, earnings from continuing operations improved to $28.6 million in 1997 from $12.6 million in 1996, primarily due to higher sales and operating profits from both Chemicals and Engineered Products and Services and lower interest expense. Interest expense was down $7.3 million from the prior year due to the extinguishment of most of the debt of the Company in conjunction with the disposal of Fertilizer in December 1996 (see note 7 to the Consolidated Financial Statements).

     Segment Operations
     Chemical sales for 1997 were up 21% over the prior year to $297.8 million. Approximately 78% of the sales gain was due to increased volume, as intermediate and electronic chemicals volumes rose 21% and 20%, respectively. The higher intermediate volumes were due to increased nitrobenzene production and an increase in aniline purchased for resale. Operating earnings were up 19% to $51.7 million, primarily due to improved margins in custom manufacturing operations and the increased intermediate sales.

     Engineered Products and Services sales for 1997 were up 13% over the prior year to $72.7 million. Operating results for 1997 were a profit of $2.9 million. Results for the prior year, excluding $20.4 million in writedowns and $5.4 million in operating losses related to disposed aluminum recovery operations, were a loss of $6.1 million. The approximately $9.0 million improvement was primarily due to higher margins from better project management.

     Steel sales for 1997 were $75.3 million, up 3% over the prior year due to higher average sales prices. Operating results were a loss of $1.0 million versus $10.5 million in the prior year, which included a $10.1 million writedown to reflect the estimated net realizable value of the steel assets. The Company is continuing its efforts to sell its steel assets, but does not have a formal plan or timetable for disposal.

     Unallocated corporate expenses for 1997 were $11.3 million, down 8% from the prior year excluding approximately $1.0 million in 1996 expenses related to the change in organizational structure. The Company had net interest income in 1997 versus net interest expense in 1996, primarily due to the assumption of debt by Mississippi Chemical Corporation related to the disposal of Fertilizer in December 1996 and higher interest income from the invested cash proceeds of the transaction. Other income for 1997 included a $14.7 million gain related to the sale of the Company's 23% interest in Melamine.

     1996 VERSUS 1995

     Consolidated Results
     Results of continuing operations for 1996 were a loss of $10.4 million, including $31.5 million ($19.7 million after tax) in restructuring costs and asset writedowns, primarily related to aluminum dross processing and steel operations. Excluding these charges, as well as the after tax operating losses of aluminum recovery operations of $3.4 million in 1996 and $5.0 million in 1995, results of continuing operations in 1996 were a profit of $12.6 million versus $14.5 million for 1995, as losses in Engineered Products and Services and lower interest income more than offset higher Chemicals profits and lower unallocated corporate expenses.

     Segment Operations
     Chemicals sales for 1996 were $246.0 million, up 15% over 1995 as higher volume in all groups offset lower prices in custom manufacturing operations. Operating profits were $43.6 million, up 7% on higher intermediate chemicals volume due to increased production following capacity additions in the prior year.

                                                       CHEMFIRST ANNUAL REPORT
                                                       ----------------------- 1
                                                                 1997

     Engineered Products and Services sales for 1996 were $64.5 million, down slightly from 1995. Operating results were a loss in 1996 of $6.1 million versus a profit of $3.0 million in 1995, excluding losses of $25.8 million and $8.2 million in 1996 and 1995, respectively, related to aluminum recovery operations. The lower results were primarily due to cost overruns in several large projects and $4.9 million in increased general, selling and administrative expenses due to operations growth. The 1996 aluminum recovery losses included $20.4 million in writedowns and accruals related to the shutdown and disposal of these operations, which were sold in January 1997.

     Steel operating results were a loss of $0.4 million in 1996, excluding a $10.1 million provision to reflect the estimated net realizable value of the Steel assets, versus a profit of $0.9 million in 1995. The profit in 1995 was primarily due to insurance recoveries and gains related to asset sales.

     Unallocated corporate expenses were $12.3 million in 1996, excluding approximately $1.0 million in reorganization expenses, down 24% from 1995. The higher expense in 1995 was primarily due to compensation expenses from appreciation of stock options and debenture options. Net interest expense increased 29% in 1996 as interest income decreased $2.9 million on lower average investments.

     Discontinued Operations
     On December 24, 1996, First Mississippi Corporation completed the spinoff of ChemFirst Inc. and the combination of its fertilizer operations with Mississippi Chemical Corporation. On October 20, 1995, the Company completed the spinoff of its 81% owned subsidiary, Getchell Gold Corporation, to shareholders. The historical results of these businesses, and the gain on disposal of fertilizer operations, are reflected in discontinued operations (see notes 1 and 2 to the Consolidated Financial Statements).

     Fertilizer net after tax income for 1996 was $36.6 million, down 34% from 1995. The decrease in income was due to lower average sales prices and higher natural gas cost. In addition, 1995 results include $7.8 million in losses related to gold operations. The gold losses included impairment and abandonment charges of $11.5 million for an inactive silver exploration property and assets associated with termination of mining in its main pit. Net gain on disposal of businesses in 1996 includes $225.4 million in gain from the disposal of fertilizer operations, net of $1.7 million in losses related to operations discontinued in prior years.

     Environmental Matters
     The Company's operations are subject to a wide variety of constantly changing environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions, for which it must incur certain costs. The Company's capital expenditures for environmental protection were $2.3 million in 1997. Capital expenditures are projected to be $1.1 million and $1.5 million for 1998 and 1999, respectively. In addition, the Company accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At December 31, 1997, the Company's accrued liability for these matters totaled $1.4 million. Based on information presently available, the Company believes any amounts paid in excess of the accrued liabilities will not have a material adverse effect on its financial position or results of operations.

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities." This statement provides guidance in applying existing accounting literature to calculating, recording and disclosing environmental remediation liabilities. The adoption of this standard did not have a material effect on the Company's 1997 financial statements.

     Capital Resources and Liquidity
     The Company began the year with a $68.4 million cash and cash equivalents balance, which was primarily due to the receipt of proceeds related to the disposition of fertilizer operations in December 1996 (see notes 1,2 and 7 to the Consolidated Financial Statements). Cash and cash equivalents decreased $60.6 million in 1997, primarily due to increased investing activities, repurchases of the Company's common stock and increased working capital. Investing activities included $95.6 million in capital expenditures, primarily for Chemicals expansion, $11.2 million in expenditures for three acquisitions made in December 1997 and pretax proceeds of $26.1 million related to the sale of the Company's 23% interest in Melamine Chemicals in November 1997. The higher capital expenditures were primarily for a new aniline facility in Baytown, Texas, and a specialty chemicals expansion in Pascagoula, Mississippi. Stock repurchases of $19.3 million effectively completed the Company's $20.0 million stock repurchase program announced in January 1997. Working capital, excluding cash and cash equivalents, increased from the prior year end as trade receivables rose 15% on a 16% increase in sales and 1996 accrued expenses



  CHEMFIRST ANNUAL REPORT
2 -----------------------
          1997
related to the disposition of fertilizer and aluminum recovery operations were paid.

     Projected 1998 capital expenditures are approximately $71.0 million, primarily related to Chemicals operations. Also, an additional $40.0 million stock repurchase plan was approved in November 1997. The Company believes that its cash flow from operations, combined with access to existing or available bank credit facilities adequately provide for its cash requirements. Cash flow in 1998 will also include proceeds from the disposal of the Company's 50% interest in Power Sources, Inc. in January 1998 (see note 4 to the Consolidated Financial Statements).

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," was issued June 1997 to be effective for fiscal years beginning after December 15, 1997. The statement requires reporting comprehensive income (components include net income plus all changes to equity except those resulting from investments and distributions) directly in the financial statements and deals only with reporting and display issues versus recognition and measurement issues. Accordingly, there will be no effect on the results of operations when adopted. Comparative financial statements for earlier periods will be reclassified to reflect the provisions of this statement.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was also issued June 1997 to be effective for fiscal years beginning after December 15, 1997. This statement uses a "management approach," based on the way that management organizes segments within a company for making operating decisions and assessing performance, to provide selected reporting information. Some additional elements of disclosure could be required based on certain types of transactions at the segment level. Adoption of this statement will have no effect on the statement of operations.

     Far East Currencies
     The Company's 1997 sales to the Far East were approximately $39.0 million, or 9% of total sales, and were primarily in U.S. dollars. Recent devaluations of certain Far East currencies will have an effect on future product sales into these countries; however, the extent of such is presently unknown. Order inquiries for Engineered Products and Services from the Far East have declined and prices for electronic chemicals have come under pressure. To date, the Company has not experienced collection problems on its Far East sales.


     Year 2000
     The advent of the Year 2000 poses significant risks to many companies because of the calculation limitations imposed by software and databases limited to storing a year as a two-digit field (e.g. 1997 as "97"), which leads to computational errors when the years 2000 or later are used in calculations. In its analysis, the Company determined that, while important, the cost to upgrade systems to be Year 2000 compliant was not material. Separately, the Company has elected to initiate installation of a company-wide Enterprise Resource Planning ("ERP") system to integrate all of the Company's information systems. This system will be Year 2000 compliant. In 1997 the Company expended $3.0 million, and is projecting to spend approximately $6.0 million in 1998 and $3.0 million in 1999, with the material portion of the system planned for completion by mid-1999. It is important that this project meet this timetable to avoid the risks posed by the Year 2000.

     Forward-Looking Statements
     Statements included in this Management's Discussion and Analysis of Financial Condition and Results of Operations which relate to projected capital expenditures and sources of cash, potential effect of devaluations of certain Far East currencies and the projected completion date for the Company's ERP system, as well as other statements in this Annual Report which are not historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, as well as other forward-looking statements made from time to time by the Comp any in the Company's press releases and filings with the U.S. Securities and Exchange Commission, are based on certain underlying assumptions and expectations of management.

     These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic conditions, availability and pricing of raw materials, supply/demand balance for key products, new product development, manufacturing efficiencies, condition of and product demand by key customers, the timely completion and start-up of construction projects, including the nitrobenzene and aniline facility at Bayer Corporation's Baytown, Texas, chemical complex, and pricing pressure and lower demand for Company products as a result of the recent downturn in Asian financial markets.


                                                       CHEMFIRST ANNUAL REPORT
                                                       ----------------------- 3
                                                                 1997

CONSOLIDATED BALANCE SHEETS
---------------------------

                                                                                           (In Thousands of Dollars)
                                                                                                 December 31,
                                                                                             ----------------------
                                                                                               1997          1996
                                                                                             ----------------------
Assets
Current assets:
  Cash and cash equivalents                                                                  $  7,766        68,385
    Receivables:
      Trade, less allowance for doubtful accounts of $991 and $404, respectively               71,227        61,874
      Affiliated companies (note 4)                                                               303           216
      Other (note 8)                                                                            5,996         2,555
                                                                                             ----------------------
        Total receivables                                                                      77,526        64,645
                                                                                             ----------------------
    Inventories:
      Finished products                                                                        30,022        28,434
      Work in process                                                                          21,768        22,772
      Raw materials and supplies                                                               23,592        18,815
                                                                                             ----------------------
        Total inventories                                                                      75,382        70,021
                                                                                             ----------------------
    Prepaid expenses and other current assets (notes 2 and 8)                                  12,741        10,786
                                                                                             ----------------------
        Total current assets                                                                  173,415       213,837
                                                                                             ----------------------
Investments and other assets:
    Investments in affiliated companies (note 4)                                                7,138        14,471
    Other investments (note 4)                                                                 32,075        31,384
    Intangible and other assets, at cost less amortization (note 5)                            18,242        10,316
                                                                                             ----------------------
    Total investments and other assets                                                         57,455        56,171
                                                                                             ----------------------
Property, plant and equipment, net (notes 6 and 7)                                            228,476       153,082
                                                                                             ----------------------
                                                                                             $459,346       423,090
                                                                                             ======================
Liabilities and Stockholders' Equity
Current liabilities:
  Notes payable  (note 7)                                                                    $ 20,700             -
  Current installments of long-term debt (note 7)                                                 878           973
  Deferred revenue                                                                              2,964         7,778
  Accounts payable - trade (including book overdrafts of $10,793, and $6,798, respectively)    46,229        37,236
  Accrued expenses and other current liabilities                                               24,585        37,370
                                                                                             ----------------------
    Total current liabilities                                                                  95,356        83,357
                                                                                             ----------------------
Long-term debt, excluding current installments (note 7)                                         4,865         2,122
Other long-term liabilities (note 9)                                                           19,076        15,661
Deferred income taxes (note 8)                                                                 18,352        13,464
Stockholders' equity (notes 7, 9 and 10):
  Serial preferred stock.  Authorized 20,000,000 shares; none issued
  Common stock of $1 par value.  Authorized 100,000,000 shares;
    outstanding 20,030,939 and 20,672,778 shares, respectively                                 20,031        20,673
  Additional paid-in capital                                                                   18,869        16,586
  Retained earnings                                                                           282,797       271,227
                                                                                             ----------------------
    Total stockholders' equity                                                                321,697       308,486
                                                                                             ----------------------

Commitments and contingent liabilities (notes 8, 9 and 11)                                   $459,346       423,090
                                                                                             ======================
See accompanying notes to consolidated financial statements.

  CHEMFIRST ANNUAL REPORT
4 -----------------------
          1997

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------

                                                              (In Thousands of Dollars, Except Per Share Amounts)
                                                                           Years ended December 31,
                                                                       ---------------------------------
                                                                          1997        1996       1995
                                                                       ---------------------------------
Revenues:
  Sales (note 13)                                                      $ 445,821       383,637   352,999
  Interest and other income, net (notes 4 and 12)                         22,233         6,571     7,403
                                                                       ---------------------------------
                                                                         468,054       390,208   360,402
                                                                       ---------------------------------
Costs and expenses:
  Cost of sales                                                          338,873       299,340   271,936
  General, selling and administrative expenses                            62,296        61,056    55,439
  Other operating expenses                                                 6,322         7,469     6,913
  Restructuring costs and asset writedowns (note 3)                            -        31,527         -
  Interest expense (note 7)                                                  397         7,735     9,446
                                                                       ---------------------------------
                                                                         407,888       407,127   343,734
                                                                       ---------------------------------
Earnings (loss) from continuing operations before income taxes
 (benefit) and investee earnings                                          60,166       (16,919)   16,668
Income tax expense (benefit) (note 8)                                     23,765        (5,632)    8,240
                                                                       ---------------------------------
Equity in net earnings of affiliated companies (note 4)                    2,497           846     1,096
                                                                       ---------------------------------
Earnings (loss) from continuing operations                                38,898       (10,441)    9,524
Earnings from discontinued operations, net of taxes (note 2)                   -        36,562    47,943
Net gain on disposal of businesses, net of taxes (note 2)                      -       223,739         -
                                                                       ---------------------------------
    Net earnings                                                       $  38,898       249,860    57,467
                                                                       =================================
Earnings (loss) per common share (note 10):
  Earnings (loss) per common share:
  Continuing operations                                                $    1.91          (.50)      .46
  Discontinued operations                                                      -          1.77      2.34
  Net gain on disposal of businesses                                           -         10.85         -
                                                                       ---------------------------------
    Net earnings                                                       $    1.91         12.12      2.80
                                                                       =================================
  Earnings (loss) per common share, assuming dilution:
  Continuing operations                                                $    1.86          (.50)      .46
  Discontinued operations                                                      -          1.77      2.29
  Net gain on disposal of businesses                                           -         10.85         -
                                                                       ---------------------------------
    Net earnings                                                       $    1.86         12.12      2.75
                                                                       =================================

See accompanying notes to consolidated financial statements.



                                                       CHEMFIRST ANNUAL REPORT
                                                       ----------------------- 5
                                                                 1997

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------

                                                                                  (In Thousands of Dollars, Except Share Amounts)
                                                                                    Years ended December 31, 1997, 1996 and 1995
                                                                                 ---------------------------------------------------

                                                                                       Common stock          Additional
                                                                                  ---------------------        paid-in     Retained
                                                                                   Shares       Amount        capital      earnings
                                                                                ---------------------------------------------------
Balance, December 31, 1994                                                      20,338,108     $ 20,338         5,469       178,902
Net earnings                                                                             -            -             -        57,467
Dividends declared - $.39 per share                                                      -            -             -        (7,867)
Distribution of common stock of Getchell Gold Corp. (note 2)                             -            -             -       (31,277)
Common stock issued:
  Employee stock options                                                           128,583          128         1,054             -
  Convertible debentures                                                           353,700          354         3,923             -
Purchase and retirement of common shares                                          (235,400)        (235)            -        (5,253)
Income tax benefit on exercise of stock options and convertible debentures               -            -         3,756             -
                                                                                ---------------------------------------------------
Balance, December 31, 1995                                                      20,584,991       20,585        14,202       191,972
Net earnings                                                                             -            -             -       249,860
Dividends declared - $.40 per share                                                      -            -             -        (8,246)
Distribution of common stock of Mississippi Chemical Corp. (note 2)                      -            -             -      (162,346)
Common stock issued:
  Employee stock options                                                            41,704           42           768             -
  Convertible debentures                                                            46,583           47           308             -
Purchase and retirement of common shares                                              (500)          (1)            -           (13)
Income tax benefit on exercise of stock options and convertible debentures               -            -         1,308             -
                                                                                ---------------------------------------------------
Balance, December 31, 1996                                                      20,672,778       20,673        16,586       271,227
Net earnings                                                                             -            -             -        38,898
Dividends declared - $.40 per share                                                      -            -             -        (8,147)
Common stock issued:
  Employee stock options                                                            65,620           66           881             -
  Convertible debentures                                                            93,317           93           516             -
Purchase and retirement of common shares                                          (800,776)        (801)            -       (19,181)
Income tax benefit on exercise of stock options and convertible debentures               -            -           886             -
                                                                                ---------------------------------------------------
BALANCE, DECEMBER 31, 1997                                                      20,030,939     $ 20,031        18,869       282,797
                                                                                ===================================================

See accompanying notes to consolidated financial statements.

  CHEMFIRST ANNUAL REPORT
6 -----------------------
          1997

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------

                                                                                        (In Thousands of Dollars)
                                                                                        Years ended December 31,
                                                                                  ---------------------------------
                                                                                     1997         1996         1995
                                                                                   ---------------------------------
Cash flows from operating activities:
  Net earnings                                                                     $ 38,898      249,860      57,467
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization                                                  20,642       18,056      18,251
      Restructuring costs and asset writedowns (note 3)                                   -       31,527           -
      Provision for losses on receivables                                             1,290        1,218         266
      Deferred income taxes                                                           4,212       (5,297)     (1,606)
      Net gain on disposal of businesses, net of tax benefit (note 2)                     -     (223,739)          -
      Gain on sale of equity investee (note 4)                                      (14,684)           -           -
      Gain on sale of property, plant and equipment                                       -         (515)       (360)
      Undistributed earnings of affiliates, net of taxes                             (2,497)        (846)     (1,096)
      Changes in current assets and liabilities, net of effects of acquisitions and dispositions:
          Receivables                                                               (10,807)       3,839     (15,398)
          Inventories                                                                  (573)      (6,448)    (13,564)
          Prepaid expenses                                                           (1,188)        (645)        253
          Accounts payable                                                            6,962       (1,695)      1,868
          Accrued expenses and other current liabilities                            (13,709)       7,588       5,609
      Deferred revenue                                                               (1,381)       8,270       1,203
      Other, net                                                                     (3,670)      (2,410)     (1,055)
      Net earnings from discontinued operations (note 2)                                  -      (36,562)    (47,943)
                                                                                   ---------------------------------
      Net cash provided by continuing operations                                     23,495       42,201       3,895
      Net cash provided by discontinued operations                                       41       38,700      64,256
                                                                                   ---------------------------------
      Net cash provided by operating activities                                      23,536       80,901      68,151
                                                                                   ---------------------------------
Cash flows from investing activities:
  Proceeds from sale of subsidiary                                                    2,100      142,665           -
  Capital expenditures                                                              (95,570)     (53,732)    (33,479)
  Acquisitions of businesses (note 2)                                               (11,166)           -           -
  Collection of note receivable                                                           -            -      15,000
  Proceeds from sale of equity investee                                              26,138            -           -
  Other investing                                                                     1,094          971        (767)
                                                                                   ---------------------------------
  Net cash provided by (used in) investing activities of continuing operations      (77,404)      89,904     (19,246)
  Net cash used in investing activities of discontinued operations                        -      (44,532)    (24,143)
                                                                                   ---------------------------------
    Net cash provided by (used in) investing activities                             (77,404)      45,372     (43,389)
                                                                                   ---------------------------------
Cash flows from financing activities:
  Proceeds of revolving credit agreement borrowings                                  20,000       11,000           -
  Principal repayments of long-term debt (note 7)                                      (769)    (106,292)     (1,035)
  Dividends (note 9)                                                                 (8,147)      (8,246)     (7,867)
  Purchase of common stock                                                          (19,312)         (12)     (5,479)
  Proceeds from issuance of common stock                                              1,477          914       4,818
                                                                                   ---------------------------------
      Net cash used in financing activities                                          (6,751)    (102,636)     (9,563)
                                                                                   ---------------------------------
Net increase (decrease) in cash and cash equivalents                                (60,619)      23,637      15,199
Cash and cash equivalents at beginning of year                                       68,385       44,748      29,549
                                                                                   ---------------------------------
Cash and cash equivalents at end of year                                           $  7,766       68,385      44,748
                                                                                   =================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest, net of amounts capitalized                                           $    402        8,370       9,620
                                                                                   =================================
    Income taxes, net                                                              $ 20,832       11,132      32,424
                                                                                   =================================

Material noncash investing and financing activities are disclosed in notes 2 and 7.

See accompanying notes to consolidated financial statements.

                                                       CHEMFIRST ANNUAL REPORT
                                                       ----------------------- 7
                                                                 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

     December 31, 1997, 1996 and 1995
     (In Thousands of Dollars, Except Amounts Per Share)

1.   Basis of Presentation and Summary of Significant Accounting Policies

     Change in Organization

     ChemFirst Inc. (the "Company") was incorporated in Mississippi in 1983 under the name Omnirad, Inc., as a wholly owned subsidiary of First Mississippi Corporation ("First Mississippi"). In November 1996, in anticipation of the Distribution (as described below), the Company's name was changed from Omnirad, Inc. to ChemFirst Inc.

     Prior to December 23, 1996, the Company's subsidiaries were subsidiaries of First Mississippi and the Company's operations were conducted through subsidiaries of First Mississippi. On December 23, 1996 (the "Distribution Date"), First Mississippi contributed all of its assets and subsidiaries, other than those relating to its fertilizer business, to the Company, which at that time was a wholly owned subsidiary of First Mississippi and which had engaged in no operating activities during the previous five years. First Mississippi then spun off the Company in a tax-free distribution of the Company's common stock to First Mississippi shareholders (the "Distribution") on the Distribution Date. The Distribution occurred immediately prior to and in connection with the merger of First Mississippi with a wholly owned subsidiary of Mississippi Chemical Corporation ("MCC"), pursuant to an Agreement and Plan of Merger and Reorganization dated as of August 27, 1996 (the "Merger"). The Company has operated as a publicly held entity since the Distribution Date. For financial reporting purposes, this transaction has been accounted for as a disposal of the fertilizer business. Accordingly, the Company's financial statements prior to the Distribution are the historical financial statements of First Mississippi restated to present the fertilizer business as a discontinued operation. For further information, see note 2.

     Basis of Presentation

     The Company produces specialty chemicals and chemical intermediates for industry and agriculture, and provides engineered products and services to chemical and other industries. Further descriptions of the Company's products and the relative significance of its operations are included in the industry segment information data in note 13.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fiscal Year Change
     As of January 1, 1997, the Company's fiscal year end was changed from June 30 to December 31. Previously reported amounts have been restated and/or reclassified to conform with the 1997 presentation.

     Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Investments in joint ventures, partnerships and other equity investments are accounted for by the equity method.

     Recognition of Revenue
     Revenues generally are recorded when title and risk of ownership pass, except for long-term construction type contracts, which are accounted for under the percentage of completion method.

     Inventories
     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and weighted average methods.

     Depreciation and Amortization
     Depreciation of plant and equipment and depreciable investments is based on cost and the estimated useful lives (or term of lease, if shorter) of the separate units of property. The straight-line and accelerated methods are primarily used in determining the amount of depreciation charged to expense. Goodwill of businesses acquired is generally amortized over 20 years using the straight-line method. Other intangibles are amortized over their estimated useful lives (5-17 years) using the straight-line method. Loan costs are amortized over the terms of related loans using the interest method.

  CHEMFIRST ANNUAL REPORT
8 -----------------------
          1997

     Pension Plans
     Pension cost is determined using the "projected unit credit" actuarial method for financial reporting purposes. The Company's funding policy is to contribute annually at amounts not less than the minimum requirements of the Employee Retirement Income Security Act of 1974.

     Stock Options
     All outstanding stock options are nonqualified and require no charges against income upon grant or exercise. The tax benefit the Company receives from dispositions that result in ordinary income to option recipients is reflected in stockholders' equity.

     Phantom Share Units
     The discount resulting from participant conversions from certain nonqualified compensation plans to phantom share units is amortized over a two-year holding period. Phantom share units are credited with equivalent dividends equal to cash dividends paid by the Company. Equivalent dividends and phantom share market value changes are included in the statement of operations.

     Cash and Cash Equivalents
     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

     Investments
     Realized gains and losses on investments are determined on the basis of specific costs and have been aggregated in net gain on disposition of other noncurrent assets (see note 12).

     Contingencies
     Estimates of loss contingencies, including environmental liability costs for remediation, are charged to expense when it is probable an asset has been impaired or a liability incurred and the amount can be reasonably estimated. If a potentially material loss contingency is reasonably possible, or probable but cannot be estimated, then the nature of the contingency and an estimated range of possible loss, if determinable and material, are disclosed.

     Accounting Changes
     Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," were adopted by the Company in 1995 and 1996, respectively, with no material effect to the Company.

     SFAS No. 123, "Accounting for Stock-Based Compensation," was adopted by the Company in 1996. In accounting for employee stock options and similar equity instruments, companies are given the choice of either recognizing related compensation cost by adopting the fair value method, or to continue using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees," and supplementally disclose the proforma effect on earnings and earnings per share using SFAS No. 123 measurement criteria. The Company elected to continue to follow the requirements of APB No. 25, and accordingly, there is no effect on the results of operations (see note 9).

     SFAS No. 128, "Earnings per Share," was adopted by the Company in 1997. This Statement's objective is to simplify and standardize, relative to other countries, the computation of earnings per share ("EPS") previously required by APB Opinion No. 15, "Earnings per Share." It requires dual presentation of basic and diluted EPS on the face of the income statement and a reconciliation of basic and diluted EPS for continuing operations. Adoption of this Statement did not have a material effect on the Company's EPS.

     SFAS No. 129, "Disclosure of Information about Capital Structure," was adopted by the Company in 1997 relative to descriptive disclosure of securities outstanding. The Company's disclosure requirements are unchanged from previous requirements.

2.   Acquisitions and Disposals

     Acquisitions
     On December 31, 1997, the Company acquired an acylation derivatives business involved in the applications development and marketing of products for deep ultraviolet photoresist from Clariant Corporation as well as the chemical mechanical planarization assets of Baikowski International Corporation and of Moyco Technologies, Inc. The aggregate purchase price of these three businesses was approximately $14,900, including $11,200 in cash and contingent consideration of approximately $3,700 payable in five years (see note 7). Goodwill is to be amortized on a straight-line basis over the period assigned to each acquisition, ranging from five to 15 years.

                                                       CHEMFIRST ANNUAL REPORT
                                                       ----------------------- 9
                                                                 1997

FINANCIAL NOTES
---------------

     Disposals
     As discussed in note 1, on December 23, 1996, First Mississippi completed the spinoff of the Company and on December 24, 1996, First Mississippi and its fertilizer operations ("Fertilizer") were merged with a wholly owned subsidiary of MCC. Prior to the completion of the transaction, First Mississippi borrowed $150,500, which was used to refinance First Mississippi's existing indebtedness and pay certain transaction costs. This debt remained the obligation of First Mississippi, which became a subsidiary of MCC as a result of the Merger. As part of the transaction, for each share of First Mississippi common stock outstanding at the close of trading on December 23, 1996, First Mississippi shareholders received one share of ChemFirst Inc. common stock and approximately one-third share of MCC common stock. The total value of the transaction was approximately $313,000, based on the value of the assumed indebtedness of $150,500 and the value, approximately $162,000, of the shares of MCC distributed to First Mississippi shareholders. These total proceeds, less the net book value of the Fertilizer assets and related transaction costs, resulted in a pretax gain of approximately $222,000 and an after tax gain of approximately $225,000. The gain on disposition of the Fertilizer assets is included in gain on disposal of businesses in the December 31, 1996, consolidated statement of operations. The tax benefit from the transaction was for certain tax deductible expenses incurred by the Company. The distribution of MCC shares to First Mississippi shareholders is reported as a reduction of stockholders' equity in the accompanying December 31, 1996, financial statements.

     On October 20, 1995, First Mississippi distributed to its shareholders its entire ownership of Getchell Gold Corporation ("Getchell"), formerly known as FirstMiss Gold Inc. Each First Mississippi shareholder received approximately seven-tenths of a common share of Getchell for each share of First Mississippi owned.

     The net assets and liabilities of discontinued operations, which are included in "Prepaid expenses and other current assets" in the consolidated financial statements, were $507 and $412, respectively, at December 31, 1997 and 1996, consisting of prepaid expenses and other current assets of $2,550 and accrued expenses of $2,043; and prepaid expenses and other current assets of $2,640, accounts payable of $38 and accrued expenses of $2,190, respectively.

     The statements of operations have been reclassified to separate discontinued and continued operations. Revenues and net earnings of the discontinued operations for the years ended December 31, 1996 and 1995, were as follows:

                                                                December 31,
                                                           --------------------
                                                             1996         1995
                                                           --------------------
     Fertilizer
       Sales and revenues                                  $231,195     235,328
                                                           ====================
       Income from operations before taxes                 $ 57,725      87,114
       Income tax expense                                    21,356      31,425
       Equity in net earnings of equity investees               193          74
                                                           --------------------
       Earnings from discontinued operations, net          $ 36,562      55,763
                                                           ====================
     Getchell
       Sales and revenues                                  $      -      49,720
                                                           ====================
       Loss from operations before taxes                   $      -     (18,425)
       Income tax benefit                                         -      (7,050)
       Minority interests                                         -       3,555
                                                           --------------------
       Loss from discontinued operations, net              $      -      (7,820)
                                                           ====================
       Total operating results of
         discontinued operations                           $ 36,562      47,943
                                                           ====================

     A pretax loss of $2,700 was also recorded during the year ended December 31, 1996, related to previously discontinued businesses and is included in gain on disposal of businesses, net of applicable income tax benefit of $954, in the consolidated statement of operations. Such loss resulted from revised estimates of environmental remediation costs and settlements of operating costs related to previously discontinued phosphate fertilizer (1982) and oil and gas (1993) businesses.


   CHEMFIRST ANNUAL REPORT
10 -----------------------
           1997

3.   Restructuring Costs and Asset Writedowns

     During the year ended December 31, 1996, the Company recorded charges of $31,527 related to the disposition of aluminum dross processing, asset writedowns in steel operations and changes in organizational structure.

     On January 14, 1997, the Company sold its aluminum dross processing operations, which were included in the Engineered Products and Services segment, for $4,100. The terms of the sale included a cash payment in the amount of $2,100, and a note for $2,000. Interest on the note is calculated at prime and is payable quarterly beginning April 1, 1997, with the entire principal balance and any unpaid interest due and payable on January 13, 2002. In 1996, the Company recorded pretax charges of $20,402, ($18,256 during the second quarter and $2,146 during the fourth quarter) related to a plan adopted in May 1996, to close and dispose of these operations. These charges included $13,941 in asset writedowns and $6,461 in accruals. The accruals included $4,146 in estimated costs in excess of market value to process inventory to meet contractual obligations, $500 for disposal of marketable inventory, $525 for severance and $1,290 for contract cancellations and other estimated costs. In 1997 and 1996, the Company expended $2,305 and $3,293, respectively, in cash against these accruals, primarily related to inventory processing and severance payments.

     Although the Company does not have a formal plan or timetable for disposal, it is seeking a buyer for its steel melting and production facility operated by FirstMiss Steel, Inc. During the quarter ended December 31, 1996, the Company reduced the carrying amount of its steel assets by $10,125 based on indications of interest received in that quarter. The net book value of the steel assets was $44,259 at December 31, 1997. The Company is continuing its efforts to sell this operation, but is uncertain as to whether a sale can be completed on terms acceptable to the Company. The Company does not believe it will incur a material loss if a sale is closed.

     Other charges during the quarter ended December 31, 1996, included $1,000 for estimated corporate expenses related to the change in organization, which was mostly paid in 1997 (note 1).

4.   Investments

     In November 1997, the Company sold its 23% interest in Melamine Chemicals, Inc. ("MCI") to Borden Chemical, Inc. for $26,138 in cash, recognizing a pretax gain of $14,684. At December 31, 1996, the MCI investment had a quoted market value of $10,519 and a carrying amount of $8,623.

     On January 22, 1998, the Company sold its 50% interest in Power Sources, Inc. to Trigen Energy Corporation for approximately $20,000 in cash. The Company will recognize a pretax gain of approximately $8,500 in the first quarter of 1998 and defer recognition of approximately $3,000 in pretax gain, pending resolution of contingencies related to the transaction.

     Investments in affiliated companies accounted for by the equity method were $7,138 and $14,471, respectively, at December 31, 1997 and 1996. Equity earnings, net of taxes, were $2,497, $846 and $1,096, respectively, for the years ended December 31, 1997, 1996 and 1995.

     The following is a summary of financial information related to affiliated companies:

                                               December 31,
                                         ----------------------
                                            1997          1996
                                         ----------------------
    Current assets                       $  2,300        30,021
    Noncurrent assets                      22,004        44,156
    Current liabilities                     1,900         7,491
    Noncurrent liabilities                  8,129        18,131
                                         ----------------------
    Net equity                           $ 14,275        48,555
                                         ======================

     At the date of the Getchell spinoff, the Company received a promissory note in the amount of $52,507 from Getchell in settlement of all prior cash advances. The note bears interest at a rate based on the London Interbank Offered Rate (6.6875% at December 31, 1997). Interest and principal are due in September 2000. Subsequent to the spinoff date, the note principal amount was reduced by a cash repayment of $15,000 and an offset of $13,939 representing settlement of tax attributes utilized by the Company during the time Getchell was included in the Company's consolidated income tax returns. The aggregate unpaid principal amount of the note (including accrued interest) was $27,138 and $25,446 at December 31, 1997 and 1996, respectively, and is included in other investments.


                                                      CHEMFIRST ANNUAL REPORT
                                                      ----------------------- 11
                                                                1997

FINANCIAL NOTES
---------------

5.   Intangible and Other Assets

     The major classes of intangible and other assets are summarized below:

                                              December 31,
                                         --------------------
                                            1997        1996
                                         --------------------
     Goodwill                            $ 25,766      16,868
     Other                                  3,013      10,001
                                         --------------------
                                           28,779      26,869
     Less accumulated amortization         10,537      16,553
                                         --------------------
                                         $ 18,242      10,316
                                         ====================

     The net carrying amount of goodwill at December 31, 1997 and 1996, was $17,036 and $9,231, respectively, and is all related to the chemical segment. Amortization expense related to the above amounted to $1,252 in 1997, $1,876 in 1996 and $2,207 in 1995.

6.   Property, Plant and Equipment

     A summary of property, plant and equipment follows:
                                                               December 31,
                                            Estimated     --------------------
                                          useful lives       1997       1996
                                          ------------------------------------
     Assets owned, at cost:
       Land and land improvements              10-20      $  7,319       8,561
       Buildings                               20-45        26,359      20,819
       Plant facilities and equipment           5-20       196,782     168,643
       Other facilities and equipment           5-12        54,537      69,468
       Construction in progress                             72,196      16,453
                                                          --------------------
         Total assets owned                                357,193     283,944
                                                          --------------------
     Assets leased, at cost:
       Land improvements                       10-20           509         509
       Buildings                                 10            216         216
       Other facilities and equipment            20          8,958       8,958
                                                          --------------------
         Total capital leases                                9,683       9,683
                                                          --------------------
         Total property, plant and equipment               366,876     293,627
     Less accumulated depreciation and amortization        138,400     140,545
                                                          --------------------
         Net property, plant and equipment                $228,476     153,082
                                                          ====================

     Depreciation and amortization expense related to the above was $19,390 in 1997, $16,180 in 1996 and $16,044 in 1995.

     Interest capitalized amounted to $162 in 1997, $1,072 in 1996 and $135 in 1995.


   CHEMFIRST ANNUAL REPORT
12 -----------------------
            1997

7.   Long-Term Debt

     A summary of long-term debt follows:

                                                                                                       December 31,
                                                                                                   --------------------
                                                                                                     1997         1996
                                                                                                   --------------------
     Unsecured notes (includes $3,693 noncash 6.25% note for 1997 acquisition, due 2002)           $ 4,185          753
     Secured:
     Capital lease obligations, with interest rates at 4.0%,
       due in monthly installments through May 2000                                                  1,515        2,084
     Other notes                                                                                        43          258
                                                                                                   --------------------
                                                                                                     5,743        3,095
     Less current installments of long-term debt                                                       878          973
                                                                                                   --------------------
       Long-term debt, excluding current installments                                              $ 4,865        2,122
                                                                                                   ====================

     Under loan agreements in effect at December 31, 1997, there were no compensating balance requirements. The above obligations mature in various amounts through 2002, including approximately $878 in 1998, $863 in 1999, $309 in 2000, $0 in 2001 and $3,693 in 2002.

     At the close of the Merger with MCC described in notes 1 and 2, the debt of First Mississippi was refinanced and increased to $150,500. This debt was assumed by MCC as part of the merger transaction. Proceeds from the refinancing were used to prepay the 9.42% senior notes of $79,714 and make-whole penalties of $6,613. In addition, existing credit facility borrowings of $5,000 were repaid.

     The Company has a $100,000 bank revolving credit facility originating June 1997, that is committed until May 2002. At December 31, 1997, there was a balance of $20,000 outstanding under the facility. Outstanding letters of credit under the facility were $5,826, leaving $74,174 available for borrowings. Interest rates are based on either the London Interbank Offered Rate or the prime rate. A facility fee ranging from .125 to .150 of 1% per annum is charged on the amount of each participating bank's commitment. The facility fee for the $100,000 bank revolving credit facility was $80 for the period from May 1997, to December 31, 1997. Prior to June 1997, the Company had a $65,000 bank revolving credit facility. Interest rates were based on either the London Interbank Offered Rate or the prime rate. A commitment fee ranging from .225 to .375 of 1% per annum was charged on the daily average unused commitment under the facility. Commitment fees for the period January 1997, through May 1997, were $45. Commitment fees for the years ended December 31, 1996 and 1995, were $133 and $211, respectively.

     The revolving credit agreement in affect at December 31, 1997, contains certain convenants, the most significant of which require a specified ratio of earnings before interest and taxes to cover fixed charges, and a specified capitalization ratio to debt. At December 31, 1997, the Company was in compliance with these covenants.

     The Company also has access to an uncommitted facility for the issuance of foreign currency letters of credit. The total outstanding at December 31, 1997, was $1,219. The possibility of default is considered remote but would act to trigger these letters of credit becoming due immediately. If this occurred, payments would be made from available cash or borrowings under the revolving credit facility.

     Total interest costs incurred for the years ended December 31, 1997, 1996 and 1995, were $559, $8,807 and $9,581, respectively.

                                                      CHEMFIRST ANNUAL REPORT
                                                      ----------------------- 13
                                                                1997

FINANCIAL NOTES
---------------

8.   Income Taxes

     Total income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995, was allocated as follows:

                                                                                   December 31,
                                                                        --------------------------------
                                                                          1997         1996        1995
                                                                        --------------------------------
     Continuing operations                                              $ 23,765      (5,632)      8,240
     Discontinued operations                                                   -      20,402      24,375
     Fertilizer disposition                                                    -      (2,975)          -
     Stockholders' equity related to compensation
       expense for tax purposes in excess of amounts
       recognized for financial reporting purposes                          (886)     (1,308)     (3,756)
                                                                        --------------------------------
                                                                        $ 22,879      10,487      28,859
                                                                        ================================

     Income tax expense (benefit) differs from the statutory federal rate of 35% applied to earnings (loss) from continuing operations before income taxes (benefit) and investee earnings for the years ended December 31, 1997, 1996 and 1995, as follows:


                                                                                   December 31,
                                                                        --------------------------------
                                                                          1997         1996       1995
                                                                        --------------------------------
     Computed "expected" tax expense (benefit)                          $ 21,058      (5,921)      5,834
     State income taxes, net of federal income tax benefit                 2,202         537       1,146
     Amortization of goodwill                                                388         337         402
     Exempt earnings of Foreign Sales Corporation                           (172)       (153)       (236)
     Increase in net cash surrender value of life insurance                 (331)       (318)       (289)
     Tax provision adjustments for pending Internal Revenue Service
       (IRS) matters                                                         400         150       1,275
     Other, net                                                              220        (264)        108
                                                                        --------------------------------
       Actual tax expense (benefit) - continuing operations             $ 23,765      (5,632)      8,240
                                                                        ================================
       Components of income tax expense (benefit) are as follows:

                                                                                   December 31,
                                                                        --------------------------------
                                                                           1997        1996        1995
                                                                        --------------------------------
     Current:
       Federal                                                          $ 14,814      (1,513)      8,625
       State                                                               3,489       1,335       1,345
       Foreign                                                             1,250        (157)       (124)
                                                                        --------------------------------
                                                                          19,553        (335)      9,846
                                                                        --------------------------------
     Deferred:
       Federal                                                             4,297      (4,768)     (2,016)
       State                                                                 (85)       (508)        419
       Foreign                                                                 -         (21)         (9)
                                                                        --------------------------------
                                                                           4,212      (5,297)     (1,606)
                                                                        --------------------------------
     Total:
       Federal                                                            19,111      (6,281)      6,609
       State                                                               3,404         827       1,764
       Foreign                                                             1,250        (178)       (133)
                                                                        --------------------------------
                                                                        $ 23,765      (5,632)      8,240
                                                                        ================================

   CHEMFIRST ANNUAL REPORT
14 -----------------------
           1997

     The significant components of deferred income tax expense (benefit) attributable to income (loss) from continuing operations are as follows:

                                                                             December 31,
                                                                    ----------------------------
                                                                      1997      1996       1995
                                                                    ----------------------------
     Deferred tax expense (benefit) from changes in temporary
       differences and the valuation allowance                      $ 4,212    (5,297)    (1,606)
                                                                    ============================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at December 31, 1997 and 1996, are as follows:

                                                                                           December 31,
                                                                                       ---------------------
                                                                                          1997         1996
                                                                                       ---------------------
     Deferred tax assets:
       Accounts receivable, principally due to allowance for doubtful accounts         $    529          288
       Deferred compensation                                                              4,003        3,275
       Incentive compensation accrual                                                     1,313          748
       Inventory costs                                                                    2,803        1,502
       State net operating loss carryforward                                              3,410        2,700
       Accrued vacation costs                                                               892          688
       Accrued pension costs                                                              2,399        2,123
       Other, net                                                                           189        3,639
                                                                                       ---------------------
         Total gross deferred tax assets                                                 15,538       14,963
         Less: valuation allowance                                                       (3,197)      (2,592)
                                                                                       ---------------------
         Net deferred tax assets                                                         12,341       12,371
                                                                                       ---------------------
     Deferred tax liabilities:
       Plant and equipment, principally due to differences in depreciation              (16,023)      (9,169)
       Investment in affiliated companies, principally due to undistributed earnings     (7,704)     (10,160)
       State income taxes                                                                (1,332)      (1,548)
                                                                                       ---------------------
         Total gross deferred tax liabilities                                           (25,059)     (20,877)
                                                                                       ---------------------
         Net deferred tax liability                                                    $(12,718)      (8,506)
                                                                                       =====================


     The net deferred tax liability at December 31, 1997 and 1996, consists of a long-term deferred tax liability of $18,352 and $13,464, respectively, and a current deferred tax asset of $5,634, and $4,958, respectively. The current deferred tax asset is included in prepaid expenses and other current assets in the consolidated balance sheets.

     The net change in the valuation allowance was an increase of $605 and $219 for the periods ending December 31, 1997 and 1996, respectively. The valuation allowance is related to certain state net operating losses which the Company believes are less than likely to be recognized. Subsequently recognized tax benefits relating to the allowance for deferred tax assets will be reported in the consolidated statement of operations.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, recoverable taxes paid, projected taxable income and tax planning strategies in making this assessment. Based on the reversal of existing deferred tax liabilities and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefit of these deductible differences, net of the existing valuation allowance at December 31, 1997.

     Refundable income taxes of $2,655 and $788 at December 31, 1997 and 1996, respectively, are included in other current receivables in the accompanying consolidated financial statements.

                                                      CHEMFIRST ANNUAL REPORT
                                                      ----------------------- 15
                                                                1997

FINANCIAL NOTES
---------------

     As a result of the Merger, the Company assumed liability for the prior tax returns of First Mississippi. The federal income tax returns have been examined through June 30, 1994, and all years prior to June 30, 1989, are closed. Issues relating to the years ended June 30, 1989 through June 30, 1994, are being contested through various stages of administrative appeal. The federal income tax returns for the years ended June 30, 1995 and 1996, are currently under examination. Management believes that adequate provision has been made for any adjustments which might be assessed for open years through December 31, 1997.

     Prior to the Getchell spinoff, First Mississippi filed a consolidated federal income tax return that included Getchell. In accordance with a Tax Sharing Agreement dated October 1, 1987 between First Mississippi and Getchell, Getchell recomputed its income tax provision each year on a separate return basis and paid to First Mississippi amounts approximating the federal income taxes Getchell would have paid if Getchell filed an independent consolidated return. The Tax Sharing Agreement also applied to certain state and franchise tax returns which the Company filed on a combined or consolidated basis. Based on the June 30, 1995, income tax returns, Getchell had approximately $19,472 of unused tax assets which First Mississippi was required to reimburse under the terms of the Tax Sharing Agreement. Prior to the distribution of Getchell shares to First Mississippi shareholders, a negotiated settlement of $13,939 (note 4) was made in cancellation of the Tax Sharing Agreement.

9.   Employee Benefit and Incentive Plans

     The Company has a noncontributory defined benefit pension plan covering substantially all full-time, permanent employees. The benefits are based on years of service and participants' compensation during the last five years of employment. Net annual pension expense for this plan for the years ended December 31, 1997, 1996 and 1995, included the following components:

                                                    December 31,
                                        ---------------------------------
                                           1997          1996       1995
                                        ---------------------------------
     Service cost                       $  2,376         2,290      2,021
     Interest cost                         2,158         1,944      1,752
     Actual return on plan assets         (7,310)       (4,294)    (3,898)
     Net amortization and deferral         4,220         1,707      1,607
                                        ---------------------------------
                                        $  1,444         1,647      1,482
                                        =================================

     The assumptions used in calculating the expense for the years ended December 31, 1997, 1996 and 1995, included a discount rate of 7.75%, a rate of increase in compensation levels of 4% and a 9% expected long-term rate of return on assets. Net annual pension expense allocated to discontinued operations was $144 and $330 for the years ended December 31, 1996 and 1995, respectively. Plan assets are invested primarily in equity securities and U. S. Government and corporate bonds.

     The following table sets forth the funded status of the plan at December 31, 1997 and 1996:

                                                                                                     December 31,
                                                                                               ----------------------
                                                                                                  1997          1996
                                                                                               ----------------------
     Actuarial present value of benefit obligations:
       Vested benefit obligations                                                              $ 26,347        18,806
                                                                                               ======================
       Accumulated benefit obligations                                                         $ 29,337        20,101
                                                                                               ======================
     Projected benefit obligations                                                             $ 37,494        27,035
     Plan assets at fair value                                                                   36,207        29,619
                                                                                               ----------------------
     Plan assets in excess of (less than) projected benefit obligations                          (1,287)        2,584
     Unrecognized net gain from past experience                                                  (4,882)       (7,356)
     Unrecognized prior service cost                                                              1,040         1,128
     Unrecognized transition credit, net                                                         (2,177)       (2,482)
                                                                                               ----------------------
       Pension liability                                                                       $ (7,306)       (6,126)
                                                                                               ======================

   CHEMFIRST ANNUAL REPORT
16 -----------------------
           1997

     The Company has a contributory 401(k) savings plan and an employee stock ownership plan, both of which cover substantially all eligible employees who have completed six months of service. Total expense under the plans amounted to approximately $1,517, $1,366 and $1,404 for the years ended December 31, 1997, 1996 and 1995, respectively. These plans and the pension plan invest in the Company's stock. The approximate total number of shares held by the plans at December 31, 1997 and 1996, was 463,903 and 377,000, respectively.

     The Company has various nonqualified plans that act to restore earned benefits reduced due to income tax regulations, or allow for other compensation deferrals. In 1997, participants in certain of these plans were offered the opportunity to convert existing balances and/or future deferrals into phantom share units pegged to the performance of the Company's stock. Additionally, a 15% discount on the market value of the stock at the conversion date was given to those participants making this election. The nonqualified supplemental pension plan provides for incremental pension payments from the Company's funds. The total accrual relating to this unfunded plan at December 31, 1997 and 1996, was $1,378 and $1,305, respectively. Net annual pension expense for this plan was $77, net of an actuarial adjustment of $233 in 1997, $250 and $216 (including expense allocated to discontinued operations of $73 and $49) for the years ended December 31, 1996 and 1995, respectively. The cost of the nonqualified restorations of the 401(k) and ESOP plans was $622, $274 and $245 for the years ended December 1997, 1996 and 1995, respectively. Individual life insurance contracts were purchased, with the Company as beneficiary, to assist in the funding of certain nonqualified deferred compensation plans covering directors, officers and key employees. The expense for these plans was $795, $802 and $641 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Directors, officers and certain key employees of the Company participate in the long-term incentive plans (the "Plans") under which the Company has reserved shares of common stock for issuance. Awards under the Plans include stock options, options to purchase debentures convertible into preferred stock and then convertible into common stock of the Company, stock appreciation rights, performance units, restricted stock, supplemental cash and such other forms as the Board of Directors may direct. Options under all plans are granted at the market price of the shares on the date of the grants, with vesting occurring no earlier than six months after grant and expiring no later than 10 years after grant. At December 31, 1997, options available for grant totaled 89,638 shares of common stock. Additional information follows:


                                                                        Stock options              Debenture options
                                                                  -------------------------------------------------------
                                                                                     Average                     Average
                                                                    Number        option price       Number    option price
                                                                  of shares         per share      of shares     per share
                                                                  -------------------------------------------------------
     Balance, December 31, 1994                                     169,900          $ 11.81        518,000       $ 12.81
       Options granted before spinoff                                93,600            32.81              -             -
       Options exercised before spinoff                            (140,500)           11.49       (309,200)        11.76
       Option conversion adjustment - Getchell*                      75,034                -        127,368             -
       Options granted after spinoff                                119,200            23.13              -             -
       Options exercised after spinoff                                 (483)            9.36              -             -
       Options forfeited                                               (300)           23.13              -             -
                                                                  -------------------------------------------------------
     Balance, December 31, 1995                                     316,451            19.64        336,168          8.92
       Options granted before spinoff                               227,050            24.05              -             -
       Options exercised before spinoff                             (41,704)           19.42        (10,143)        10.12
       Option conversion adjustment - MCC*                          120,902                -         81,525             -
       Options forfeited                                            (18,251)           22.34              -             -
                                                                  -------------------------------------------------------
     Balance, December 31, 1996                                     604,448            17.30        407,550          7.10
       Options granted                                              518,010            23.18              -             -
       Options exercised                                            (65,620)           14.43        (78,492)         6.74
       Options forfeited                                             (6,800)           23.13              -             -
                                                                  -------------------------------------------------------
     BALANCE, DECEMBER 31, 1997                                   1,050,038          $ 20.34        329,058        $ 7.19
                                                                  =======================================================
     EXERCISABLE, DECEMBER 31, 1997                                 532,028                         329,058
                                                                  =========                         =======

                                                                                                          CHEMFIRST ANNUAL REPORT
                                                                                                          ----------------------- 17
                                                                                                                   1997

FINANCIAL NOTES
---------------


     *The number of shares of common stock underlying outstanding debentures, debenture options and nonqualifying stock options, as well as stock option prices, were adjusted to reflect the distribution values (note 2) of the MCC and Getchell shares. These adjustments, which increased the number of shares underlying the outstanding awards and reduced the exercise prices by factors of
1.25 and 1.61, respectively, are reflected in the total number of shares and ending average option prices at December 31, 1997, 1996 and 1995.

     In accordance with SFAS No. 123, the following additional disclosures are required related to options granted during the three-year period ended December 31, 1997:

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made during the years ended December 31, 1997, 1996 and 1995, respectively: dividend yields of 1.7, 2.1 and 2.3 percent; expected volatilities of 26, 25 and 25 percent; risk-free interest rates of 6.8, 6.9 and
6.7 percent; and expected option lives of four years for all periods presented.

     A summary of the status of the Company's stock option plan at December 31, 1997, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                          1997        WEIGHTED-AVG.       1996      Weighted-avg.         1995      Weighted-avg.
     Stock options                       Shares       EXERCISE PRICE     Shares     exercise price       Shares     exercise price
     -----------------------------------------------------------------------------------------------------------------------------
     Outstanding at
       beginning of period               551,212          $ 18.33        269,598        $ 21.59                 -              -
     Granted                             518,010            23.18        227,050          24.05           212,800       $  27.39
     Exercised before spinoff                  -                -        (37,437)         20.56                 -              -
     Spinoff conversion
       adjustments                             -                -        110,252              -            57,098              -
     Exercised after spinoff             (49,518)           16.98              -              -                 -              -
     Forfeited                            (6,800)           23.13        (18,251)         22.34              (300)         23.13
                                       -----------------------------------------------------------------------------------------
     Outstanding at
       end of period                   1,012,904          $ 20.84        551,212        $ 18.33           269,598       $  21.59
                                       =========================================================================================
     Options exercisable at
       end of period                     501,694                         283,773                                -
                                       =========                         =======                          =======
     Weighted-average fair
       value of options
       granted during
       period                                             $  6.11                       $  4.93                         $   4.29
                                                          =======                       =======                         ========

     The following table summarizes information about fixed stock options for the period ended December 31, 1997:

                                     Options outstanding                              Options exercisable
------------------------------------------------------------------------------------------------------------------
                                        Weighted-avg.
   Range of            Number            remaining           Weighted-avg.        Number             Weighted-avg.
exercise prices      outstanding      contractual life      exercise price      exercisable         exercise price
------------------------------------------------------------------------------------------------------------------
$16.30-$26.63         1,012,904          8.4 years              $20.84            501,694                $18.46
==================================================================================================================

   CHEMFIRST ANNUAL REPORT
18 -----------------------
           1997

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Company's net income, earnings per common share and earnings per common share, assuming dilution, would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                                                                                     December 31,
                                                                   --------------------------------------------------------
                                                                                          1997          1996          1995
                                                                   --------------------------------------------------------
     Net earnings                                                  As reported          $ 38,898     $ 249,860     $ 57,467
                                                                   Pro forma            $ 37,955     $ 248,902     $ 57,030
     Earnings per common share                                     As reported          $   1.91     $   12.12     $   2.80
                                                                   Pro forma            $   1.86     $   12.07     $   2.78
     Earnings per common share, assuming dilution                  As reported          $   1.86     $   12.12     $   2.75
                                                                   Pro forma            $   1.82     $   12.07     $   2.73


10.  Stockholders' Equity

     Earnings per common share calculations are based on the weighted average number of common shares outstanding during each period; 20,395,060, 20,615,087, and 20,515,058 for the years ended December 31, 1997, 1996 and 1995, respectively. Calculations for diluted earnings per common share are based on the weighted average number of outstanding common shares and common share equivalents during the periods; 20,887,752, 20,615,087 and 20,916,078 for the years ended December 31, 1997, 1996 and 1995, respectively.

     A reconciliation of the numerators and denominators for basic and diluted per share computations from continuing operations for the years ended December 31, 1997, 1996 and 1995 follows:

                                                                 Income (loss)            Shares            Per share
                                                                  (numerator)          (denominator)          amount
                                                                  ---------------------------------------------------
     BASIC EPS
       Earnings from continuing operations - 1997                 $ 38,898               20,395,060            $ 1.91
     EFFECT OF DILUTIVE SECURITIES
       Options                                                           -                  195,867                 -
       Convertible debentures                                            -                  296,825                 -
                                                                  ---------------------------------------------------
     DILUTED EPS
       Earnings from continuing operations - 1997                 $ 38,898               20,887,752            $ 1.86
                                                                  ===================================================
     BASIC EPS
       Loss from continuing operations - 1996                     $(10,441)              20,615,087            $ (.50)
     EFFECT OF DILUTIVE SECURITIES (NOT APPLICABLE DUE TO LOSS)          -                        -                 -
                                                                  ---------------------------------------------------
     DILUTED EPS
       Loss from continuing operations - 1996                     $(10,441)              20,615,087            $ (.50)
                                                                  ===================================================
     BASIC EPS
       Earnings from continuing operations - 1995                 $  9,524               20,515,058            $  .46
     EFFECT OF DILUTIVE SECURITIES
       Options                                                           -                   76,816                 -
       Convertible debentures                                            -                  324,204                 -
                                                                  ---------------------------------------------------
     DILUTED EPS
       Earnings from continuing operations - 1995                 $  9,524               20,916,078            $  .46
                                                                  ===================================================

     In connection with the Shareholder Rights Plan adopted by the Company on October 30, 1996, preferred stock purchase rights were distributed to stockholders and are deemed to be attached to the outstanding shares of common stock of the Company. Under certain conditions, each right may be exercised to purchase one one-hundredth (1/100) of a share of a new series of preferred stock, at an exercise price of $100 (subject to adjustment). The rights, which do not have voting rights, expire in 2006 and may be

                                                      CHEMFIRST ANNUAL REPORT
                                                      ----------------------- 19
                                                                1997

FINANCIAL NOTES
---------------

redeemed by the Company at a price of $0.01 per right prior to a specified period of time after the occurrence of certain events. In certain events, each right (except certain rights beneficially owned by 10% or more owners, which rights are voided) will entitle its holder to purchase shares of common stock with a value of twice the then-current exercise price.

11.  Commitments and Contingent Liabilities

     The Company has entered into various capital and operating leases for transportation equipment (primarily railroad tank cars), chemical pipelines and storage facilities, office buildings and land and other miscellaneous items of equipment.

     The following is a schedule by years of future minimum rental payments for all capital leases and those operating leases with initial or remaining noncancelable terms in excess of one year, as of December 31, 1997:

     Years ending                           Operating           Capital
     December 31,                            leases              leases
     ------------------------------------------------------------------
     1998                                   $ 1,032                641
     1999                                       933                641
     2000                                       753                321
     2001                                       693                  -
     2002                                       325                  -
     Later years                                  6                  -
                                            --------------------------
     Total minimum payments required        $ 3,742              1,603
     Less imputed interest                  =======                 88
                                                               -------
                                                               $ 1,515
                                                               =======

     Provisions applicable to certain transportation equipment leases provide for mileage credits computed on the basis of usage. No recognition has been given to the effect of such credits in the amounts presented above.

     Rental expense, including short-term rentals (net of mileage credits and short-term subleases of approximately $407, $306 and $387 for the years ended December 31, 1997, 1996 and 1995, respectively), was approximately $2,061, $3,865 and $4,156 for the years ended December 31, 1997, 1996 and 1995, respectively. In most cases management expects that leases will be renewed or replaced by other leases in the normal course of business.

     Company operations are subject to a wide variety of environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions. The Company accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At December 31, 1997 and 1996, the Company's estimated liability for these matters totaled $1,399 and $1,575, respectively.

     The Company has several pending legal claims incurred in the normal course of business which, in the opinion of management and legal counsel, can be disposed of without material effect on the accompanying consolidated financial statements.

12.  Interest and Other Income

     Interest and other income, net, items are as follows:

                                                                        December 31,
                                                             ---------------------------------
                                                               1997         1996         1995
                                                             ---------------------------------
     Interest income                                         $ 3,301        2,642        5,531
     Royalty, license, rental and fee income                   3,896        2,733        1,233
     Gain on sale of Melamine Chemicals, Inc. (note 4)        14,684            -            -
     Net gain on disposition of other noncurrent assets          158          555          360
     Other                                                       194          641          279
                                                             ---------------------------------
                                                             $22,233        6,571        7,403
                                                             =================================

   CHEMMFIRST ANNUAL REPORT
20 -----------------------
           1997

13.  Industry Segment Information

     The Company operates principally in the following industry segments:
Chemicals, Engineered Products and Services (formerly Combustion and Thermal Plasma), and Steel. The chemicals segment includes operations in the production and sale of specialty chemicals and organic chemical intermediates, research and development for new products and production processes for specialty chemicals, and production and sale of electronic performance chemicals and slurries used in chemical mechanical planarization processes. The engineered products and services segment develops and markets combustion and thermal plasma equipment for manufacturing and environmental applications. The steel segment produces steel ingots and billets from melted scrap.

     The chemicals segment had unaffiliated major customer sales of $86,806, $75,910 and $58,088 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The following is a breakdown by industry segment of the Company's consolidated financial statements at 1997, 1996 and 1995, and for each of the years then ended:

                                                                           December 31,
                                                            -----------------------------------------
                                                               1997           1996             1995
                                                            -----------------------------------------
     Sales to unaffiliated customers:
       Chemicals                                            $ 297,822        246,014          214,234
       Engineered Products and Services                        72,712         64,538           65,926
       Steel                                                   75,287         73,085           72,839
                                                            -----------------------------------------
         Total                                              $ 445,821        383,637          352,999
                                                            =========================================
     Operating profit (loss) before income taxes (benefit)
       and investee earnings:
       Chemicals                                            $  51,688         43,593           40,650
       Engineered Products and Services                         2,926        (31,897)          (5,198)
       Steel                                                   (1,003)       (10,495)             856
                                                            -----------------------------------------
                                                               53,611          1,201           36,308
     Unallocated corporate expenses                           (11,347)       (13,324)         (16,242)
     Interest income (expense), net                             2,904         (5,055)          (3,915)
     Other income, net                                         14,998            259              517
                                                            -----------------------------------------
         Total                                              $  60,166        (16,919)          16,668
                                                            =========================================
     Depreciation and amortization:
       Chemicals                                            $  16,888         13,646           12,336
       Engineered Products and Services                           835          1,637            2,723
       Steel                                                    2,547          2,330            2,555
       Corporate                                                  372            443              637
                                                            -----------------------------------------
         Total                                              $  20,642         18,056           18,251
                                                            =========================================


                                                                                                          CHEMFIRST ANNUAL REPORT
                                                                                                          ----------------------- 21
                                                                                                                    1997


FINANCIAL NOTES
---------------
                                                                           December 31,
                                                            -----------------------------------------
                                                               1997           1996             1995
                                                            -----------------------------------------
     Identifiable assets:
       Chemicals                                           $ 306,623         208,181          157,556
       Engineered Products and Services                       30,533          37,708           53,907
       Steel                                                  58,674          55,194           62,736
                                                           ------------------------------------------
                                                             395,830         301,083          274,199
     Corporate assets and investments                         63,009         121,595          103,902
       Discontinued operations                                   507             412           36,234
                                                           ------------------------------------------
         Total                                             $ 459,346         423,090          414,335
                                                           ==========================================
     Capital expenditures:
       Chemicals                                           $  84,602          48,670           27,281
       Engineered Products and Services                        1,787           1,822            3,586
       Steel                                                   2,341           3,021            2,382
       Corporate                                               6,840             219              230
                                                           ------------------------------------------
         Total                                             $  95,570          53,732           33,479
                                                           ==========================================
     Export sales to unaffiliated customers:
       North, Central and South America                    $  12,295           9,320            6,149
       Europe and Asia                                        50,289          47,226           39,942
       Africa and Australia                                      358             115              184
                                                           ------------------------------------------
         Total                                             $  62,942          56,661           46,275
                                                           ==========================================

     Total segment research and development expenses were $5,825, $6,938 and $6,347 in 1997, 1996 and 1995, respectively. Certain corporate expenses, primarily those related to the overall management of the Company, were not allocated to the operating segments.

     Identifiable assets by industry segment are those assets used in the Company's operations in each industry and include investments in joint ventures. Corporate assets and investments are principally cash and cash equivalents, nontrade receivables and certain other investments.

     The Company's trade receivables are primarily concentrated with the chemicals segment. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on trade receivables. The Company believes that consolidated trade receivables are well diversified, thereby reducing potential credit risk, and that adequate allowances are maintained for any uncollectible trade receivables.

     The Company has revenue-producing operations in foreign countries. These operations and related foreign currency translation adjustments are not material.

   CHEMFIRST ANNUAL REPORT
22 -----------------------
           1997

14.  Quarterly Financial Data (Unaudited)

     Selected quarterly financial data follows:


                                                                         Quarters ended                        Year ended
                                                 ------------------------------------------------------------------------
                                                   Mar 31               Jun 30       Sep 30         Dec 31        Dec 31
                                                 ------------------------------------------------------------------------
     1997:
     Sales                                       $ 110,720             111,179       106,088        117,834       445,821
                                                 ========================================================================
     Gross profit                                $  25,602              25,568        26,718         29,060       106,948
                                                 ========================================================================
     Earnings from continuing operations         $   8,119               7,875         6,800         16,104        38,898
                                                 ========================================================================
     Net earnings                                $   8,119               7,875         6,800         16,104        38,898
                                                 ========================================================================
     Earnings per common share:
         Continuing operations                   $     .39                 .39           .33            .80          1.91
                                                 ========================================================================
         Net earnings                            $     .39                 .39           .33            .80          1.91
                                                 ========================================================================
    Earnings per common share,
      assuming dilution:
        Continuing operations                    $     .39                 .38           .33            .78          1.86
                                                 ========================================================================
        Net earnings                             $     .39                 .38           .33            .78          1.86
                                                 ========================================================================

     Net earnings increased during the fourth quarter ended December 31, 1997, due to the gain on the sale of Melamine Chemicals, Inc. (note 4).


                                                                          Quarters ended                       Year ended
                                                 ------------------------------------------------------------------------
                                                   Mar 31               Jun 30        Sep 30         Dec 31       Dec 31
                                                 ------------------------------------------------------------------------
    1996:
    Sales                                        $  97,137              98,068        95,432         93,000       383,637
                                                 ========================================================================
    Gross profit                                 $  20,425              20,621        22,892         20,359        84,297
                                                 ========================================================================
    Earnings (loss) from
    continuing operations                        $   2,384             (10,578)        4,090         (6,337)      (10,441)
                                                 ========================================================================
    Net earnings (loss)                          $  11,618              (4,036)       12,789        229,489       249,860
                                                 ========================================================================
    Earnings (loss) per common share:
    Continuing operations                        $     .12                (.51)          .20           (.30)         (.50)
                                                 ========================================================================
    Net earnings (loss)                          $     .56                (.20)          .62          11.12         12.12
                                                 ========================================================================
    Earnings (loss) per common share,
    assuming dilution:
    Continuing operations                        $     .11                (.51)          .20           (.30)         (.50)
                                                 ========================================================================
    Net earnings (loss)                          $     .56                (.20)          .61          11.12         12.12
                                                 ========================================================================

     Net earnings increased during the fourth quarter ended December 31, 1996, due to the gain on the disposal of fertilizer operations (note 2). There were losses reflected in the second quarter of 1996 due to charges related to the shutdown of aluminum dross processing operations (note 3).

     The above quarterly earnings (loss) per share calculations are based on the weighted average number of common shares outstanding during each quarter for earnings (loss) per common share and the weighted average number of outstanding common shares and common share equivalents during each quarter for the earnings
(loss) per common share, assuming dilution. The annual earnings (loss) per share calculations are based on the weighted average number of common shares outstanding during each year for earnings (loss) per common share and the weighted average number of outstanding common shares and common share equivalents during each year for earnings (loss) per common share, assuming dilution.

                                                      CHEMFIRST ANNUAL REPORT
                                                      ----------------------- 23
                                                                1997

FINANCIAL NOTES
---------------

15.  Valuation and Qualifying Accounts

     Details regarding the allowance for doubtful accounts are as follows:

                                                   Charged to        Other
                                      Beginning     Costs and      Additions       Ending
                                       Balance      Expenses      (Deductions)*    Balance
                                      ----------------------------------------------------
     YEAR ENDED DECEMBER 31, 1997       $ 404         1,290           (703)         991
     Year ended December 31, 1996       $ 588         1,218         (1,402)         404
     Year ended December 31, 1995       $ 517           266           (195)         588

     *Accounts written off

16.  Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments approximate their fair values.



INDEPENDENT AUDITORS' REPORT
----------------------------

The Board of Directors and Stockholders
ChemFirst Inc.:

     We have audited the consolidated balance sheets of ChemFirst Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChemFirst Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



Jackson, Mississippi                                     KPMG Peat Marwick LLP
February 13, 1998

 CHEMFIRST INC.       POST OFFICE BOX 1249    JACKSON, MISSISSIPPI 39215-1249

CHEMFIRST COMPANIES
-------------------


CHEMICALS

FIRST CHEMICAL CORPORATION
(Aniline, Intermediates & Specialties)
P.O. Box 7005  Pascagoula, Mississippi  39568-7005
     -and-
FIRST CHEMICAL OF TEXAS, L.P.
(Aniline)
P.O. Box 1607  Baytown, Texas 77520
George M. Simmons, President

QUALITY CHEMICALS, INC.
(Fine Chemicals, Custom Manufacturing)
P.O. Box 216  Tyrone, Pennsylvania  16686-0216
    -and-
1515 Nicholas Road  Dayton, Ohio  45418
Scott A. Martin, President

EKC TECHNOLOGY, INC.
(Electronic Chemicals)
2520 Barrington Court  Hayward, California  94545-3703
P. Jerry Coder, President

EKC TECHNOLOGY, LTD.
(Electronic Chemicals)
19 Law Place
Nerston, Industrial Estate
East Kilbride  Glasgow G74 4QL Scotland
Connell Boyle, Managing Director

TRIQUEST, LP
(Specialty Performance Chemicals)
14785 Preston Road, Suite 480  Dallas, Texas 75240
Roger L. Van Duyne, President

ENGINEERED PRODUCTS AND SERVICES

CALLIDUS TECHNOLOGIES INC.
(Burners, Flares, Incinerators, and Thermal Plasma Equipment)
7130 South Lewis, Suite 635  Tulsa, Oklahoma  74136-5488
William P. Bartlett, President

STEEL

FIRSTMISS STEEL, INC.
(Steel Melting and Casting)
P.O. Box 509  Hollsopple, Pennsylvania  15935-0509
Frank D. Winter, President