Form 10-K405, Exhibit 13
period 1998-12-31
CHEMFIRST INC
filed 1999-03-29
CIK 1026601

                                                                      EXHIBIT 13




                             [LOGO] CHEMFIRST INC.

                               1998 ANNUAL REPORT

[LOGO] CHEMFIRST PRODUCES CHEMICALS FOR SEMICONDUCTOR, LIFE SCIENCE, AND
       POLYURETHANE APPLICATIONS. THE COMPANY'S STOCK TRADES ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL CEM.

CONTENTS

--------------------------------------------------------
Financial Highlights                                  1

--------------------------------------------------------

Selected Financial Data                               2

--------------------------------------------------------

Dear Fellow Shareholders                              3

--------------------------------------------------------

Electronic and Other Specialty Chemicals              7

--------------------------------------------------------

Polyurethane Chemicals                                9

--------------------------------------------------------

ChemFirst Companies                                  11

--------------------------------------------------------

Directors and Officers                               11

--------------------------------------------------------

Corporate Information                                12

--------------------------------------------------------

Financial Review                                  Insert

--------------------------------------------------------

FINANCIAL HIGHLIGHTS


                                                              (In Thousands of Dollars, Except Per Share Amounts)
                                                             ----------------------------------------------------
                                                                          Years ended December 31,
                                                             ----------------------------------------------------
                                                                1998                  1997              %Change
                                                             ----------------------------------------------------
Results of Operations:
        Sales                                                $ 305,104             $ 297,822                    2
        Earnings from continuing operations (a)              $  24,660             $  37,795                  (35)
        Depreciation and amortization                        $  23,688             $  17,254                   37
        Capital expenditures                                 $  43,786             $  91,442                  (52)

Financial Position:
        Total assets                                         $ 443,434             $ 433,097                    2
        Total debt                                           $  70,561             $  24,918                  183
        Shareholders' equity                                 $ 285,482             $ 321,697                  (11)
        Total debt as percent of total capitalization               20%                    7%                 186

Per Common Share:
        Earnings from continuing operations (a)              $    1.27             $    1.81                  (30)
        Cash dividends declared                              $     .40             $     .40                   --
        Book value                                           $   15.48             $   16.06                   (4)
        Closing market price at December 31                  $  19.750             $  28.250                  (30)

(a)     Includes special items after tax effect:
        Gain on sale of Power Sources, Inc.                  $   6,142             $      --
        Provision for note received on aluminum dross sale   $    (458)            $      --
        Gain on sale of Melamine Chemicals, Inc.             $      --             $   8,810
        Gain on Melamine technology sale                     $      --             $   1,502
        Earnings of former equity affiliates                 $      --             $     995
                                                             -------------------------------
                TOTAL                                        $   5,684             $  11,307
                                                             -------------------------------
                Per common share:                            $     .29             $     .54
                                                             -------------------------------


       [GRAPH]                      [GRAPH]                    [GRAPH]
Cash Flows Provided by       Earnings from                Capital Expenditures
Continuing Operations        Continuing Operations*       (Millions of Dollars)
(Millions of Dollars)        (Millions of Dollars)


*Adjusted for Power Sources gain and aluminum dross note provision in 1998, Melamine gains and equity earnings in 1997, and equity earnings in years 1994-1996.

SELECTED FINANCIAL DATA

                                                                   Years ended December 31,
                                                       (In Thousands of Dollars, Except Per Share Amounts)
                                          -----------------------------------------------------------------------------
                                             1998           1997            1996            1995            1994
                                          -----------------------------------------------------------------------------
                                                      %              %               %                %               %
                                          -----------------------------------------------------------------------------
Sales to unaffiliated customers:
        Electronic and Other Specialty    $ 179,579   56   179,549   56   150,873   60     134,536    61    110,532  58
           Chemicals
        Polyurethane Chemicals              125,525   39   118,273   37    95,139   38      79,698    36     76,358  40
                                          ---------  ---  --------  ---   -------  ---    --------  ----   -------- ----
              Total sales                   305,104   95   297,822   93   246,012   98     214,234    97    186,890  98
        Other revenues                       16,436    5    22,130    7     5,015    2       6,717     3      3,460   2
                                          ---------  ---  --------  ---   -------  ---    --------  ----   -------- ----
        Total revenues                    $ 321,540  100   319,952  100   251,027  100     220,951   100    190,350 100
                                          =========  ===  ========  ===   =======  ===    ========  ====   ======== ===
Operating profit from
   continuing operations before
   income taxes, investee earnings:
        Electronic and Other Specialty    $  17,796         27,617         22,536           25,583           21,453
         Chemicals
        Polyurethane Chemicals               22,648         24,071         21,057           15,067           15,098
                                          ---------  ---  --------  ---   -------  ---    --------  ----   -------- ----
                                             40,444         51,688         43,593           40,650           36,551
Unallocated corporate expenses               (9,781)       (11,347)       (13,324)         (15,888)          (9,910)
Interest income (expense), net                  213          3,009         (3,926)          (3,777)          (6,939)
Other income, net                             9,224         14,998            259            1,324            1,372
                                          ---------  ---  --------  ---   -------  ---    --------  ----   -------- ----
                                             40,100         58,348         26,602           22,309           21,074
Income taxes                                 15,440         23,050         10,471           10,327            9,354
Equity in net earnings of equity
        investees                                --          2,497            846            1,096              410
                                          ---------  ---  --------  ---   -------  ---    --------  ----   -------- ----
Earnings from continuing operations          24,660         37,795         16,977           13,078           12,130
Earnings (loss) from discontinued
        operations, net of taxes             (2,618)         1,103          9,144           44,389           29,628
Net gain (loss) on disposal of
        businesses, net of taxes            (11,950)            --        223,739               --               --
                                          ---------  ---  --------  ---   -------  ---    --------  ----   -------- ----
              Net earnings                $  10,092         38,898        249,860           57,467           41,758
                                          =========  ===  ========  ===   =======  ===    ========  ====   ======== ====


Earnings (loss) per common share:
        Continuing operations             $    1.28          1.85             .83              .64              .60
        Discontinued operations                (.14)          .06             .44             2.16             1.48
        Gain (loss) on disposal of
                businesses                     (.62)           --           10.85               --               --
                                          ---------  ---  -------   ---   -------  ---    --------  ----   -------- ----
              Net earnings                $     .52          1.91           12.12             2.80             2.08
                                          =========  ===  =======   ===   =======  ===    ========  ====   ======== ====
Earnings (loss) per common share,
        assuming dilution:
        Continuing operations             $    1.27          1.81             .81              .63              .60
        Discontinued operations                (.14)          .05             .44             2.12             1.45
        Gain (loss) on disposal
                of businesses                  (.61)           --           10.70               --               --
                                          ---------  ---  -------   ---   -------  ---    --------  ----   -------- ----
              Net earnings                $     .52          1.86           11.95             2.75             2.05
                                          =========  ===  =======   ===   =======  ===    ========  ====   ======== ====
Net working capital                       $ 116,936        79,936         136,901          127,009          100,421
Long-term debt                            $  64,956         3,941             606           80,598           95,057
Total assets                              $ 443,434       433,097         394,164          390,346          371,328
Stockholders' equity                      $ 285,482       321,697         308,486          226,757          204,708
Cash dividend payout rate                             76           20               3               14               18
Return on average equity -
        continuing operations                          8           12               6                6                7
Return on sales - continuing
        operations                                     8           13               7                6                6
Long-term debt/equity ratio                     .23           .01              --              .36              .46
Current ratio                                  3.66          2.19            3.85             3.81             4.69
Cash dividends per share                  $     .40           .40             .40              .39              .31
Book value per share                      $   15.48         16.06           14.92            11.02            10.07
        F

[LOGO]

Dear Fellow Shareholders

CHEMFIRST PRODUCES CHEMICALS FOR ELECTRONIC, PHARMACEUTICAL, POLYMER, AGRICULTURAL, AND POLYURETHANE MARKETS. WE ARE NOW EXCLUSIVELY FOCUSED ON CHEMICALS. WE HAVE RECLASSIFIED ENGINEERED PRODUCTS AND SERVICES AS DISCONTINUED OPERATIONS IN ADDITION TO STEEL PENDING DISPOSITION OF THESE BUSINESSES. DURING THE YEAR WE MADE SUBSTANTIAL INVESTMENTS IN TECHNOLOGY AND CAPACITY ADDITIONS TO BUILD ON MARKET AND TECHNOLOGY LEADERSHIP IN CHEMICALS AND TO TAKE ADVANTAGE OF GROWTH OPPORTUNITIES. WE EXPECT TO SEE RESULTS IN 1999.

         EARNINGS IN 1998 SUFFERED FROM DEPRESSED CONDITIONS IN MANY OF OUR MARKETS. VOLUME DECLINED AND PRICES FELL FOR SOME PRODUCTS DUE TO WEAKER DEMAND, EXCESS CAPACITY, THE STRONG DOLLAR, AND DETERIORATING ECONOMIES IN THE FAR EAST AND OTHER PARTS OF THE WORLD. AGRICULTURAL CHEMICAL DEMAND ALSO FELL DUE TO COMPETITION FROM BIOTECHNOLOGY. UNUSUAL AND HOPEFULLY NONRECURRING PRODUCTION PROBLEMS ALSO HURT RESULTS.

         Earnings from continuing operations excluding special items were down about 30% versus 1997. Peer company earnings were also down, about 25%. The decline in our earnings reflected development expenses for chemical mechanical planarization (CMP) for electronic chemical markets as well as the other factors noted above. Total sales of $305 million were about the same as last year. A 22% increase in electronic chemical sales was offset by decreased sales in other areas.

         Continuing operations include Electronic and Other Specialty Chemicals and Polyurethane Chemicals. Emphasis is on chemicals and services for the semiconductor industry where rapid technology change is creating more and more opportunities for growth. We intend to build on our market and technology leadership to take advantage of these opportunities.

FINANCIAL RESULTS

         Earnings from continuing operations were $24.7 million, or $1.27 per share, including special items of 29 cents per share primarily from a gain on the sale of former equity affiliate Power Sources, Inc.

         Results were disappointing following record chemical sales and earnings last year. However, we made good progress positioning the company in key markets for future growth. The new Baytown, Texas, aniline facility came on line in April as planned and operated above design capacity by year end. We introduced second-generation CMP products for customer trials, established research and development and production facilities in Japan, and added production capability for ultra-pure electronic chemicals. The deep ultraviolet (DUV) resins business acquired last year was profitable and is growing.



Total Sales
(Millions of Dollars)

[GRAPH]

CAPITAL EXPENDITURES

         CAPITAL EXPENDITURES FOR 1998 WERE $44 MILLION, PRIMARILY FOR COMPLETION OF THE WORLD SCALE ANILINE FACILITY LOCATED AT BAYER CORPORATION'S BAYTOWN CHEMICAL COMPLEX. THIS PLANT MORE THAN DOUBLED OUR ANILINE CAPACITY. A PLANNED SECOND PHASE WILL ADD ANOTHER 250 MILLION POUNDS AND WILL BRING TOTAL ANILINE CAPACITY TO ABOUT 740 MILLION POUNDS WHEN COMPLETED.

         CAPITAL EXPENDITURES IN 1999 WILL BE ONLY ABOUT $30 MILLION FOLLOWING RECORD EXPENDITURES OVER THE PAST THREE YEARS THAT INCREASED PRODUCTION CAPACITY IN MAJOR PRODUCT LINES 40% TO 100%. CAPITAL PROJECTS IN 1999 WILL BE PRIMARILY FOR LAB EQUIPMENT AND PRODUCTION IMPROVEMENTS IN ELECTRONIC CHEMICALS, MAINTENANCE AND PROCESS AND PRODUCTION IMPROVEMENTS IN OTHER AREAS, AND COMPLETION OF AN ENTERPRISE RESOURCE PLANNING SYSTEM TO UPGRADE AND INTEGRATE INFORMATION SYSTEMS.

         We do not anticipate major acquisitions. Our focus has been and continues to be on product-line and technology acquisitions that build on and extend our existing base of products and technologies.

FINANCIAL STRUCTURE

         The balance sheet is strong. Debt is 20% of total capitalization. This is below our long-term target of 35% and the 36% average of peer companies.

         Our former subsidiary Getchell Gold has agreed to merge with Placer Dome. This will accelerate repayment of a $29 million note to the company. Following receipt of this repayment and cash from the planned dispositions of Steel and Engineered Products, financial leverage will decrease further. Excess cash will be used to reduce debt and repurchase stock and to make product line and technology acquisitions that complement and extend our existing businesses, given the right opportunity.

         We spent nearly $43 million to repurchase 1.8 million shares of ChemFirst stock in 1998 and are now working on an additional $50 million repurchase authorization. We believe stock repurchases are a tax efficient way to return value to shareholders when other attractive investment opportunities are not available.

ELECTRONIC AND OTHER SPECIALTY CHEMICALS

         ChemFirst is the global market leader in advanced cleaners for back-end-of-the-line high-value applications in semiconductor production. Sales volume of our HDA(R)products was up 15% for the year in spite of problems in the semiconductor industry, which experienced a 4% decline in silicon acreage and a drop in use of semiconductor materials of nearly 8%. In 1999 silicon acreage growth is projected at 2% and materials growth at 6%. We should benefit from this growth and from new product introductions.

         During the year we completed an applications lab in Japan to service semiconductor manufacturers in this market. Japan represents approximately 40% of the global market for cleaners and removers. Our current market share there is relatively small. So we view Japan as a growth opportunity.

         Growing use of DUV photolithography and CMP is being driven by the industry shift to smaller feature sizes and increased chip complexity. Chip geometry is moving from 0.25 to 0.18 micron about 18 months ahead of the semiconductor industry roadmap.

CAPITAL EXPENDITURES
[PIE CHART]

IDENTIFIABLE ASSETS
[PIE CHART]

EMPLOYEES
[PIE CHART]


[GRAPH]
Electronic and Other Specialty Chemical Sales
(Millions of Dollars)

THIS REQUIRES ADVANCED DUV PHOTOLITHOGRAPHY. WE ARE THE LARGEST SUPPLIER OF DUV PHOTORESIST RESINS INTO THIS RAPIDLY GROWING GLOBAL MARKET.

         CMP MARKETS ARE ALSO GROWING. THE PLANARIZED SURFACES CREATED BY CMP PERMIT SHORTER WAVELENGTH, HIGH-RESOLUTION DUV LITHOGRAPHY REQUIRED FOR THE SMALLER GEOMETRIES OF HIGHER PERFORMANCE CHIPS.

         OTHER SPECIALTY CHEMICALS INCLUDE PRODUCTS FOR PHARMACEUTICAL, AGRICULTURAL, POLYMER, PHOTOGRAPHIC, AND PHOTOSENSITIVE APPLICATIONS. WE TAKE PRODUCTS FROM RESEARCH AND DEVELOPMENT THROUGH COMMERCIAL PRODUCTION FOR BOTH PROPRIETARY AND CUSTOM CHEMICALS. OUR STRATEGY IS TO IDENTIFY AND CAPITALIZE ON GROWTH OPPORTUNITIES IN NICHE MARKETS FOR PROPRIETARY PRODUCTS AND PRODUCTION PROCESSES. WE ARE THE ONLY U.S. PRODUCER OF MANY NITROTOLUENES AND DERIVATIVES. ALTHOUGH MANY MARKETS FOR THESE PRODUCTS ARE MATURE, THIS IS A GOOD NICHE FOR US BECAUSE OF OUR UNIQUE SUPPLY POSITION. MARKET CONDITIONS PROMPTED PRICE CUTS TO PROTECT SUPPLY POSITIONS IN 1998. WE HOPE FOR MORE STABLE PRICES IN 1999, BUT WILL CONTINUE TO DEFEND OUR MARKET SHARE.

POLYURETHANE CHEMICALS

        Aniline production is back on track following first-half production problems and a third-quarter hurricane at Pascagoula. The Baytown aniline plant started up in March 1998 and is running near design capacity. Demand is good, and we expect to operate at full rate in 1999 with a substantial increase in revenues and earnings. We are the industry's largest merchant producer of aniline.

        Cash flow from this business is greater than reinvestment opportunities except for intermittent large projects. We view it as a source of funds for growth in other areas.

OUTLOOK

        Although the first half will probably be weaker than last year, we expect the year to be better helped by increased aniline and electronic chemical sales. A 10% workforce reduction and other cost cuts, which amounted to about 5% of total fixed costs, will also help 1999 results. This may be offset to some degree by slightly higher interest expense and possibly some below-the-line expenses associated with discontinued businesses.




                                   /s/ J. KELLEY WILLIAMS

                                   J. Kelley Williams
                                   Chairman and Chief Executive Officer



                                   /s/ R. MICHAEL SUMMERFORD

                                   R. Michael Summerford
                                   President and Chief Operating Officer





POLYURETHANE CHEMICAL
SALES
(Millions of Dollars)

[GRAPH]

ELECTRONIC AND OTHER SPECIALTY CHEMICALS SALES

POLYURETHANE CHEMICALS SALES

[PIE CHART]


ELECTRONIC AND OTHER SPECIALTY CHEMICALS

PRODUCTS INCLUDE:

Residue and photoresist removers, post-clean treatments, CMP slurries, DUV resins, pharmaceutical, agricultural and color intermediates, photoinitiators, and polymer promoters and inhibitors.

ULTIMATE CONSUMER MARKETS

Personal computers, flat panel displays and disk drives, AIDS and high blood pressure drugs, fungicides, herbicides, insecticides, color film developers, laundry detergents, adhesives, inks, and coatings.

COMPETITIVE ADVANTAGES

Global presence, market leader, customer support, flexible process capability, and proprietary technology.


POLYURETHANE CHEMICALS

PRODUCTS INCLUDE:

Aniline and nitrobenzene.

ULTIMATE CONSUMER MARKETS

Residential and commercial insulation, automobile bumper and body components, herbicides, tires, and acetaminophen.

COMPETITIVE ADVANTAGES

Low-cost producer, innovative technology, and long-term customer relationships.

ELECTRONIC AND OTHER SPECIALTY CHEMICALS

        THE COMPANY PRODUCES CHEMICALS FOR USE IN THE MANUFACTURE OF SEMICONDUCTOR CHIPS AND FOR AGRICULTURAL, PHARMACEUTICAL, POLYMER, AND PHOTOSENSITIVE APPLICATIONS. OBJECTIVES ARE TO DEVELOP AND MARKET PROPRIETARY, HIGH-VALUE SPECIALTY CHEMICALS AND TO PROVIDE RESEARCH AND SCALE-UP PRODUCTION FOR CUSTOMER PROCESSES.

ELECTRONIC CHEMICALS

        THE COMPANY PRODUCES ORGANIC PHOTORESIST REMOVERS, POST-DRY-ETCH POLYMER REMOVERS, DEEP ULTRAVIOLET RESINS FOR PRODUCTION OF PHOTORESISTS, AND OTHER PERFORMANCE CHEMICALS AND MATERIALS FOR CLEANING AND POLISHING SILICON WAFERS IN SEMICONDUCTOR MANUFACTURING. PRODUCTS ARE SOLD ON THE BASIS OF PRODUCT FUNCTION, PURITY, AND CLEANNESS. THE COMPANY'S APPLICATIONS ENGINEERS WORK CLOSELY WITH CUSTOMERS TO DEVELOP UNIQUE CHEMICAL SOLUTIONS TO ADVANCED SEMICONDUCTOR MANUFACTURING ISSUES. PRODUCT PERFORMANCE, APPLICATIONS ENGINEERING SUPPORT, AND SERVICE ARE KEY TO CUSTOMER SATISFACTION AND COMPETITIVE ADVANTAGE.

        Semiconductor growth is being driven by the increasing use of personal computers and the proliferation of other electronic devices such as digital television, digital cameras, and wireless communications; by the growing acceptance of Internet applications and Web TV; and by the need to increase device performance, speed, and capacity. In addition, new products containing logic devices are being developed and introduced routinely for an increasing number of office, home, and automotive applications. All of these devices require high performance integrated circuits.

REMOVER PRODUCTS

        The company is the world's largest supplier of post-dry-etch polymer removers and the second largest supplier of photoresist removers. Production facilities and applications engineering labs in Hayward, California; East Kilbride, Scotland; and Kawasaki-City, Japan, are strategically located near key regional semiconductor production centers. Patented HDA(R) polymer removers effectively remove residues formed during dry etching of silicon wafers and continue to be the fastest-growing products in the history of the company. They increase yields and improve chip performance, which translates into lower costs and higher margins for chip manufacturers. This technology has established the company as a leader in the electronic chemicals industry.

CHEMICAL MECHANICAL PLANARIZATION (CMP)

        In January 1998, the company entered the CMP market through two product-line acquisitions. These acquisitions provided ChemFirst with CMP technologies, products and customers, slurry manufacturing equipment, applications labs, and exclusive supply positions for proprietary powders and abrasives used in CMP slurries.



ELECTRONIC AND OTHER SPECIALTY CHEMICALS
RESULTS OF OPERATIONS
In Thousands of Dollars

                                 1998         1997      % Change
Sales                         179,579      179,549            --

Pretax operating results       17,796       27,617           (36)

Capital expenditures           25,306       36,692           (31)


HIGHLIGHTS

ESTABLISHED AN ELECTRONIC CHEMICALS APPLICATIONS LAB IN JAPAN.

INTRODUCED NEW MATERIALS FOR CMP APPLICATIONS IN ADVANCED CHIP PRODUCTION PROCESSES.

COMPLETED A $4.5 MILLION EXPANSION FOR PRODUCTION OF DUV PHOTORESIST RESINS.

ESTABLISHED CUSTOM CHEMICAL SERVICES CAPABILITY FOR CONTRACT RESEARCH, SAMPLES, AND SMALL-SCALE PRODUCTION FOR FINE CHEMICALS CUSTOMERS.

[CMP SLURRIES PHOTO]

During the year, the company introduced new proprietary remover products that facilitate the use of advanced copper interconnects for tomorrow's semiconductor devices. These products permit cleaning of copper without corrosion or surface etching while maintaining compatibility with low-k dielectric materials.

        CMP IS RAPIDLY BECOMING AN ESSENTIAL SEMICONDUCTOR PROCESS FOR THE PRODUCTION OF ADVANCED LOGIC AND MEMORY DEVICES. THE CMP PROCESS INVOLVES POLISHING THE OXIDE (INSULATING) LAYERS AND THE METAL (CONDUCTOR) LAYERS DURING SEMICONDUCTOR FABRICATION USING A SLURRY OF ABRASIVES AND CHEMICALS TO PRODUCE A FLAT OR PLANARIZED SURFACE. FLATTER SURFACES ENABLE THE USE OF SHORTER WAVELENGTH, HIGH-RESOLUTION LITHOGRAPHY SUCH AS THE NEW DEEP ULTRAVIOLET (DUV) LITHOGRAPHY TO CREATE THE SMALLER LINE-WIDTH GEOMETRIES NEEDED FOR FUTURE GENERATIONS OF SMALLER, HIGHER PERFORMANCE, AND FASTER INTEGRATED CIRCUITS. THE COMPANY'S FOCUS IS ON DEVELOPING PRODUCTS AND MATERIALS FOR METAL CMP APPLICATIONS AND POST-CMP CLEANING.

        Several leading semiconductor manufacturers have announced major programs to advance the use of copper as an interconnect layer using a new inlaying or damascene process. Chips made using the damascene process are faster, less expensive, and more energy efficient than chips made with conventional processes. Copper damascene processing requires metal CMP.

DEEP ULTRAVIOLET (DUV) RESINS

        The company supplies DUV resins to photoresist manufacturers for production of DUV photoresist used in leading edge manufacture of semiconductor chips.

        In DUV photolithography, a thin film of DUV photoresist is applied to a highly polished, ultra-pure silicon wafer. This film is then exposed to DUV light through a pattern mask followed by development, ion implantation, etching, and other procedures. This processing sequence creates single-layer circuit tracings onto a wafer and is repeated as necessary to ultimately achieve the complex, multi-layer circuitry of finished semiconductors.

        Growing use of DUV photolithography in semiconductor production is driven by the trend toward smaller chip geometry for increased productivity (number of chips per wafer). Smaller design geometries with feature sizes below
0.25 micron are achieved by using DUV photolithography. The company currently is the largest supplier of products to the global DUV photoresist resin market.

OTHER SPECIALTY CHEMICALS

        The company manufactures specialty chemicals using both proprietary and customer technology. Markets include agricultural, pharmaceutical, polymer, photographic, dye and pigment and photosensitive applications.

                               [DUV RESINS PHOTO]

ELECTRONIC CHEMICALS GLOSSARY

CHEMICAL MECHANICAL PLANARIZATION-A process that uses both chemical reactions and mechanical forces simultaneously to remove materials from a surface.

CHIP-A single square or
rectangular piece of semiconductor material into which a specific electrical circuit has been fabricated. Also called an integrated circuit or discrete device.

DAMASCENE-A process using inlaid metal (e.g., copper) to form interconnects between devices on a chip.

DEEP ULTRAVIOLET OR DUV- Refers to the electromagnetic spectrum where the wavelength of light is less than 300 nanometers.

DIELECTRIC-A non-conductor of current, an insulator.

DRY ETCH-The process that uses radio frequency energy and gas phase chemicals to remove a specific layer during semiconductor processing.

FABRICATION-The process of making devices in semi-conductor wafers.

FEATURE SIZE-The smallest line width or spacing between lines or features on a semiconductor chip.

INTERCONNECT-The conductors among elements on an integrated circuit or between components on a printed circuit board.

k (as in low-k)-A constant value used to evaluate a dielectric's insulating properties. The better the insulating properties, the lower the k value.

LINE WIDTH-Width of an opaque line. Usually refers to a dimension on a mask or a feature on an integrated circuit.

LOGIC-Computer circuitry

MASK-A transparent plate covered with an array of patterns used in making integrated circuits by exposing photoresist that defines areas to be later etched on a wafer.

MEMORY-A general term for computer hardware that holds information in electrical or magnetic form.

MICRON-A micrometer. One-millionth of a meter. About 40 millionths of a inch. Symbol is [illegible].

NANO-A prefix meaning one-billionth. Symbol is n.

PHOTOLITHOGRAPHY-Lithographic techniques involving light as the pattern transfer medium.

PHOTORESIST-A light-sensitive liquid that is spread as a uniform thin film on a wafer or substrate. After baking, exposure of specific patterns is performed using a mask.

PLANAR-Existing essentially in a single plane.

SEMICONDUCTOR-A material with properties of both a conductor and an insulator. Common semiconductors include silicon and germanium.

SILICON (Si)-The basic element used in most semiconductor devices, i.e., diodes, transistors, and integrated circuits.

STRIPPING-The process of completely removing a coating such as photoresist.

WAFER-A thin disk of semiconductor material (usually silicon) on which many separate chips can be fabricated.

WAVELENGTH-Distance between two successive points of a wave that vibrate in the same phase.

Sources:
Integrated Circuit Engineering Corporation
EKC Technology, Inc.

        THE COMPANY HAS VERSATILE LABORATORY AND MANUFACTURING FACILITIES, INCLUDING A CGMP (CURRENT GOOD MANUFACTURING PRACTICES) PILOT PLANT, AND CAN PRODUCE GRAM AND MULTI-TON QUANTITIES IN CGMP AND ISO-9000 MANUFACTURING ENVIRONMENTS. MAJOR CUSTOMERS INCLUDE CHEMICAL AND PHARMACEUTICAL COMPANIES THAT OUTSOURCE PRODUCTION TO CONCENTRATE ON RESEARCH AND MARKETING, TO CUT COSTS, AND TO SPEED PRODUCT INTRODUCTIONS. THE COMPANY RECENTLY ESTABLISHED A CUSTOM CHEMICAL SERVICES CAPABILITY TO PROVIDE CONTRACT RESOURCES, SAMPLES, AND SMALL-SCALE PRODUCTION FOR FINE CHEMICAL CUSTOMERS. INNOVATIVE PROCESS DEVELOPMENT, BROAD TECHNOLOGY PLATFORMS, EFFICIENT PRODUCTION IN CONTINUOUS AND BATCH PROCESSES, COMPLIANCE EXCELLENCE, AND RESPONSIVE CUSTOMER SERVICE CHARACTERIZE THE COMPANY AND MAKE IT ONE OF THE MOST COMPETITIVE CUSTOM MANUFACTURERS IN THE UNITED STATES.

        The company manufactures chemicals for photo curing applications such as printing inks, varnishes, lacquers, and adhesives. The photo curing process utilizes ultraviolet light to convert liquid coatings or inks into a dry or "cured" film. These products are energy efficient, have shorter curing cycles, are more environmentally friendly than traditional processes, and create a higher-quality, more durable finish. The company also produces chemicals for pharmaceuticals, including protease inhibitors used in the treatment of AIDS, and other chemical applications such as in herbicides, rubber processing chemicals, photographic chemicals, optical brighteners, and dyestuffs and pigments.

POLYURETHANE CHEMICALS

        The company is a major producer of aniline and nitrobenzene, with world scale plants and long-term supply relationships with major chemical companies. These products are produced in efficient, continuous process facilities.

        Aniline is the company's largest product. Approximately 75% of aniline produced in the U.S. is used to manufacture MDI (methylene diphenyl diisocyanate) used in polyurethane foams and in urethane elastomers used in automobile body components. Other significant markets for aniline include tire and agricultural chemicals and plastics for consumer goods.

        The company currently supplies all of Bayer Corporation's North American aniline requirements under long-term contract from plants in Pascagoula, Mississippi, and Baytown, Texas.


THE COMPANY RECENTLY ESTABLISHED CUSTOM CHEMICAL SERVICES CAPABILITY FOR CONTRACT RESEARCH, SAMPLES, AND SMALL-SCALE PRODUCTION FOR FINE CHEMICAL CUSTOMERS. THIS BUSINESS ENABLES THE COMPANY TO SERVE AS A SINGLE-SOURCE PROVIDER AND TAKE PRODUCTS FROM R&D TO COMMERCIAL PRODUCTION.

MOST OF THE COMPANY'S ANILINE PRODUCTION IS USED IN THE MANUFACTURE OF MDI, USED TO MAKE POLYURETHANE, INCLUDING RIGID FOAMS FOR INSULATION IN HOME AND COMMERCIAL CONSTRUCTION, REFRIGERATORS, FREEZERS, AND HOT WATER HEATERS. MDI ALSO IS USED AS A BINDER FOR WOOD PRODUCTS AND IN ELASTOMERS USED IN GASKETS AND BELTING APPLICATIONS, AND ENERGY-ABSORBING FOAMS USED TO MAKE AUTOMOBILE AND TRUCK BUMPERS AND BODY PANELS.

        NITROBENZENE IS USED TO MAKE ANILINE AND IS SOLD SEPARATELY FOR THE MANUFACTURE OF PHARMACEUTICALS, RUBBER CHEMICALS, AND AGRICULTURAL CHEMICALS.

        ANILINE AND NITROBENZENE ARE SOLD IN BULK AND DISTRIBUTED BY RAIL, TRUCK, BARGE, AND SHIP DEPENDING ON THE SIZE AND DESTINATION OF THE SHIPMENT.

        DURING THE YEAR, THE COMPANY COMPLETED CONSTRUCTION AND STARTED PRODUCTION OF THE WORLD SCALE, 250-MILLION-POUND-PER-YEAR ANILINE FACILITY LOCATED AT BAYER'S BAYTOWN, TEXAS, CHEMICAL COMPLEX. THE FACILITY IS AN INTEGRAL PART OF BAYER'S U.S. MDI MANUFACTURING OPERATIONS. THIS PLANT, PHASE I OF A TWO-PHASE PROJECT, MORE THAN DOUBLED THE COMPANY'S ANILINE CAPACITY. A PLANNED SECOND PHASE WILL ADD ANOTHER 250 MILLION POUNDS OF CAPACITY, BRINGING TOTAL ANILINE CAPACITY TO APPROXIMATELY 740 MILLION POUNDS WHEN COMPLETED.

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

        The focus of R&D spending in 1998 was primarily on electronic chemicals, including new CMP products for tungsten and copper applications and DUV resins development for new photoresists. The company is working with new low-k materials suppliers to develop chemistries and processes for these new materials and with etch equipment manufacturers to develop removers for their new etch recipes. Joint development and cooperative agreements with major semiconductor equipment suppliers, materials suppliers, and key customers are leading to the development of chemical solutions for problems related to the production of next generation chips.



                            [PHOTO OF PLANT & LAB]

                            POLYURETHANE CHEMICALS

                            RESULTS OF OPERATIONS
                           In Thousands of Dollars



                                  1998               1997           % Change
Sales                           125,525            118,273              6

Pretax operating results         22,648             24,071             (6)

Capital expenditures             11,421             47,910            (76)


HIGHLIGHTS

Completed construction and started production of the 250-million-pound-per-year aniline facility at Baytown, Texas.

Became the sole supplier for Bayer Corporation's North American aniline requirements.

CHEMFIRST COMPANIES                       DIRECTORS                                        OFFICERS
First Chemical Corporation                Richard P. Anderson 2, 3                         J. Kelley Williams
(Polyurethane Chemicals and Specialty     Maumee, Ohio                                     Chairman
Chemicals)                                Chairman,                                        Chief Executive Officer
P. O. Box 7005                            The Andersons,  Inc.
Pascagoula, Mississippi 39568-7005        Agribusiness                                     R. Michael Summerford
-and-                                                                                      President
First Chemical Texas, L.P.                Paul A. Becker 1                                 Chief Operating Officer
(Polyurethane Chemicals)                  Vero Beach, Florida
P. O. Box 1607                            President,                                       Max P. Bowman
Baytown, Texas 77520                      Summit Investment Management                     Vice President, Finance
George M. Simmons, President                                                               Treasurer
                                          James W. Crook 3, 4
Quality Chemicals, Inc.                   Dataw, South Carolina                            Daniel P. Anderson
(Electronic and Specialty Chemicals)      Retired, Former Chairman of the Board,           Vice President
P. O. Box 216                             Melamine Chemicals, Inc.                         Health, Safety & Environmental Affairs
Tyrone, Pennsylvania 16686-0216
-and-                                     Michael J. Ferris 2                              William B. Kemp
1515 Nicholas Road                        Houston, Texas                                   Vice President
Dayton, Ohio 45418                        President and Chief Executive Officer,           Human Resources
Scott Martin, President                   Pioneer Companies, Inc.
                                                                                           J. Steve Chustz
EKC Technology, Inc.                      James E. Fligg 2                                 General Counsel
(Electronic Chemicals)                    Chicago, Illinois
2520 Barrington Court                     Executive Vice President,                        Troy B. Browning
Hayward, California 94545-3703            BP Amoco, p.l.c.                                 Controller
P. Jerry Coder, President
                                          Robert P. Guyton 1                               James L. McArthur
EKC Technology, Ltd.                      Sea Island, Georgia                              Secretary
(Electronic Chemicals)                    Financial Consultant                             Manager, Investor Relations
19 Law Place
Nerston, Industrial Estate                Dr. Paul W. Murrill 1
East Kilbride                             Baton Rouge, Louisiana
Glasgow G74 4QL Scotland                  Professional Engineer
Connell Boyle, Managing Director
                                          William A. Percy, II 2, 4
EKC Technology, K.K.                      Greenville, Mississippi
(Electronic Chemicals)                    Chairman of the Board,
KSP R&D D3 42                             Staple Cotton Cooperative Association
3-2-1 Sakado, Takatsu-ky, Kawasaki
Kanawaga, 213-0012 Japan                  Dan F. Smith 1
Satoshi Kumasaka, Managing Director       Houston, Texas
                                          President and Chief Executive Officer,
TriQuest, L.P.                            Lyondell Chemical Company
(Electronic and Specialty Chemicals)
P. O. Box 819005                          Leland R. Speed 3
Dallas, Texas 75381-9005                  Jackson, Mississippi
Roger L. Van Duyne, President             Chairman,
                                          EastGroup Properties
                                          Parkway Properties
                                          Real Estate Trust Companies

                                          Dr. R. Gerald Turner 3, 4
                                          Dallas, Texas
                                          President,
                                          Southern Methodist University

                                          J. Kelley Williams
                                          Jackson, Mississippi
                                          Chairman and Chief Executive Officer,
                                          ChemFirst Inc.

                                          1 Audit Committee
                                          2 Compensation and Human Resources Committee
                                          3 Committee on Director Affairs
                                          4 ChemFirst Foundation Inc. Board of Trustees

CORPORATE INFORMATION

TRANSFER AGENTS FOR COMMON STOCK

The Bank of New York
1-800-524-4458

Address shareholder inquiries to:
Shareholder Relations Department - 11E
P. O. Box 11258
Church Street Station
New York, New York 10286

Send certificates for transfer and address changes to:
Receive and Deliver Department - 11W
P. O. Box 11002
Church Street Station
New York, New York 10286

e-mail:
Shareowner-svcs@bankofny.com

Internet: http://stock.bankofny.com

ChemFirst Inc.
Stock Transfer Department
P.O. Box 1249
Jackson, Mississippi 39215-1249
(601) 948-7550
e-mail: ir@chemfirst.com

COMMON STOCK REGISTRARS

The Bank of New York
Investor Relations Department
P. O. Box 11258
Church Street Station
New York, New York 10286

Deposit Guaranty National Bank
One Deposit Guaranty Plaza
Jackson, Mississippi 39205-1200

Stock Listing

New York Stock Exchange

Trading Symbol: CEM

Note: The Wall Street Journal and many other major daily newspapers list the stock as "ChemFst."

INVESTOR RELATIONS

If you have questions concerning ChemFirst Inc. or your investment in the company, we will be pleased to assist you. Contact:

James L. McArthur
Secretary, Manager, Investor Relations
ChemFirst Inc.
P.O. Box 1249
Jackson, Mississippi 39215-1249
(601) 949-0285 or (601) 948-7550
e-mail: ir@chemfirst.com

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG Peat Marwick, LLP
1100 One Jackson Place
Jackson, Mississippi 39201-9988

STOCKHOLDER REPORTS

Stockholders with stock in brokerage accounts who wish to receive quarterly stockholder reports and other information directly from the company, may do so by writing, calling or e-mailing the company's Investor Relations Department. Quarterly earnings reports may also be accessed via the company's Internet site located at www.chemfirst.com.

FORM 10-K

Stockholders may obtain without charge a copy of the ChemFirst Inc. 10-K as filed with the Securities and Exchange Commission by calling or writing the company's Investor Relations Department, or on the company's Internet site located at www.chemfirst.com.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held May 25, 1999, at 1:30 p.m. in the Garden Room at Dennery's, 330 Greymont Avenue, Jackson, Mississippi.

Stockholders are cordially invited to attend and participate in the business of the meeting. All stockholders are requested to return their proxy cards to the Registrar in the envelope that accompanies the proxy.

                             [LOGO CHEMFIRST INC.]

STOCK MARKET INFORMATION

The high and low recorded prices of the company's common stock and cash dividends declared during 1998 and 1997 are presented in the table below. There were approximately 4,037 shareholders of record as of March 5, 1999.

                            1998                          1997
                --------------------------------------------------------
                                   Dividend                       Dividend
                 High       Low      Rate      High       Low       Rate
                ------     ------    ----     ------     ------    -----
1st Quarter     28 3/8     23 3/4     .10     24 1/8     20 1/2     .10
2nd Quarter     27 1/16    24 7/8     .10     27 5/16    20 1/8     .10
3rd Quarter     25 5/8     15 7/8     .10     28 5/8     25         .10
4th Quarter     21         15 9/16    .10     28 5/8     24 1/4     .10
For the Year    28 3/8     15 9/16    .40     28 5/8     20 1/8     .40

DESIGNED BY DANIEL THOMAS AND GODWINGROUP, JACKSON, MISSISSIPPI
PHOTOGRAPHY BY DAVID X. TEJEDA, DENVER, COLORADO
PRINTING BY HEDERMAN BROTHERS, RIDGELAND, MISSISSIPPI

CHEMFIRST INC.             POST OFFICE BOX 1249  JACKSON, MISSISSIPPI 39215-1249

                             [LOGO] CHEMFIRST INC.

                             1998 FINANCIAL REVIEW

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        In June 1997, Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued, to be effective for fiscal years beginning after December 15, 1997. This statement mandates a management approach, based on the way management organizes businesses within a company for making operating decisions and assessing performance, to provide selected reporting information. The following discussion is based upon and should be read in conjunction with the selected historical financial information and the Company's financial statements, including the notes thereto, which reflect the adoption of this statement.

        1998 VERSUS 1997

        CONSOLIDATED RESULTS

        Income from continuing operations for 1998 was $24.7 million, down 35% from the prior year. Results for 1998 include other income of $9.3 million ($5.7 million after tax), primarily related to the gain on the sale of the Company's 50% interest in Power Sources, Inc. (PSI) in the first quarter of 1998. Prior year results include a $14.7 million gain ($8.8 million after tax) from the fourth quarter sale of the Companys 23% interest in Melamine Chemicals, Inc. (Melamine) and $2.5 million equity in net earnings of PSI and Melamine (see note 3 to the Consolidated Financial Statements). Excluding these gains and equity earnings, earnings from continuing operations were $19.0 million, down 28% from $26.5 million in 1997 primarily due to lower margins, increased research and development and higher interest expense. Sales for the year were up 2%, primarily due to higher aniline volume.

        SEGMENTS

        Electronic and Other Specialty Chemicals pretax operating profits for 1998 were $17.8 million on sales of $179.6 million. Sales of chemical mechanical planarization and acylation derivatives products (used primarily in the manufacture of integrated circuits) from acquisitions in December 1997, were $14.9 million and pretax operating losses were $2.6 million. Pretax operating profits and sales, excluding the above acquisitions, were down 26% and 8%, respectively, due to lower demand for an agricultural chemical intermediate and lower prices from many products due to competitive pressure. Remover product sales volume was up 4% and average unit prices were unchanged despite an estimated 4% decline in worldwide silicon consumption and a downturn in the semiconductor industry.

        Polyurethane Chemicals pretax operating profits were $22.6 million, down 6% from the prior year. Operating profits declined in 1998 as lower production and higher costs at the Pascagoula, Mississippi, facility and 17% lower average nitrobenzene prices more than offset the additional production from the Baytown, Texas, facility. Sales for the year were $125.5 million, up 6% as a 16% increase in sales volume was partially offset by lower average sales prices. The increased volume was due to the added production from the Companys new 250-million-pound-per-year aniline facility in Baytown, which began operations in March 1998. The additional Baytown production was partially offset by reduced aniline production at Pascagoula mostly due to production inefficiencies and unscheduled plant maintenance in the first quarter and a scheduled plant turnaround in the second quarter. Hurricane Georges struck the Pascagoula facility on September 28, 1998, and shut down operations for 18 days. However, the Companys insurance will cover most of the facility's repairs and lost profits incurred during that period.

        Unallocated corporate expenses for 1998 were $9.8 million, down 14% from the prior year primarily due to a reduction in compensation expense indexed to the Companys stock price. Net interest income was down $2.8 million due to $1.7 million in higher interest expense, net of capitalized interest, and $1.1 million in lower interest income. Capitalized interest for the year was up $0.8 million over the prior year. Interest expense was up on higher debt while interest income declined as cash proceeds received in 1996 from the fertilizer disposition were used for capital expenditures and share repurchases. Other income and expense in 1998 included a $10.1 million gain on the sale of PSI and a $0.8 million valuation allowance for a note received in the disposition of Plasma Processing Corporation in January 1997. Other income for 1997 included the $14.7 million gain on the sale of Melamine.

        1997 VERSUS 1996

        CONSOLIDATED RESULTS

        Income from continuing operations for 1997 was $37.8 million versus $17.0 million for 1996. Results for 1997 include a $14.7 million ($8.8 million after tax) gain from the sale of Melamine. Excluding this gain and equity earnings, income from continuing operations for 1997 was $26.5 million, up 64% from 1996 on a 21% increase in sales and lower interest expense. Interest expense for 1997 was down $6.3 million from the prior year due to the extinguishment of most debt of the company with the disposal of fertilizer operations in December 1996 (see note 2 to the Consolidated Financial Statements).

        SEGMENT OPERATIONS

        Electronic and Other Specialty Chemicals operating profits for 1997 were $27.6 million, up 23% from 1996 as sales grew 19%. The increase in sales was due to high utilization of capacity expansions completed in December 1996 and increased nitrotoluene derivative sales volume.

        Polyurethane Chemicals pretax operating profits for 1997 were $24.1 million, up 14% from 1996 as sales increased 24% primarily due to higher sales volumes. Nitrobenzene sales volume was up due to increased production following modifications at the Pascagoula facility. Aniline sales volume was up 16%, primarily due to the purchase of product for resale. However, these aniline sales did not contribute significantly to operating results.

        Unallocated corporate expenses for 1997 were $11.3 million, down 15% from 1996, which included $1.0 million in corporate expenses related to the companys name change and restructuring in association with the disposition of fertilizer operations. Net interest income was $3.0 million in 1997 versus a net interest expense of $3.9 million in 1996, primarily due to the assumption of debt by Mississippi Chemical Corporation related to the disposal of fertilizer in December 1996 and higher interest income from the invested cash proceeds of the transaction. Other income for 1997 included the $14.7 million gain on the sale of Melamine.

        DISCONTINUED OPERATIONS

        In the fourth quarter of 1998, the Company's board of directors approved a plan to dispose of Callidus Technology, Inc. (CTI). The plan assumes this disposition will be finalized during 1999. CTIs net book amount at December 31, 1998, was $15.6 million. The disposal of CTI, which includes Plasma Energy Corporation, will complete the disposition of the Engineered Products and Services segment. The disposition of the other major portion of this segment, Plasma Processing Corporation, was completed in January 1997.

        In the third quarter of 1998, the Company finalized plans to dispose of its steel operations by the end of 1999. An anticipated loss on disposal of $12.0 million, net of applicable income taxes of $6.0 million, was recorded at September 30, 1998, and was primarily related to the writedown of assets to their estimated net realizable value. As of December 31, 1998, the proceeds of this disposal, including income tax benefit, are estimated to be approximately $27.0 million. During the year, the U. S. steel industry was hurt by imports and by a weak domestic market. This led to a sharp decline in steel orders and margins. The Company believes these conditions have also negatively affected disposition of the steel operations.

        On December 24, 1996, First Mississippi completed the spinoff of ChemFirst Inc. and the combining of its fertilizer operations with Mississippi Chemical Corporation. On October 20, 1995, the Company completed the spinoff of its 81% owned subsidiary, Getchell Gold Corporation (Getchell), to shareholders. In November 1998, Getchell and Placer Dome Inc. announced plans to merge. Closing is anticipated in the second quarter of 1999 and, if consummated, will result in the prepayment of approximately $29.3 million of principal and interest due to the Company.

        The historical results of the above businesses, the gain on disposal of fertilizer operations and the estimated loss on disposal of steel operations, are reflected in discontinued operations.

        Loss from discontinued operations for 1998 was $2.6 million versus earnings of $1.1 million and $9.1 million in 1997 and 1996, respectively. The loss in 1998 was primarily in steel operations. The earnings in 1996 included $36.6 million in earnings from fertilizer operations, partially offset by $27.5 million in total losses in steel and engineered products and services operations. Engineered products and services losses in 1996 were primarily due to write-downs and accruals made in anticipation of the sale of aluminum recovery operations. In 1998, the Company recorded a net loss from disposal of steel operations of $12.0 million. The gain on disposal of businesses in 1996 includes $225.4 million in gain from the disposal of fertilizer operations, net of $1.7 million in losses related to operations discontinued in prior years (see notes 1 and 2 to the Consolidated Financial Statements for the details of these transactions).

        ENVIRONMENTAL MATTERS

        The Company's operations are subject to a wide variety of constantly changing environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions for which it must incur certain costs. The Companys capital expenditures for environmental protection were $0.2 million in 1998. Capital expenditures are projected to be $1.4 million and $1.1 million for 1999 and 2000, respectively. In addition, the Company accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At December 31, 1998, the Companys accrued liability for these matters totaled $1.6 million, $1.4 million of which is for discontinued operations and $0.2 million for continuing operations. Based on information presently available, the Company believes any amounts paid in excess of the accrued liabilities will not have a material adverse effect on its financial position, cash flows or results of operations.

        In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities. This statement provides guidance in applying existing accounting literature to calculating, recording and disclosing environmental remediation liabilities. The adoption of this standard did not have a material effect on the Company's 1997 or 1998 financial statements.

        CAPITAL RESOURCES AND LIQUIDITY

        Net cash provided by operations was $34.2 million, up $10.6 million from 1997. Net cash provided by operating activities in 1997 was lower, primarily due to the reduction of accruals made in 1996 related to the fertilizer disposition. Investing activities for the year included pretax proceeds of $19.0 million from the sale of PSI and $43.8 million in capital expenditures. Capital expenditures were down versus 1997 when the bulk of expenditures for the new aniline facility in Baytown and expenditures for specialty chemical expansions in Pascagoula were made. Financing activities for 1998 included $42.6 million for the repurchase of Company stock and $46.4 million in net borrowings.

        Projected capital expenditures for 1999 are approximately $30.0 million. Also, the Company has approximately $48.0 million remaining in its current stock repurchase plan. The Company believes that its cash flow from operations, combined with access to its existing or additional bank credit facilities, adequately provide for the Companys cash requirements. Additional anticipated sources of cash include proceeds related to discontinued operations, including the disposal of its steel operations and CTI, plus collection of a note due from Getchell (see Discontinued Operations).

        RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In March 1998, the Accounting Standards Executive Committee (AcSEC) released Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP identifies the characteristics of internal-use software and provides guidance for accounting treatment of costs for computer software developed or obtained for internal use as related to capitalization or expense decisions. The statement is effective for fiscal years beginning after December 15, 1998. In April 1998, AcSEC released SOP 98-5, Reporting on the Costs of Start-Up Activities. The SOP broadly defines start-up activities and provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The statement is effective for fiscal years beginning after December 15, 1998. Adoption of these statements is not expected to have a material impact on the Companys financial statements.

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998, effective for fiscal years beginning after June 15, 1999. The statement establishes accounting and reporting standards for derivative instruments and for hedging activities. All derivatives are required to be recognized as either assets or liabilities in the statement of financial position and measured at fair value. Changes in fair value will be reported either in earnings or outside earnings depending on the intended use of the derivative and the resulting designation. Entities applying hedge accounting are required to establish at the inception of the hedge the method used to assess the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. The Company currently follows SFAS No. 52, Foreign Currency Translation, and applies hedge accounting treatment to certain foreign currency transactions by entering into forward exchange contracts. Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded in income and generally offset the transaction losses or gains on the foreign currency cash flows that they are intended to hedge. Gains and losses on contracts hedging firm sales commitments are deferred until the related transactions are consummated. The Company has not completed its analysis of SFAS No. 133 and, accordingly, has not determined what effect, if any, it may have on future operations and financial statement disclosure.

        MARKET RISK

        The Company is exposed to changes in financial market conditions in the normal course of its business, including changes in interest rates and foreign currency exchange rates. At December 31, 1998, the Companys derivative and other financial instruments included long-term debt denominated in U.S. dollars and short-term debt denominated in Japanese yen and a series of short-term forward sales of Japanese yen. Due to the short-term nature and size of these yen obligations, the Company does not consider its exposure to foreign currency or interest rate fluctuations on these instruments to be material.

        The Company utilizes fixed and variable-rate debt to maintain liquidity and fund its business operations, with the terms and amounts based on business requirements, market conditions and other factors. At December 31, 1998, the market value of the Company's fixed rate borrowings was approximately $24.0 million. A 100 basis point change in interest rates (all other variables held constant) as of December 31, 1998, would result in a $1.0 million change in fair market value, but would not affect interest expense or cash flow. At December 31, 1998, the Company had $41.0 million in variable-rate debt. A 100 basis point change in interest rates (all other variables held constant) on this portion of the Company's debt, would result in a change in interest expense of approximately $0.4 million.

        YEAR 2000

        The advent of the Year 2000 poses significant risks to many companies because of calculation limitations imposed by some equipment and systems limited to storing a year as a two-digit field (e.g., 1998 as 98), which may lead to computational errors when the years 2000 or later are used in calculations. In 1996, the Company began a study which led to the purchase in 1997 of a company-wide Enterprise Resource Planning (ERP) system to integrate the Company's information systems, replacing small, stand-alone purchased systems.

        The ERP system will be Year 2000 compliant, with the material portion of the system planned for completion by the middle of 1999. Installation is being completed in stages, with the first sites converted at December 31, 1998. To date, the Company has spent $8.9 million on this project and is projecting to spend approximately $2.0 million in 1999. If difficulties are encountered that delay the ERP system implementation, contingency plans provide for the purchase of select, Year 2000 compliant personal computer software products, the cost of which should not be material.

        A corporate-wide survey of other information technology (IT) and non-IT equipment and systems utilizing date or time functions has been undertaken. The current estimated cost to remediate is less than $0.6 million, most of which will be incurred in 1999. Remediation, including verification testing of most non-compliant systems, equipment and software is targeted for completion by April 30, 1999. Some remediations at the Pascagoula facility, however, will occur in the fourth quarter of 1999 to coincide with the next scheduled plant maintenance turnaround. Contingency plans are currently being developed in the event the remediations do not occur or are delayed. Severe delay or widespread failure affecting both the remediation effort and the contingency plans, although not expected, could have a material effect on the Company's financial condition and results of operations.

        Key customers, as well as service and raw material suppliers, are being surveyed about their Year 2000 readiness. Depending on their responses, contingency plans will be developed as appropriate. It is anticipated that this process will be completed no later than September 30, 1999. Although the Company cannot quantify the precise effect, significant or prolonged disruptions of key customers or suppliers could have a material effect on the Companys financial condition and results of operations. For example, the majority of aniline produced by the Company is sold through long-term contracts to a few customers. Their inability to utilize the Company's aniline could have a material adverse effect.

        FORWARD-LOOKING STATEMENTS

        Certain statements included in this Managements Discussion and Analysis of Financial Condition and Results of Operations that relate to the Year 2000, proceeds from the discontinuance of steel and engineered products and services operations, the prepayment of a note by Getchell and insurance recoveries related to recent hurricane damage, as well as other statements in this Annual Report that are not historical in nature, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, as well as other forward-looking statements made from time to time by the Company or in the Company's press releases and filings with the U.S. Securities and Exchange Commission, are based on certain underlying assumptions and expectations of management.

        These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic conditions, availability and pricing of raw materials, supply/demand balance for key products, new product development, manufacturing efficiencies, conditions of and product demand by key customers, the timely completion and start up of construction projects, pricing pressure as a result of the downturn in markets, successful installation of the Company's new ERP system, the inability of the Company to either resolve the Companys Year 2000 issues or to accurately estimate the costs associated with Year 2000 compliance, the resolution of contingencies related to the sale of PSI, insurance coverage related to hurricane damage to the Company's Pascagoula facility and other factors as may be discussed in the Company's Form 10-K for the fiscal year ended December 31, 1998.

                           CONSOLIDATED BALANCE SHEETS

                                                                                                (In Thousands of Dollars)
                                                                                                     December 31,
                                                                                              ------------------------
                                                                                                1998           1997
                                                                                              ---------      ---------
Assets
Current assets:
        Cash and cash equivalents                                                             $  11,226          7,766
        Receivables:
                Trade, less allowance for doubtful accounts of $317 and $97, respectively        40,646         48,694
                Affiliated companies                                                                 --            303
                Other                                                                             3,152          4,065
                                                                                              ---------      ---------

                        Total receivables                                                        43,798         53,062
                                                                                              ---------      ---------

        Inventories:
                Finished products                                                                32,872         22,234
                Work in process                                                                   7,045          6,880
                Raw materials and supplies                                                       11,378         10,139
                                                                                              ---------      ---------
                        Total inventories                                                        51,295         39,253
                                                                                              ---------      ---------
        Prepaid expenses and other current assets                                                 8,274          7,640
        Net current assets of discontinued operations                                            46,309         39,445
                                                                                              ---------      ---------
                        Total current assets                                                    160,902        147,166
                                                                                              ---------      ---------
Investments and other assets:
        Investments in affiliated companies                                                          --          7,138
        Other investments                                                                        32,769         31,573
        Intangible and other assets, at cost less amortization                                   16,362         17,918
                                                                                              ---------      ---------
                        Total investments and other assets                                       49,131         56,629
                                                                                              ---------      ---------

Property, plant and equipment, net                                                              227,401        204,577
                                                                                              ---------      ---------

Noncurrent assets of discontinued operations                                                      6,000         24,725
                                                                                              ---------      ---------
                                                                                              $ 443,434        433,097
                                                                                              =========      =========



Liabilities and Stockholders Equity
Current liabilities:
        Notes payable                                                                         $   5,354         20,700
        Current installments of long-term debt                                                      251            277
        Deferred revenue                                                                            104             56
        Accounts payable - trade (including book overdrafts of
                $6,673 and $10,793, respectively)                                                22,020         29,911
        Accrued expenses and other current liabilities                                           16,237         16,286
                                                                                              ---------      ---------
                        Total current liabilities                                                43,966         67,230
                                                                                              ---------      ---------
Long-term debt, excluding current installments                                                   64,956          3,941
Other long-term liabilities                                                                      24,783         19,562
Noncurrent liabilities of discontinued operations                                                10,097         10,537
Deferred income taxes                                                                            13,501         10,130
Minority interest                                                                                   649             --
Stockholders equity:
        Serial preferred stock. Authorized 20,000,000 shares; none issued
        Common stock of $1 par value. Authorized 100,000,000 shares;
                outstanding 18,445,391 and 20,030,939 shares, respectively                       18,445         20,031
Additional paid-in capital                                                                       22,212         18,869
Accumulated other comprehensive income                                                             (293)            --
Retained earnings                                                                               245,118        282,797
                                                                                              ---------      ---------
                        Total stockholders equity                                               285,482        321,697
                                                                                              ---------      ---------
                                                                                              $ 443,434        433,097
                                                                                              =========      =========


See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       (In Thousands of Dollars,
                                                                       Except Per Share Amounts)
                                                                        Years ended December 31,
                                                                 --------------------------------------
                                                                   1998           1997          1996
                                                                 ---------      ---------     ---------
Revenues:
        Sales                                                    $ 305,104        297,822       246,012
        Interest and other income, net                              16,436         22,130         5,015
                                                                 ---------      ---------     ---------
                                                                   321,540        319,952       251,027
                                                                 ---------      ---------     ---------
Costs and expenses:
        Cost of sales                                              228,916        217,386       174,857
        General, selling and administrative expenses                40,077         38,362        37,268
        Other operating expenses                                    10,461          5,573         5,721
        Interest expense                                             1,986            283         6,579
                                                                 ---------      ---------     ---------
                                                                   281,440        261,604       224,425
                                                                 ---------      ---------     ---------
Earnings from continuing operations before
        income taxes and investee earnings                          40,100         58,348        26,602
Income tax expense                                                  15,440         23,050        10,471
Equity in net earnings of affiliated companies                          --          2,497           846
                                                                 ---------      ---------     ---------
Earnings from continuing operations                                 24,660         37,795        16,977
Earnings (loss) from discontinued operations, net of taxes          (2,618)         1,103         9,144
Net gain (loss) on disposal of businesses, net of taxes            (11,950)            --       223,739
                                                                 ---------      ---------     ---------
                        Net earnings                             $  10,092         38,898       249,860
                                                                 =========      =========     =========

Earnings (loss) per common share :
        Earnings (loss) per common share:
        Continuing operations                                    $    1.28           1.85           .83
        Discontinued operations                                       (.14)           .06           .44
        Net gain (loss) on disposal of businesses                     (.62)            --         10.85
                                                                 ---------      ---------     ---------
                        Net earnings                             $     .52           1.91         12.12
                                                                 =========      =========     =========
        Earnings (loss) per common share, assuming dilution:
        Continuing operations                                    $    1.27           1.81           .81
        Discontinued operations                                       (.14)           .05           .44
        Net gain (loss) on disposal of businesses                     (.61)            --         10.70
                                                                 ---------      ---------     ---------
                        Net earnings                             $     .52           1.86         11.95
                                                                 =========      =========     =========




See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                    (In Thousands of Dollars, Except Share Amounts)
                                                                     Years ended December 31, 1998, 1997 and 1996
                                                  --------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                           Common Stock               Additional          Other
                                                  ------------------------------       Paid-In        Comprehensive      Retained
                                                     Shares            Amount          Capital            Income         Earnings
                                                  ------------      ------------     -------------     ------------     ----------
Balance, December 31, 1995                          20,584,991      $     20,585            14,202               --        191,972
Net earnings                                                --                --                --               --        249,860
Dividends declared - $.40 per share                         --                --                --               --         (8,246)
Distribution of common stock of
        Mississippi Chemical Corp.                          --                --                --               --       (162,346)
Common stock issued:
        Employee stock options                          41,704                42               768               --             --
        Convertible debentures                          46,583                47               308               --             --
Purchase and retirement of
        common shares                                     (500)               (1)               --               --            (13)
Income tax benefit on exercise of stock
        options and convertible debentures                  --                --             1,308               --             --
                                                  ------------      ------------     -------------     ------------     ----------
Balance, December 31, 1996                          20,672,778            20,673            16,586               --        271,227
Net earnings                                                --                --                --               --         38,898
Dividends declared - $.40 per share                         --                --                --               --         (8,147)
Common stock issued:
        Employee stock options                          65,620                66               881               --             --
        Convertible debentures                          93,317                93               516               --             --
Purchase and retirement of
        common shares                                 (800,776)             (801)               --               --        (19,181)
Income tax benefit on exercise of stock
        options and convertible debentures                  --                --               886               --             --
                                                  ------------      ------------     -------------     ------------     ----------
Balance, December 31, 1997                          20,030,939            20,031            18,869               --        282,797
Net earnings                                                --                --                --               --         10,092
Dividends declared - $.40 per share                         --                --                --               --         (7,659)
Common stock issued:
        Employee stock options                          43,102                43               724               --             --
        Convertible debentures                         148,930               149             1,008               --             --
        Employee Stock Purchase Plan                    51,417                51               933               --             --
Purchase and retirement of
        common shares                               (1,828,997)           (1,829)               --               --        (40,112)
Income tax benefit on exercise of stock
        options and convertible debentures                  --                --               678               --             --
Foreign currency translation adjustments                    --                --                --             (293)            --
                                                  ------------      ------------     -------------     ------------     ----------
Balance, December 31, 1998                          18,445,391      $     18,445            22,212             (293)       245,118
                                                  =============     ============     =============                      ==========
Total comprehensive income:
Net earnings for year ended December 31, 1998                                                                10,092
                                                                                                       ------------
Total comprehensive income                                                                             $      9,799
                                                                                                       ============


See accompanying notes to consolidated financial statements

        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   (In Thousands of Dollars)
                                                                                   Years ended December 31,
                                                                         ------------------------------------------
                                                                            1998            1997            1996
                                                                         ----------      ----------      ----------
Cash flows from operating activities:
   Net earnings                                                          $   10,092          38,898         249,860
   Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                         23,688          17,254          13,669
       Provision for losses on receivables                                      203             505             364
       Deferred income taxes                                                  3,057          (1,254)           (575)
       Net (gain) loss on disposal of businesses, net of tax benefit         11,950              --        (223,739)
       Gain on sale of equity investees                                     (10,069)        (14,684)             --
       Undistributed earnings of affiliates, net of taxes                        --          (2,497)           (846)
       Changes in current assets and liabilities, net of effects of acquisitions and dispositions:
          Receivables                                                        15,237         (11,365)           (397)
          Inventories                                                       (12,481)         (2,184)         (1,940)
          Prepaid expenses                                                     (320)          2,291              27
          Accounts payable                                                   (7,943)          4,275          (1,334)
          Accrued expenses and other current liabilities                      1,588          (8,826)          7,279
       Deferred revenue                                                       3,301           3,296           2,788
       Other, net                                                              (800)         (2,034)         (1,273)
       Net (earnings) loss from discontinued operations                       2,618          (1,103)         (9,144)
                                                                         ----------      ----------      ----------
   Net cash provided by continuing operations                                40,121          22,572          34,739
   Net cash provided by (used in) discontinued operations                    (5,970)            965          46,162
                                                                         ----------      ----------      ----------
          Net cash provided by operating activities                          34,151          23,537          80,901
                                                                         ----------      ----------      ----------
Cash flows from investing activities:
   Capital expenditures                                                     (43,786)        (91,442)        (48,889)
   Acquisitions of businesses                                                    --         (11,166)             --
   Proceeds from sale of businesses                                              --           2,100         142,665
   Proceeds from sale of property, plant and equipment                          371           1,222            (100)
   Proceeds from sale of equity investees                                    18,986          26,138              --
   Other investing                                                              365            (216)            243
                                                                         ----------      ----------      ----------
   Net cash provided by (used in) investing activities of
       continuing operations                                                (24,064)        (73,364)         93,919
   Net cash used in investing activities of discontinued operations          (3,204)         (4,041)        (48,547)
                                                                         ----------      ----------      ----------
           Net cash provided by (used in) investing activities              (27,268)        (77,405)         45,372
                                                                         ----------      ----------      ----------
Cash flows from financing activities:
   Net borrowings on notes payable                                           46,354          20,000          11,000
   Principal repayments of long-term debt                                       (22)            (22)       (105,170)
   Repayments of other notes payable                                           (700)             --              --
   Dividends                                                                 (7,659)         (8,147)         (8,246)
   Purchase of common stock                                                 (42,617)        (19,312)            (12)
   Proceeds from issuance of common stock                                     1,669           1,475             914
                                                                         ----------      ----------      ----------
   Net cash used in financing activities, continuing operations              (2,975)         (6,006)       (101,514)
   Net cash used in financing activities, discontinued operations              (441)           (745)         (1,122)
                                                                         ----------      ----------      ----------
   Net cash used in financing activities                                     (3,416)         (6,751)       (102,636)
                                                                         ----------      ----------      ----------
Effect of exchange rate changes on cash                                          (7)             --              --
                                                                         ----------      ----------      ----------
Net increase (decrease) in cash and cash equivalents                          3,460         (60,619)         23,637
Cash and cash equivalents at beginning of year                                7,766          68,385          44,748
                                                                         ----------      ----------      ----------
Cash and cash equivalents at end of year                                 $   11,226           7,766          68,385
                                                                         ==========      ==========      ==========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest, net of amounts capitalized                                $    1,814             288           7,214
                                                                         ==========      ==========      ==========
     Income taxes, net                                                   $    7,283          20,832          11,132
                                                                         ==========      ==========      ==========



Material noncash investing and financing activities are disclosed in notes 2 and 6.

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998, 1997 AND 1996

(In thousands of dollars, except share data; disclosures included in the Notes to Consolidated Financial Statements relate to continuing operations, unless otherwise indicated.)

1.      BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        CHANGE IN ORGANIZATION

        ChemFirst Inc. (the Company) was incorporated in Mississippi in 1983 under the name, Omnirad, Inc., as a wholly owned subsidiary of First Mississippi Corporation (First Mississippi). In November 1996, in anticipation of the Distribution (as described below), the Companys name was changed from Omnirad, Inc. to ChemFirst Inc.

        Prior to December 23, 1996, the Companys subsidiaries were subsidiaries of First Mississippi and the Companys operations were conducted through subsidiaries of First Mississippi. On December 23, 1996 (the Distribution Date), First Mississippi contributed all of its assets and subsidiaries, other than those relating to its fertilizer business, to the Company, which at that time was a wholly owned subsidiary of First Mississippi and had engaged in no operating activities during the previous five years. First Mississippi then spun off the Company in a tax-free distribution of the Companys common stock to First Mississippi shareholders (the Distribution) on the Distribution Date. The Distribution occurred immediately prior to and in connection with the merger of First Mississippi with a wholly owned subsidiary of Mississippi Chemical Corporation (MCC), pursuant to an Agreement and Plan of Merger and Reorganization dated as of August 27, 1996 (the Merger). The Company has operated as a publicly held entity since the Distribution Date. For financial reporting purposes, this transaction has been accounted for as a disposal of the fertilizer business. Accordingly, the Companys financial statements prior to the Distribution are the historical financial statements of First Mississippi restated to present the fertilizer business as a discontinued operation. For further information, see note 2.

        BASIS OF PRESENTATION

        The principal businesses of the Company involve the production of electronic and other specialty chemicals for use in the semiconductor industry and in agricultural, pharmaceutical, polymer, photographic and photosensitive applications, as well as the production of polyurethane chemicals. Further descriptions of the Companys products and the relative significance of its operations are included in the segment information data in note 12.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term relate to the estimated losses and timing of discontinuation and disposal of businesses.

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Investments in equity investments are accounted for by the equity method.

        RECOGNITION OF REVENUE

        Revenues generally are recorded when title and risk of ownership pass except for long-term construction-type contracts of certain discontinued operations, which are accounted for under the percentage of completion method.

        INVENTORIES

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and weighted average methods.

        INTANGIBLE ASSETS

        Intangible assets are reviewed for impairment when the facts and circumstances indicate that the carrying amount may not be recoverable.

        DEPRECIATION AND AMORTIZATION

        Depreciation of plant and equipment and depreciable investments is based on cost and the estimated useful lives of the separate units of property. The straight-line method is used in determining the amount of depreciation charged to expense. Goodwill of businesses acquired is generally amortized up to 20 years using the straight-line method. Other intangibles are amortized over their estimated useful lives (5-17 years) using the straight-line method.

        Loan costs are amortized over the terms of related loans using the interest method.

        PENSION PLANS

        Pension cost is determined using the projected unit credit actuarial method for financial reporting purposes. The Companys funding policy is to contribute annually at amounts not less than the minimum requirements of the Employee Retirement Income Security Act of 1974.

        INCENTIVE COMPENSATION

        All outstanding stock options are nonqualified and require no charges to expense upon grant or exercise. The tax benefit the Company receives from dispositions that result in ordinary income to option recipients is included in stockholders equity.

        Phantom share units require no charge to expense upon grant or redemption except that compensation plan discounts are amortized to expense over various holding periods of up to three years. The share units are credited with equivalent dividends equal to cash dividends paid by the Company. Equivalent dividends are expensed through the statement of operations.

        CASH AND CASH EQUIVALENTS

        The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

        INVESTMENTS

        Realized gains and losses on investments are determined on the basis of specific costs.

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

        FOREIGN CURRENCY TRANSLATION

        Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average current rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated in other comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

        DERIVATIVE FINANCIAL INSTRUMENTS

        The Company uses forward exchange contracts to hedge certain foreign receivables and firm sales commitments to be denominated in currencies other than the functional currency of the entity involved. The contracts are designated and effective as hedges. Gains and losses on contracts that hedge recorded receivables activity offset the exchange rate fluctuations of the underlying hedged transaction. Accounting for gains and losses on contracts designated as hedges of identifiable foreign currency sales commitments involves deferring recognition until the related transactions are consummated. When consummated, these gains and losses are recorded in net income (see note 15).

        ACCOUNTING CHANGES

        Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, was adopted by the Company in 1996 with no material effect to the Company.

        SFAS No. 123, Accounting for Stock-Based Compensation, was adopted by the Company in 1996. In accounting for employee stock options and similar equity instruments, companies are given the choice of either recognizing related compensation cost by adopting the fair value method, or to continue using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees, and supplementally disclose the proforma effect on earnings and earnings per share using SFAS No. 123 measurement criteria. The Company elected to continue to follow the requirements of APB No. 25, and accordingly, there is no effect on the results of operations.

        SFAS No. 128, Earnings per Share, was adopted by the Company in 1997. This Statements objective is to simplify and standardize, relative to other countries, the computation of earnings per share (EPS) previously required by APB Opinion No. 15, Earnings per Share. It requires dual presentation of basic and diluted EPS on the face of the income statement and a reconciliation of basic and diluted EPS for continuing operations. Adoption of this Statement did not have a material effect on the Companys EPS.

        SFAS No. 129, Disclosure of Information about Capital Structure, was adopted by the Company in 1997 relative to descriptive disclosure of securities outstanding. The Companys disclosure requirements are unchanged from previous requirements.

        SFAS No. 130, Reporting Comprehensive Income, was adopted by the Company in 1998. Its objective is to report all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has presented comprehensive income detail in the consolidated statements of stockholders equity.

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was adopted by the Company in 1998. Its objective is to report segment information based on the way management organizes the segments within the enterprise for making operating decisions and assessing performance. Segment information has been presented on this basis.

        SFAS No. 132, Employers Disclosures about Pensions and Other Postretirement Benefits, was adopted by the Company in 1998. The purpose of this statement is to provide additional insight into benefit obligation and plan asset changes.

        FUTURE IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998, effective for fiscal years beginning after June 15, 1999. The statement establishes accounting and reporting standards for derivative instruments and for hedging activities. All derivatives are required to be recognized as either assets or liabilities in the statement of financial position and measured at fair value. Changes in fair value will be reported either in earnings or outside earnings depending on the intended use of the derivative and the resulting designation. Entities applying hedge accounting are required to establish at the inception of the hedge the method used to assess the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. The Company currently follows SFAS No. 52, Foreign Currency Translation, and applies hedge accounting treatment to certain foreign currency transactions by entering into forward exchange contracts. Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded in income and generally offset the transaction losses or gains on the foreign currency cash flows that they are intended to hedge. Gains and losses on contracts hedging firm sales commitments are deferred until the related transactions are consummated. The Company has not completed its analysis of SFAS No. 133 and, accordingly, has not determined what effect, if any, it may have on future operations and financial statement disclosure.

2.      ACQUISITIONS AND DISPOSALS

        ACQUISITIONS

        On December 31, 1997, the Company acquired from Clariant Corporation an acylation derivatives business involved in the development and marketing of photoresist applications, as well as the chemical mechanical planarization assets of Baikowski International Corporation and Moyco Technologies, Inc. The aggregate purchase price of these three businesses was approximately $14,900, including approximately $11,200 in cash and contingent consideration of approximately $3,700 (approximately $5,000 face value before discounting), payable in five years. Goodwill is amortized on a straight-line basis over the period assigned to each acquisition, ranging from five to 15 years.

        DISPOSALS

        In the fourth quarter of 1998, the Companys board of directors approved a plan to dispose of Callidus Technology, Inc. (CTI). The plan assumes this disposition will be finalized during 1999. The assets and liabilities of CTI have been classified, net, as current discontinued assets of $9,600 and non-current discontinued assets of $6,000. With this disposal, the Company will complete the disposition of its Engineered Products and Services segment. The disposition of the other major portion of this segment, Plasma Processing Corporation was completed in January 1997 with a sale for $4,100, generating no gain or loss on disposal. The Company recorded pretax charges of $20,402, ($18,256 and $2,146 during the second and fourth quarters of 1996, respectively) in anticipation of the sale. These charges included $13,941 in asset writedowns and $6,461 in accruals, consisting of $4,146 in estimated costs in excess of market value to process inventory to meet contractual obligations, $500 for disposal of marketable inventory, $525 for severance and $1,290 for contract cancellations and other estimated costs. In December 1998, an additional accrual of $1,465 was made to dispose of unprocessed inventory. In 1998 and prior years, the Company expended $888 and $5,598, respectively, in cash against these accruals, primarily related to inventory processing and severance payments, leaving an accrual balance of $1,440.

        In the third quarter of 1998, the Companys board of directors approved a plan to discontinue its steel operations through a disposal of the assets of FirstMiss Steel, Inc. by September 1999 and accordingly, the assets and liabilities, net, have been classified as current. The carrying amount of these assets was written down by $14,872 in the third quarter of 1998 to estimated net realizable amount. In addition, accruals of $3,128 were recorded for estimated costs of exiting this business. The carrying amount of the Steel net assets was $26,565 at December 31, 1998. A previous writedown of $10,125 was taken in 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

        As discussed in note 1, on December 23, 1996, First Mississippi completed the spinoff of the Company and on December 24, 1996, First Mississippi and its fertilizer operations (Fertilizer) were merged with a wholly owned subsidiary of MCC. Prior to the completion of the transaction, First Mississippi borrowed $150,500, which was used to refinance First Mississippis existing indebtedness and pay certain transaction costs. This debt remained the obligation of First Mississippi, which became a subsidiary of MCC as a result of the Merger. As part of the transaction, for each share of First Mississippi common stock outstanding at the close of trading on December 23, 1996, First Mississippi shareholders received one share of ChemFirst Inc. common stock and approximately one-third share of MCC common stock. The total value of the transaction was approximately $312,500, based on the value of the assumed indebtedness of $150,500 and the value, approximately $162,000, of the shares of MCC distributed to First Mississippi shareholders. These total proceeds, less the net book value of the Fertilizer assets and related transaction costs, resulted in a pretax gain of approximately $222,000 and an after tax gain of approximately $225,000. The gain on disposition of the Fertilizer assets is included in gain on disposal of businesses in the December 31, 1996, consolidated statements of operations. The tax benefit from the transaction was for certain tax deductible expenses incurred by the Company. The distribution of MCC shares to First Mississippi shareholders is reported as a reduction of stockholders equity in the accompanying December 31, 1996, financial statements.

        A pretax loss of $2,700 was also recorded during the year ended December 31, 1996, related to other previously discontinued businesses and is included in gain on disposal of businesses, net of applicable income tax benefit of $954, in the consolidated statements of operations. Such loss resulted from revised estimates of environmental remediation costs and settlements of operating costs related to previously discontinued phosphate fertilizer (1982) and oil and gas
(1993) businesses.

        The net assets and liabilities of discontinued operations included in the consolidated financial statements are classified as current assets, noncurrent assets and noncurrent liabilities by segment as follows:

                                                                           Engineered Products
                                                    Steel                 and Services and Other                    Total
                                         ------------------------------------------------------------------------------------------
                                                 December 31,                   December 31,                      December 31,
                                         --------------------------      --------------------------      --------------------------
                                            1998            1997            1998            1997            1998            1997
                                         ----------      ----------      ----------      ----------      ----------      ----------
Current assets                           $   24,766          39,186          33,172          30,426          57,938          69,612
Investments and other assets                     --              --             359              --             359              --
Property, plant and equipment, net            9,300              --           8,489              --          17,789              --
Current liabilities                          (7,036)        (13,705)        (22,276)        (16,462)        (29,312)        (30,167)
Long-term debt, excluding
  current installments                         (465)             --              --              --            (465)             --
                                         ----------      ----------      ----------      ----------      ----------      ----------
Net current assets of
  discontinued operations $                  26,565          25,481          19,744          13,964          46,309          39,445
                                         ==========      ==========      ==========      ==========      ==========      ==========

Investments and other assets             $       --             500           6,000             326           6,000             826
Property, plant and equipment, net               --          16,894              --           7,005              --          23,899
                                         ----------      ----------      ----------      ----------      ----------      ----------
Noncurrent assets of discontinued
  operations                             $       --          17,394           6,000           7,331           6,000          24,725
                                         ==========      ==========      ==========      ==========      ==========      ==========


Long-term debt, excluding
  current installments                   $       --             924              --              --              --             924
Deferred income taxes and other, net             --              --          10,097           9,613          10,097           9,613
                                         ----------      ----------      ----------      ----------      ----------      ----------
Noncurrent liabilities of
  discontinued operations                $       --             924          10,097           9,613          10,097          10,537
                                         ==========      ==========      ==========      ==========      ==========      ==========

        The statements of operations have been reclassified to separate discontinued and continuing operations. Revenues and net earnings (losses) of the discontinued operations, by segment, for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                                           December 31,
                                                              ------------------------------------
                                                                1998          1997          1996
                                                              --------      --------      --------
Fertilizer
  Sales and revenues                                          $     --            --       231,195
                                                              ========      ========      ========
  Earnings from operations before taxes                             --            --        57,725
  Income tax expense                                                --            --        21,356
  Equity in net earnings of equity investees                        --            --           193
                                                              --------      --------      --------
  Earnings from discontinued operations, net                  $     --            --        36,562
                                                              ========      ========      ========
Steel
  Sales and revenues                                          $ 54,620        75,304        73,750
                                                              ========      ========      ========
  Loss from operations before taxes                             (1,499)       (1,134)      (11,596)
  Income tax benefit                                              (585)         (444)       (4,291)
                                                              --------      --------      --------
  Loss from discontinued operations, net                      $   (914)         (690)       (7,305)
                                                              ========      ========      ========
Engineered Products and Services and Other
  Sales and revenues                                          $ 68,011        72,798        65,431
                                                              ========      ========      ========
  Earnings (loss) from operations before taxes                  (2,705)        2,952       (31,926)
  Income tax expense (benefit)                                  (1,001)        1,159       (11,813)
                                                              --------      --------      --------
  Earnings (loss) from discontinued operations, net           $ (1,704)        1,793       (20,113)
                                                              ========      ========      ========
       Total operating results of discontinued operations     $ (2,618)        1,103         9,144
                                                              ========      ========      ========


        Earnings (loss) from operations of discontinued businesses included interest expense allocations (based on the ratio of net assets of discontinued operations to consolidated net assets plus debt) of $309, $41 and $1,086 in 1998, 1997 and 1996, respectively.

3.      INVESTMENTS

        On January 22, 1998, the Company sold its 50% interest in Power Sources, Inc. (PSI) to Trigen Energy Corporation for a net cash amount of $18,986 after payments of incentives to former PSI management. A pretax gain of $10,069 was recognized in 1998, with an additional gain of $1,500 deferred pending resolution of contingencies related to the transaction. In November 1997, the Company sold its 23% interest in Melamine Chemicals, Inc. (Melamine) to Borden Chemical Inc. for $26,138 in cash, recognizing a pretax gain of $14,684. With these dispositions, the Company has no investments in equity affiliates at December 31, 1998.

        Investment in affiliated companies accounted for by the equity method was $7,138 at December 31, 1997. Equity earnings, net of taxes, were $2,497 and $846, respectively, for the years ended December 31, 1997 and 1996. At December 31, 1997, affiliated company summary balances consisted of current assets of $2,300, noncurrent assets of $22,004, current liabilities of $1,900, noncurrent liabilities of $8,129 and net equity of $14,275.

        The terms of the January 1997 sale of Plasma Processing Corporation included a note for $2,000. A pretax provision for $750 was made in the fourth quarter of 1998 related to the note based on managements estimate of collectibility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

        On October 20, 1995, First Mississippi distributed to its shareholders its entire ownership of Getchell Gold Corporation (Getchell), formerly known as FirstMiss Gold Inc. Each First Mississippi shareholder received approximately seven-tenths of a common share of Getchell for each share of First Mississippi owned. At the date of the Getchell spinoff, the Company received a promissory note in settlement of all prior cash advances. The note bears interest at a rate based on the London Interbank Offered Rate (5.625% at December 31, 1998). Interest and principal are due in September 2000. The aggregate unpaid principal amount of the note, including accrued interest, of $28,918 and $27,138 at December 31, 1998 and 1997, respectively, is included in other investments. In November 1998, Getchell and Placer Dome Inc. announced plans to merge, with completion of the transaction anticipated in the second quarter of 1999. If the merger is completed, Getchell must prepay all principal and interest due to the Company.

4.      INTANGIBLE AND OTHER ASSETS

        The major classes of intangible and other assets are summarized below:

                                                                  December 31,
                                                           -------------------------
                                                              1998           1997
                                                           ----------     ----------
        Goodwill                                           $   26,343         25,766
        Other                                                   1,055          1,350
                                                           ----------     ----------
                                                               27,398         27,116
        Less accumulated amortization                          11,036          9,198
                                                           ----------     ----------

                                                           $   16,362         17,918
                                                           ==========     ==========

        The net carrying amounts of goodwill at December 31, 1998 and 1997 were $15,890 and $17,036, respectively. Amortization expense amounted to $2,106 in 1998, $1,204 in 1997 and $1,535 in 1996.

5.      PROPERTY, PLANT AND EQUIPMENT

        A summary of property, plant and equipment, at cost, follows:

                                                                                December 31,
                                                            Estimated    -------------------------
                                                           useful lives     1998           1997
                                                           ------------  ----------     ----------
        ASSETS AT COST:
          Land and land improvements                           10-20     $    6,856          6,759
          Buildings                                            20-45         31,075         25,591
          Plant facilities and equipment                       25-20        270,505        196,782
          Other facilities and equipment                       25-12         36,276         25,321
          Construction in progress                                           22,102         69,088
                                                                         ----------     ----------
             Total property, plant and equipment                            366,814        323,541
        Less accumulated depreciation and
          amortization                                                      139,413        118,964
                                                                         ----------     ----------
             Net property, plant and equipment                           $  227,401        204,577
                                                                         ==========     ==========


        Depreciation and amortization expense related to the above was $21,582 in 1998, $16,050 in 1997 and $12,134 in 1996.

        Capitalized interest related to the above amounted to $915 in 1998, $141 in 1997 and $920 in 1996.

6.      LONG-TERM DEBT AND CREDIT AGREEMENTS

        A summary of long-term debt follows:

                                                                                December 31,
                                                                          -----------------------
                                                                             1998          1997
                                                                          ---------     ---------
        Unsecured:
          Senior notes payable:
            Tranche A, 6.50%, due October 30, 2003                        $  15,000            --
            Tranche B, 6.75%, due October 30, 2005                            5,000            --
          Revolving credit facility, due May 2002                            41,000            --
          BK International Corporation note, 6.25%, due December 2002         3,956         3,693
          Other                                                                 228           482
                                                                          ---------     ---------
                                                                             65,184         4,175
          Secured                                                                23            43
                                                                          ---------     ---------
                                                                             65,207         4,218
        Less current installments of long-term debt                             251           277
                                                                          ---------     ---------

                                                                          $  64,956         3,941
                                                                          =========     =========

        There were no compensating balance requirements under loan agreements in effect at December 31, 1998. The above obligations mature in various amounts through 2005, including $251 in 1999, $44,956 in 2002, $15,000 in 2003 and
$5,000 in 2005.

        In November 1998, the Company entered into a $20,000 private placement of senior notes with two institutional investors. The Tranche A and B notes have interest-only payments until October 30, 2003 and October 30, 2005, at interest rates of 6.50% and 6.75%, respectively.

        The Company has a $100,000 bank revolving credit facility originating June 1997, which is committed until May 2002. At December 31, 1998, there was a balance of $41,000 outstanding under the facility at a weighted average rate of 5.85%. Outstanding letters of credit under the facility were $8,678, leaving $50,322 available for borrowings. Interest rates are based on either the London Interbank Offered Rate or the prime rate. A facility fee ranging from .125 to
 .150 of 1% per annum is charged. The facility fee was $126 for the year ended December 31, 1998 and $80 for the period from June 1997 to December 31, 1997. Prior to June 1997, the Company had a $65,000 bank revolving credit facility. Interest rates were based on either the London Interbank Offered Rate or the prime rate. Commitment fees for the period January 1997 through May 1997 and for the year ended December 31, 1996, were $45 and $133, respectively.

        The senior notes and the revolving credit facility contain certain convenants, the most significant of which require a specified ratio of earnings before interest and taxes to cover fixed charges, maintaining a minimum net worth amount, and a specified debt to capitalization ratio. At December 31, 1998, the Company was in compliance with these covenants.

        The Company has access to a $10,000 short-term uncommitted facility for foreign or trade related borrowings. The facility, which originated during 1998 and expires in August 1999, is renewable at the Companys request and the banks option. The total outstanding at December 31, 1998, was $5,354. Interest rates are based on either the London Interbank Offered Rate or the Tokyo Interbank Offered Rate. The average interest rate for the short-term facility was 1.15% at year-end 1998.

        The Company also has access to an uncommitted facility for the issuance of foreign currency letters of credit. The total outstanding at December 31, 1998, was $1,642. The possibility of default is considered remote but would cause these letters of credit to come due immediately. If this occurred, payments would be made from available cash or borrowings under the revolving credit facility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

        Total interest costs incurred for the years ended December 31, 1998, 1997 and 1996, were $2,901, $424 and $7,499, respectively.

7.      INCOME TAXES

        Total income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996, was allocated as follows:

                                                                                 December 31,
                                                                  ------------------------------------------
                                                                     1998            1997            1996
                                                                  ----------      ----------      ----------
        Continuing operations                                     $   15,440          23,050          10,471
        Discontinued operations                                       (1,586)            715           5,252
        Segment dispositions                                          (6,050)             --          (3,928)
        Stockholders equity related to compensation
                expense for tax purposes in excess of amounts
                recognized for financial reporting purposes             (678)           (886)         (1,308)
                                                                  ----------      ----------      ----------
                                                                  $    7,126          22,879          10,487
                                                                  ==========      ==========      ==========


        Income tax expense differs from the statutory federal rate of 35% applied to earnings from continuing operations before income taxes and investee earnings for the years ended December 31, 1998, 1997 and 1996 as follows:

                                                                                  December 31,
                                                                   ------------------------------------------
                                                                      1998            1997            1996
                                                                   ----------      ----------      ----------
        Computed expected tax expense                              $   14,035          20,422           9,311
        State income taxes, net of federal income tax benefit           1,407           1,658             661
        Amortization of goodwill                                          394             388             131
        Exempt earnings of Foreign Sales Corporation                      (94)           (172)            (47)
        Increase in net cash surrender value of life insurance           (362)           (331)           (156)
        Tax provision adjustments for pending
          Internal Revenue Service (IRS) matters                           --             400             150
        Other, net                                                         60             685             421
                                                                   ----------      ----------      ----------
                 Actual tax expense of continuing operations       $   15,440          23,050          10,471
                                                                   ==========      ==========      ==========

        Components of income tax expense are as follows:

                                                                                  December 31,
                                                                   ------------------------------------------
                                                                      1998            1997            1996
                                                                   ----------      ----------      ----------
        Current:
         Federal                                                   $    8,950          20,539          10,104
         State                                                          2,169           2,515             942
         Foreign                                                        1,264           1,250              --
                                                                   ----------      ----------      ----------
                                                                       12,383          24,304          11,046
                                                                   ==========      ==========      ==========

        Deferred:
         Federal                                                        3,062          (1,290)           (650)
         State                                                             (5)             36              75
         Foreign                                                           --              --              --
                                                                   ----------      ----------      ----------
                                                                        3,057          (1,254)           (575)
                                                                   ==========      ==========      ==========

        Total:
         Federal                                                       12,012          19,249           9,454
         State                                                          2,164           2,551           1,017
         Foreign                                                        1,264           1,250              --
                                                                   ----------      ----------      ----------
                                                                   $   15,440          23,050          10,471
                                                                   ==========      ==========      ==========

        The significant components of deferred income tax expense attributable to earnings from continuing operations are as follows:

                                                                                December 31,
                                                                     --------------------------------
                                                                        1998        1997       1996
                                                                     ----------  ---------   --------
        Deferred tax expense (benefit) from changes in temporary
          differences                                                $    3,057     (1,254)      (575)
                                                                     ==========   ========   ========

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at December 31, 1998 and 1997, are as follows:

                                                                       December 31,
                                                                ------------------------
                                                                  1998           1997
                                                                ---------      ---------
        Deferred tax assets:
          Note and accounts receivable, principally due to
            allowance for doubtful note receivable              $     317             37
          Deferred compensation                                     5,060          3,936
          Accrued incentive compensation                              464          1,323
          Inventory costs                                           1,803          1,144
          State net operating loss carryforward                        92             47
          Accrued vacation costs                                      767            672
          Accrued pension costs                                       980          1,143
          Other, net                                                1,103             --
                                                                ---------      ---------
                          Total deferred tax assets                10,586          8,302
                                                                ---------      ---------
        Deferred tax liabilities:
        Plant and equipment, principally due to differences
            in depreciation                                       (19,235)       (12,416)
        Undistributed earnings from equity affiliates                  --         (1,396)
        State income taxes                                         (1,714)        (1,709)
        Other, net                                                     --            (87)
                                                                ---------      ---------
               Total gross deferred tax liabilities               (20,949)       (15,608)
                                                                ---------      ---------
               Net deferred tax liability                       $ (10,363)        (7,306)
                                                                =========      =========

        The net deferred tax liability at December 31, 1998 and 1997 consists of a long-term deferred tax liability of $13,501 and $10,130, respectively, and a current deferred tax asset of $3,138 and $2,824, respectively. The current deferred tax asset is included in prepaid expenses and other current assets in the consolidated balance sheets.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, recoverable taxes paid, projected taxable income and tax planning strategies in making this assessment. Based on the reversal of existing deferred tax liabilities and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefit of these deductible differences.

        Current income taxes payable of $3,569 at December 31, 1998, and refundable income taxes of $2,655 at December 31, 1997, are included in accrued expenses and other current liabilities and other receivables, respectively, in the accompanying consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

        As a result of the Merger described in note 1, the Company assumed liability for the prior tax returns of First Mississippi. The federal income tax returns have been examined through June 30, 1996, and all years prior to June 30, 1989 are closed. In December 1998, the Company agreed to a resolution of the remaining disputed issues for the years ended June 30, 1989 through June 30, 1996. Management believes that adequate provision has been made for any adjustments which might be assessed for open years through December 31, 1998.

8.      EMPLOYEE BENEFIT AND INCENTIVE PLANS

        The Company has a noncontributory defined benefit pension plan covering substantially all full-time permanent employees. The benefits are based on years of service and participants compensation during the last five years of employment. The following tables present plan information at December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996: December 31,

                                                                    1998           1997
                                                                  --------       --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                           $ 37,494         27,020
Service cost                                                         2,958          2,376
Interest cost                                                        2,749          2,157
Actuarial loss                                                       3,350          6,925
Benefits paid                                                       (2,934)          (984)
Curtailment gain                                                    (2,792)            --
                                                                  --------       --------
Benefit obligation at end of year                                 $ 40,825         37,494
                                                                  ========       ========

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                    $ 36,206         29,620
Actual return on plan assets                                         6,154          7,309
Employer contribution                                                  105            261
Benefits paid                                                       (2,934)          (984)
                                                                  --------       --------
Fair value of plan assets at end of year                          $ 39,531         36,206
                                                                  ========       ========


RECONCILIATION OF FUNDED STATUS
Funded status                                                     $ (1,294)        (1,288)
Unrecognized net actuarial gain                                     (5,968)        (4,880)
Unrecognized transition asset                                       (1,872)        (2,178)
Unrecognized prior service cost                                        457          1,040
                                                                  --------       --------
Accrued pension liability                                         $ (8,677)        (7,306)
                                                                  ========       ========

                                                                 December 31,
WEIGHTED-AVERAGE ASSUMPTIONS                       --------------------------------------
        AS OF DECEMBER 31                            1998           1997           1996
                                                   --------       --------       --------
Discount rate - net periodic pension cost              7.50%          7.75%          7.75%
Discount rate - benefit obligations                    7.00%          7.50%          7.75%
Expected return on plan assets                         9.50%          9.00%          9.00%
Rate of compensation increase                          4.00%          4.00%          4.00%

COMPONENTS OF NET PERIODIC PENSION COST
Service cost                                       $  2,958          2,376          2,289
Interest cost                                         2,747          2,157          1,943
Expected return on plan assets                       (3,369)        (2,631)        (2,200)
Recognized net actuarial gain                          (645)          (243)          (170)
Amortization of transition asset                       (304)          (304)          (304)
Amortization of prior service cost                       89             89             88
                                                   --------       --------       --------
Net periodic pension cost                          $  1,476          1,444          1,646
                                                   ========       ========       ========

        Net annual pension expense allocated to discontinued operations was $1,211, $1,162 and $1,354 for the years ended December 31, 1998, 1997 and 1996, respectively. Plan assets are invested primarily in equity securities and U. S. Government and corporate bonds.

        The Company has a contributory 401(k) savings plan and an employee stock ownership plan, both of which cover substantially all eligible employees who have completed six months of service. Total expense under the plans amounted to approximately $1,116, $1,038 and $813 for the years ended December 31, 1998, 1997 and 1996, respectively. These plans and the pension plan invest in the Companys stock. The total number of shares held by the plans at December 31, 1998 and 1997, was 387,261 and 355,964, respectively.

        The Company has various nonqualified plans that act to restore earned benefits limited by income tax regulations, or allow for other compensation deferrals. Beginning in July 1997, participants in certain of these plans could elect to convert existing deferred balances and/or future deferrals, at the start of each new year, into phantom share units tracking the performance of the Companys stock. Additionally, a 15 percent discount on the market value of the stock at the original conversion date and each new plan year is given to those participants making this election. Beginning in 1998, Company officers could elect to defer a portion of salary and/or bonuses into phantom share units on a pretax basis at a 15 percent discount. The total liability for these deferrals at December 31, 1998 is $936. The nonqualified supplemental pension plan provides for incremental pension payments from the Companys funds, and is based on the same actuarial assumptions as the qualified plan. The total liability relating to this unfunded plan at December 31, 1998 and 1997, was $1,689 and $1,378, respectively. Net annual pension expense for this plan was $311, $77 (net of an actuarial adjustment of $233), and $250 for the years ended December 31, 1998, 1997 and 1996, respectively. The cost of the nonqualified 401(k) and ESOP plans was $355, $622 and $274 for the years ended December 1998, 1997 and 1996, respectively. Individual life insurance contracts were purchased, with the Company as beneficiary, to assist in the funding of portions of certain nonqualified deferred compensation plans covering directors, officers and key employees. The expense for these plans was $896, $795 and $802 for the years ended December 31, 1998, 1997 and 1996, respectively.

        Directors, officers and certain key employees of the Company participate in the long-term incentive plans (the Plans) under which the Company has reserved shares of common stock for issuance. Awards under the Plans include stock options, options to purchase debentures convertible into preferred stock and then convertible into common stock of the Company, stock appreciation rights, performance units, restricted stock, supplemental cash and such other forms as the Board of Directors may direct. Options under all plans are granted at the market price of the shares on the date of the grants, with vesting occurring no earlier than six months after grant and expiration no later than 10 years after grant. At December 31, 1998, shares available for grant under the referenced plans totaled 694,113 shares of common stock. Additional information follows:

                                                         STOCK OPTIONS               DEBENTURE OPTIONS
                                                  ---------------------------------------------------------
                                                                   AVERAGE                        AVERAGE
                                                    NUMBER      OPTION PRICE       NUMBER        OPTION PRICE
                                                  OF SHARES       PER SHARE       OF SHARES       PER SHARE
                                                  ----------      ----------     ----------      ----------
        Balance December 31, 1995                    316,451      $    19.64      336,168 $            8.92
          Options granted before spinoff             227,050           24.05             --              --
          Options exercised before spinoff           (41,704)          19.42        (10,143)          10.12
          Option conversion adjustment - MCC*        120,902              --         81,525              --
          Options forfeited                          (18,251)          22.34             --              --
                                                  ----------      ----------     ----------      ----------
        Balance December 31, 1996                    604,448           17.30        407,550            7.10
          Options granted                            479,910           23.30             --              --
          Options exercised                          (65,620)          14.43        (78,492)           6.74
          Options forfeited                           (6,800)          23.13             --              --
                                                  ----------      ----------     ----------      ----------
        Balance December 31, 1997                  1,011,938           20.34        329,058            7.19
          Options granted                            376,725           26.54             --              --
          Options exercised                          (43,102)          17.80       (116,730)           7.72
          Options forfeited                         (127,015)          23.93             --              --
                                                  ----------      ----------     ----------      ----------
        Balance December 31, 1998                  1,218,546      $    21.93        212,328      $     6.90
                                                  ==========      ==========     ==========      ==========
        Exercisable December 31, 1998                651,005      $    19.18        212,328      $     6.90
                                                  ==========      ==========     ==========      ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

        * The number of shares of common stock underlying outstanding debentures, debenture options and nonqualifying stock options, as well as stock option prices, were adjusted to reflect the distribution value of the fertilizer business sale (note 2). This adjustment, which increased the number of shares underlying the outstanding awards and reduced the exercise prices by a factor of
1.25 is reflected in the total number of shares and ending average option prices at December 31, 1998, 1997 and 1996.

        In accordance with SFAS No. 123, the following additional disclosures are required related to stock-based compensation shares granted during the three-year period ended December 31, 1998:

        The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made during the years ended December 31, 1998, 1997 and 1996, respectively: dividend yields of 1.5, 1.7 and 2.1 percent; expected volatilities of 33, 26 and 25 percent; risk-free interest rates of 6.1, 6.8 and
6.9 percent, and expected lives of four years for all periods presented. A summary of the status of the Companys stock-based compensation shares at December 31, 1998, 1997 and 1996, and changes during the years ended on those dates is presented below:

                                     1998          WEIGHTED-AVG.      1997          Weighted-avg.       1996         Weighted-avg.
                                    SHARES        EXERCISE PRICE     Shares        exercise price      Shares       exercise price
                                  -----------      -----------     -----------      -----------     -----------      -----------
Outstanding at beginning of year    1,012,904      $     20.84         551,212     $      18.33       269,598       $      21.59
Granted                               394,108            26.02         518,010            23.18         227,050            24.05
Exercised before spinoff                   --               --              --               --         (37,437)           20.56
Spinoff conversion adjustments             --               --              --               --         110,252               --
Exercised after spinoff               (77,982)           20.18         (49,518)           16.98              --               --
Forfeited                            (127,015)           23.93          (6,800)           23.13         (18,251)           22.34
                                  -----------      -----------     -----------      -----------     -----------      -----------
Outstanding at end of year          1,202,015      $     22.26       1,012,904      $     20.84         551,212      $     18.33
                                  -----------      -----------     -----------      -----------     -----------      -----------
Exercisable at end of year            634,474                          501,694                          283,773
                                  ===========                      ===========                      ===========
Weighted-average fair value                        $      7.86                      $      6.11                      $      4.93
                                                   ===========                      ===========                      ===========


        The following table summarizes information about stock-based compensation shares for the period ended December 31, 1998:

                           OUTSTANDING                                              EXERCISABLE
------------------------------------------------------------------------   ------------------------------
                                     WEIGHTED-AVG.
    RANGE OF          NUMBER           REMAINING          WEIGHTED-AVG.      NUMBER        WEIGHTED-AVG.
EXERCISE PRICES    OUTSTANDING      CONTRACTUAL LIFE      EXERCISE PRICE   EXERCISABLE     EXERCISE PRICE
---------------    -----------      ----------------      --------------   -----------     --------------
 $16.30-$26.75      1,202,015          8.1 years             $ 22.26         634,474         $ 19.32
===============    ==========          =========             =======         =======         =======

        The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock-based compensation plans. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Companys net income, earnings per common share and earnings per common share, assuming dilution, would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                                                           1998        1997         1996
                                                                        ----------  ----------  ------------
        Net earnings                                    As reported     $  10,092   $   38,898  $    249,860
                                                        Pro forma       $   8,998   $   37,955  $    248,902

        Earnings per common share                       As reported     $     .52   $     1.91  $      12.12
                                                        Pro forma       $     .47   $     1.86  $      12.07

        Earnings per common share, assuming dilution    As reported     $     .52   $     1.86  $      11.95*
                                                        Pro forma       $     .46   $     1.82  $      11.90*

        * Dilutive earnings per share for 1996 differs from last years historical presentation due to restated continuing operations effect on the calculation.

9.      STOCKHOLDERS' EQUITY

        Earnings per common share calculations are based on the weighted average number of common shares outstanding during each year. Calculations for fully diluted earnings per common share are based on the weighted average number of outstanding common shares and common share equivalents during each year. A reconciliation of the numerators and denominators for basic and diluted per share computations from continuing operations for the years ended December 31, 1998, 1997 and 1996 follows:

                                                                Weighted-avg.
                                                  Income           Shares          Per Share
                                                (Numerator)     Denominator)        Amount
                                               ------------     ------------     ------------
BASIC EPS
Earnings from continuing operations - 1998     $     24,660       19,255,344     $       1.28
Effect of Dilutive Securities
Options                                                  --           79,178               --
Convertible debentures                                   --          144,300               --
                                               ------------     ------------     ------------
DILUTED EPS
Earnings from continuing operations - 1998     $     24,660       19,478,822     $       1.27
                                               ============     ============     ============
BASIC EPS
Earnings from continuing operations - 1997     $     37,795       20,395,060     $       1.85
Effect of Dilutive Securities
Options                                                  --          195,867               --
Convertible debentures                                   --          296,825               --
                                               ------------     ------------     ------------
DILUTED EPS
Loss from continuing operations - 1997         $     37,795       20,887,752     $       1.81
                                               ============     ============     ============
BASIC EPS
Earnings from continuing operations - 1996     $     16,977       20,615,087     $        .83
Effect of Dilutive Securities
Options                                                  --           78,249               --
Convertible debentures                                   --          215,827               --
                                               ------------     ------------     ------------
DILUTED EPS
Earnings from continuing operations - 1996     $     16,977       20,909,163     $        .81
                                               ============     ============     ============


        In connection with the Shareholder Rights Plan adopted by the Company on October 30, 1996, preferred stock purchase rights were distributed to stockholders and are deemed to be attached to the outstanding shares of common stock of the Company. Under certain conditions, each right may be exercised to purchase one one-hundredth (1/100) of a share of a new series of preferred stock, at an exercise price of $100 per share (subject to adjustment). The rights, which do not have voting rights, expire in 2006 and may be redeemed by the Company at a price of $0.01 per right prior to a specified period of time after the occurrence of certain events. In certain events, each right (except certain rights beneficially owned by 10% or more owners, which rights are voided) will entitle its holder to purchase shares of common stock with a value of twice the then-current exercise price.

        In August 1998, the Companys directors authorized a $50,000 stock repurchase program. This addition brings total repurchase authorizations, since inception at January 1997, to $110,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

10.     COMMITMENTS AND CONTINGENT LIABILITIES

        The Company has entered into various operating leases for transportation equipment (primarily railroad tank cars), chemical pipelines and storage facilities, office buildings and land and other miscellaneous items of equipment. The following is a schedule by years of future minimum rental payments for those operating leases with initial or remaining noncancelable terms in excess of one year, as of December 31, 1998:

        Years ending                                        Operating
        December 31,                                          Leases
        ------------                                        ---------
        1999                                                $   1,037
        2000                                                    1,204
        2001                                                    1,171
        2002                                                    1,141
        2003                                                      731
        Later years                                             2,573
                                                            ---------
        Total minimum payments required                     $   7,857
                                                            =========

        Provisions applicable to certain transportation equipment leases provide for mileage credits computed on the basis of usage. No recognition has been given to the effect of such credits in the amounts presented above.

        Rental expense, including short-term rentals (net of mileage credits and short-term subleases of approximately $483, $407 and $244 for the years ended December 31, 1998, 1997 and 1996, respectively), was approximately $1,590, $781 and $1,012 for the years ended December 31, 1998, 1997 and 1996, respectively. In most cases management expects that leases will be renewed or replaced by other leases in the normal course of business.

        Company operations are subject to a wide variety of environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions. The Company accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At December 31, 1998 and 1997, the Companys estimated liability for these matters totaled $1,338 and $1,399, respectively, for discontinued operations. The estimated liability related to continuing operations at December 31, 1998 was $244.

        The Company has pending several claims incurred in the normal course of business which, in the opinion of management and legal counsel, can be disposed of without material effect on the accompanying consolidated financial statements.

11.     INTEREST AND OTHER INCOME

        Interest and other income, net, items are as follows:

                                                                 December 31,
                                                     -----------------------------------
                                                       1998          1997         1996
                                                     --------      --------     --------
        Interest income                              $  2,198         3,282        2,067
        Royalty, license, rental and fee income         4,280         3,830        2,329
        Gain on sale of Melamine Chemicals, Inc.
          and Power Sources, Inc. (note 3)             10,069        14,684           --
        Net gain on disposition of other
          noncurrent assets                                19           159          546
        Other                                            (130)          175           73
                                                     --------      --------     --------
                                                     $ 16,436        22,130        5,015
                                                     ========      ========     ========

12.     SEGMENT INFORMATION

        The Company operates in two segments: Electronic and Other Specialty Chemicals and Polyurethane Chemicals. The Electronic and Other Specialty Chemicals segment produces specialty chemicals for use by others in electronic, agricultural, pharmaceutical, polymer and photosensitive applications. These chemicals are typically produced by multi-step batch processing with products sold both on specification and performance. This segment includes research and development for new products and processes. The Polyurethane Chemicals segment produces aniline and nitrobenzene by a continuous production process. These chemicals generally require more processing to produce the end product used by consumers and are primarily sold under long-term contracts to industrial customers. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance and allocates resources based on the segments profit or loss from operations before interest income and expense and income taxes. The Company's reportable segments are based on similarities in products and services, type and class of customers, production processes and methods of distribution.

        The polyurethane chemicals segment had unaffiliated major customer sales of $99,522, $86,806 and $75,910 for the years ended December 31, 1998, 1997 and
1996, respectively.

        The following is a breakdown by segment of certain Company financial information at December 31, 1998, 1997 and 1996 and for each of the years then ended:

                                                                    December 31,
                                                       ---------------------------------------
                                                         1998           1997           1996
                                                       ---------      ---------      ---------
        Sales to unaffiliated customers:
          Electronic and Other Specialty Chemicals     $ 179,579        179,549        150,873
          Polyurethane Chemicals                         125,525        118,273         95,139
                                                       ---------      ---------      ---------
               Total                                   $ 305,104        297,822        246,012
                                                       =========      =========      =========
        Operating profit before income taxes
          and investee earnings:
          Electronic and Other Specialty Chemicals     $  17,796         27,617         22,536
          Polyurethane Chemicals                          22,648         24,071         21,057
                                                       ---------      ---------      ---------
                                                          40,444         51,688         43,593
        Unallocated corporate expenses                    (9,781)       (11,347)       (13,324)
        Interest income (expense), net                       213          3,009         (3,926)
        Other income, net                                  9,224         14,998            259
                                                       ---------      ---------      ---------
               Total                                   $  40,100         58,348         26,602
                                                       =========      =========      =========
        Depreciation and amortization:
          Electronic and Other Specialty Chemicals     $  14,623         12,541         10,382
          Polyurethane Chemicals                           8,148          4,341          2,844
          Corporate                                          917            372            443
                                                       ---------      ---------      ---------
               Total                                   $  23,688         17,254         13,669
                                                       =========      =========      =========
        Identifiable assets:
          Electronic and Other Specialty Chemicals     $ 214,192        224,778        162,807
          Polyurethane Chemicals                         113,217         81,844         45,374
                                                       ---------      ---------      ---------
                                                         327,409        306,622        208,181
          Corporate                                       63,716         62,305        120,260
          Discontinued operations                         52,309         64,170         65,723
                                                       ---------      ---------      ---------
               Total                                   $ 443,434        433,097        394,164
                                                       =========      =========      =========
        Capital expenditures:
          Electronic and Other Specialty Chemicals        25,306         36,692         40,411
          Polyurethane Chemicals                       $  11,421         47,910          8,259
          Corporate                                        7,059          6,840            219
                                                       ---------      ---------      ---------
               Total                                   $  43,786         91,442         48,889
                                                       =========      =========      =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

        Revenues from sales to all foreign countries were $46,207, $43,096 and $36,982 in 1998, 1997 and 1996, respectively, and are attributed to those countries based on ship-to location of customers. Identifiable assets in foreign countries were $17,386, $7,736 and $5,881.

        Identifiable assets by segment are those assets used in the Companys operations. Corporate assets and investments are principally cash and cash equivalents, nontrade receivables and certain other investments.

        The Company performs ongoing credit evaluations of its customers and generally does not require collateral on trade receivables. The Company believes that adequate allowances are maintained for any uncollectible trade receivables. Certain corporate expenses, primarily those related to the overall management of the Company, were not allocated to the operating segments.

13.     QUARTERLY FINANCIAL DATA (UNAUDITED)

        Selected quarterly financial data follows:

                                                                        Quarters ended                            Year ended
                                              ------------------------------------------------------------------------------
                                                  03/31             06/30          09/30             12/31          12/31
                                              --------------     -----------     -----------      -----------     ----------
        1998:
        Sales                                 $       74,173          78,100          74,752           78,079        305,104
                                              ==============     ===========     ===========      ===========     ==========
        Gross profit                          $       18,252          19,283          19,718           18,935         76,188
                                              ==============     ===========     ===========      ===========     ==========
        Earnings from
            continuing operations             $        9,445           3,853           5,107            6,255         24,660
                                              ==============     ===========     ===========      ===========     ==========
        Net earnings (loss)                   $        9,753           3,954          (7,687)           4,072         10,092
                                              ==============     ===========     ===========      ===========     ==========
        Earnings (loss) per common share:
          Continuing operations               $          .47             .20             .27              .33           1.28
                                              ==============     ===========     ===========      ===========     ==========
          Net earnings (loss)                 $          .49             .20            (.41)             .22            .52
                                              ==============     ===========     ===========      ===========     ==========
          Earnings (loss) per common
            share, assuming dilution:
          Continuing operations               $          .47             .19            . 27              .33           1.27
                                              ==============     ===========     ===========      ===========     ==========
          Net earnings (loss)                 $          .48             .20            (.40)             .22            .52
                                              ==============     ===========     ===========      ===========     ==========

        Net earnings during the first quarter of 1998 included the gain on the sale of Power Sources, Inc. (note 3), while results in the third quarter reflect charges related to the discontinuance of steel operations.

                                                                      Quarters ended                                   Year ended
                                         ------------------------------------------------------------------------------------------
                                             03/31               06/30             09/30              12/31              12/31
                                         --------------     --------------     --------------     --------------     --------------
        1997:
        Sales                            $       74,473             72,018             69,743             81,588            297,822
                                         ==============     ==============     ==============     ==============     ==============
        Gross profit                     $       19,701             18,842             20,243             21,650             80,436
                                         ==============     ==============     ==============     ==============     ==============
        Earnings from
            continuing operations        $        7,958              7,379              6,623             15,835             37,795
                                         ==============     ==============     ==============     ==============     ==============
        Net earnings                     $        8,119              7,875              6,800             16,104             38,898
                                         ==============     ==============     ==============     ==============     ==============
        Earnings per common share:
          Continuing operations          $          .38                .36                .33                .78               1.85
                                         ==============     ==============     ==============     ==============     ==============
          Net earnings                   $          .39                .39                .33                .80               1.91
                                         ==============     ==============     ==============     ==============     ==============
          Earnings per common share,
            assuming dilution:
          Continuing operations          $          .38                .35                .32                .76               1.81
                                         ==============     ==============     ==============     ==============     ==============
          Net earnings                   $          .39                .38                .33                .78               1.86
                                         ==============     ==============     ==============     ==============     ==============

        Net earnings increased during the fourth quarter of 1997 due to the gain on the sale of Melamine Chemicals, Inc. (note 3).

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

14.     VALUATION AND QUALIFYING ACCOUNTS

        Details regarding the valuation allowances for discontinued operations and doubtful trade accounts for continuing operations are as follows:

                                                    CHARGED TO     OTHER
                                        BEGINNING   COSTS AND    ADDITIONS      ENDING
                                         BALANCE     EXPENSES  (DEDUCTIONS)*   BALANCE
                                        ---------   ---------- -------------   -------
        Year ended December 31, 1998    $ 10,222      15,063          29        25,314

        Year ended December 31, 1997    $ 24,433          12     (14,223)       10,222

        Year ended December 31, 1996    $     13      24,432         (12)       24,433


        *  Businesses disposed and/or amounts written off.

15.     FINANCIAL INSTRUMENTS

        FAIR VALUE OF FINANCIAL INSTRUMENTS

        At December 31, 1998 and 1997, cash and cash equivalents, trade receivables, notes receivable, trade payables, accrued liabilities and notes payable are reflected in the financial statements at fair value. The $20,000 senior notes, placed with institutional investors in November 1998, approximate fair value based on current rates offered the Company for debt of similar characteristics and maturities. The revolving credit facilities have floating interest rates and approximate fair value.

        DERIVATIVE FINANCIAL INSTRUMENTS

        The Company enters into forward foreign exchange contracts to minimize its exposure related to foreign receivables denominated in yen. To lessen the short-term effect of exchange rate fluctuations on consolidated performance, the Company hedges a portion of these yen-denominated receivables and future sales commitments. The forward contracts related to existing receivables are marked-to-market each month and offset the underlying hedged transaction. Gains and losses on contracts related to firm sales commitments are deferred and recorded in net income in the period in which the related transactions are consummated. The open contracts at December 31, 1998, represent forward sales of 664,500,000 yen with a U.S. dollar value of $5,857 and have terms of one year or less.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

16.     YEAR 2000 (UNAUDITED)

        In 1996, the Company began a study which led to the purchase in 1997 of a company-wide Enterprise Resource Planning (ERP) system to integrate the Companys information systems, replacing small, stand-alone purchased systems. The ERP system will be Year 2000 compliant, with the material portion of the system planned for completion by the middle of 1999. Installation is being completed in stages, with the first sites converted at December 31, 1998. To date, the Company has spent $8,900 on this project, and is projecting to spend approximately $2,000 in 1999 on this project. If difficulties are encountered that delay the ERP system implementation, contingency plans provide for the purchase of select Year 2000 compliant personal computer software products, the cost of which should not be material.

        A corporate-wide survey of other information technology (IT) and non-IT equipment and systems utilizing date or time functions has been undertaken. The current estimated cost to remediate is less than $600, most of which will be incurred in 1999. Remediation, including verification testing, of most noncompliant systems, equipment and software is targeted for completion by April 30, 1999. Some remediations at the Pascagoula facility, however, will occur in the fourth quarter of 1999 to coincide with the next scheduled plant maintenance turnaround. Contingency plans are currently being developed in the event the remediations do not occur or are delayed. Severe delay or widespread failure affecting both the remediation effort and the contingency plans, although not expected, could have a material effect on the Companys financial condition and results of operations.

        Key customers, as well as service and raw material suppliers, are being surveyed about their Year 2000 readiness. Depending on their responses, contingency plans will be developed as appropriate. It is anticipated that this process will be completed no later than September 30, 1999. Although the Company cannot quantify the precise effect, significant or prolonged disruptions of key customers or suppliers could have a material effect on the Companys financial condition and results of operations. For example, the majority of aniline produced by the Company is sold through long-term contracts to a few customers. Their inability to utilize the Companys aniline could have a material adverse effect.


INDEPENDENT AUDITORS REPORT

The Board of Directors and Stockholders
ChemFirst Inc.

        We have audited the consolidated balance sheets of ChemFirst Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChemFirst Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



Jackson, Mississippi                                     KPMG Peat Marwick LLP
February 19, 1999

CHEMFIRST INC.         POST OFFICE BOX 1249      JACKSON, MISSISSIPPI 39215-1249