Form 10-K405, Exhibit 13
period 2001-12-31
CHEMFIRST INC
filed 2002-03-28
CIK 1026601

                                                                      EXHIBIT 13

Selected Financial Data

                                                                                       Years ended December 31
                                                                        (In Thousands of Dollars, Except Per Share Amounts)
                                                                    -----------------------------------------------------------
                                                                         2001               2000               1999
                                                                    -----------------------------------------------------------
                                                                                  %                  %                  %
                                                                    -----------------------------------------------------------
Gross sales to unaffiliated customers:
    Electronic and Other Specialty Chemicals                        $ 152,286     47     204,905     52     177,554     55
    Polyurethane Chemicals                                            157,688     49     178,974     45     144,389     44
                                                                    -----------------------------------------------------------
         Total gross sales                                            309,974     96     383,879     98     321,943     99
    Other revenues                                                     13,551      4       9,606      2       3,641      1
                                                                    -----------------------------------------------------------
         Total revenues                                             $ 323,525    100     393,485    100     325,584    100
                                                                    ===========================================================
Operating profit  from continuing operations
         before income taxes and investee earnings
    Electronic and Other Specialty Chemicals                        $ (24,725)            17,854             18,048
    Polyurethane Chemicals                                             24,997             31,234             31,034
                                                                    -----------------------------------------------------------
                                                                          272             49,088             49,082
Unallocated  corporate expenses                                       (13,412)           (10,450)           (11,811)
Interest income (expense), net                                         (1,249)            (2,328)              (782)
Other income (expense), net                                             1,063               (143)              (536)
                                                                    -----------------------------------------------------------
                                                                      (13,326)            36,167             35,953
Income taxes (benefit)                                                 (5,997)            13,563             13,480
Equity in net earnings of equity investees                                 --                 --                 --
                                                                    -----------------------------------------------------------
Earnings (loss) from continuing operations                             (7,329)            22,604             22,473
Earnings (loss) from discontinued operations, net of taxes                 --                 --                 --
Net gain (loss) on disposal of discontinued
  businesses, net of taxes                                                 --              9,656                646
                                                                    -----------------------------------------------------------
         Net earnings (loss)                                        $  (7,329)            32,260             23,119
                                                                    ===========================================================
Earnings (loss) per common share:
    Continuing operations                                           $   (0.52)              1.44               1.23
    Discontinued operations, net of taxes                                  --                 --                 --
    Net gain (loss) on disposal of discontinued
      businesses, net of taxes                                             --               0.62               0.03
                                                                    -----------------------------------------------------------
         Net earnings (loss)                                        $   (0.52)              2.06               1.26
                                                                    ===========================================================
Earnings (loss) per common share, assuming dilution:
    Continuing operations                                           $   (0.52)              1.43               1.22
    Discontinued operations, net of taxes                                  --                 --                 --
    Net gain (loss) on disposal of discontinued
      businesses, net of taxes                                             --               0.61               0.03
                                                                    -----------------------------------------------------------
         Net earnings (loss)                                        $   (0.52)              2.04               1.25
                                                                    ===========================================================

Net working capital                                                 $  96,104             94,783            112,969
Long-term debt                                                      $   4,755             41,640             24,224
Total assets                                                        $ 302,444            383,743            402,387
Stockholders' equity                                                $ 219,890            234,814            288,724
Cash dividend payout rate                                                          *                 19                 31
Return on average equity - continuing operations                                  (3)                 9                  8
Return on sales - continuing operations                                           (2)                 6                  7
Long-term debt/equity ratio                                              0.02               0.18               0.08
Current ratio                                                            3.37               2.74               3.54
Cash dividends per share                                            $    0.40               0.40               0.40
Book value per share                                                $   15.65              16.60              16.13

                                                                          Years ended December 31
                                                           (In Thousands of Dollars, Except Per Share Amounts)
                                                                    ---------------------------------
                                                                       1998               1997
                                                                    ---------------------------------
                                                                               %                   %
                                                                    ---------------------------------
Gross sales to unaffiliated customers:
    Electronic and Other Specialty Chemicals                        179,579    58      179,549     60
    Polyurethane Chemicals                                          125,525    40      118,273     39
                                                                    ---------------------------------
         Total gross sales                                          305,104    98      297,822     99
    Other revenues                                                    5,195     2        3,586      1
                                                                    ---------------------------------
         Total revenues                                             310,299   100      301,408    100
                                                                    =================================
Operating profit  from continuing operations
         before income taxes and investee earnings
    Electronic and Other Specialty Chemicals                         17,796             27,617
    Polyurethane Chemicals                                           22,648             24,071
                                                                    ---------------------------------
                                                                     40,444             51,688
Unallocated  corporate expenses                                      (9,781)           (11,347)
Interest income (expense), net                                          213              3,010
Other income (expense), net                                           9,224             14,997
                                                                    ---------------------------------
                                                                     40,100             58,348
Income taxes (benefit)                                               15,440             23,050
Equity in net earnings of equity investees                               --              2,497
                                                                    ---------------------------------
Earnings (loss) from continuing operations                           24,660             37,795
Earnings (loss) from discontinued operations, net of taxes           (2,618)             1,103
Net gain (loss) on disposal of discontinued
  businesses, net of taxes                                          (11,950)                --
                                                                    ---------------------------------
         Net earnings (loss)                                         10,092             38,898
                                                                    =================================
Earnings (loss) per common share:
    Continuing operations                                              1.28               1.85
    Discontinued operations, net of taxes                             (0.14)              0.06
    Net gain (loss) on disposal of discontinued
      businesses, net of taxes                                        (0.62)                --
                                                                    ---------------------------------
         Net earnings (loss)                                           0.52               1.91
                                                                    =================================
Earnings (loss) per common share, assuming dilution:
    Continuing operations                                              1.27               1.81
    Discontinued operations, net of taxes                             (0.14)              0.05
    Net gain (loss) on disposal of discontinued
      businesses, net of taxes                                        (0.61)                --
                                                                    ---------------------------------
         Net earnings (loss)                                           0.52               1.86
                                                                    =================================

Net working capital                                                 116,936             79,936
Long-term debt                                                       64,956              3,941
Total assets                                                        443,434            433,097
Stockholders' equity                                                285,482            321,697
Cash dividend payout rate                                                       76                 20
Return on average equity - continuing operations                                 8                 12
Return on sales - continuing operations                                          8                 13
Long-term debt/equity ratio                                            0.23               0.01
Current ratio                                                          3.66               2.19
Cash dividends per share                                               0.40               0.40
Book value per share                                                  15.48              16.06

* Computation not applicable due to loss.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

The following discussion is based upon and should be read in conjunction with ChemFirst Inc.'s ("the Company's") financial statements, including the notes thereto.

Critical Accounting Policies

Management's discussion and analysis of its financial position and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the estimates and assumptions associated with the application of these policies may be affected by different assumptions or conditions, the Company believes the estimates and judgements associated with the reported amounts are appropriate in the circumstances.

Our significant accounting policies are described in note 1 to the consolidated financial statements. In response to the Securities and Exchange Commission's Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," the Company has reviewed its accounting policies and determined that the most critical policies relate to inventory valuation, long-lived assets and contingencies.

Inventory Valuation - The Company values its inventories principally at average cost or at market, if lower. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated fair value, less costs to sell and normal gross profit margin, based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Long-lived Assets - The Company assesses the impairment of identifiable intangibles, long-lived assets and related goodwill when facts and circumstances indicate that the carrying amount of an asset may not be recoverable as estimated future, undiscounted cash flows are less than the carrying amount of the long-lived assets. Factors that could trigger an impairment review include, but are not limited to: significant and continued underperformance versus expected historical or projected operating results; significant changes in the manner of use of the assets; significant negative industry or economic trends; and significant decline in the Company's stock price for a sustained period. When estimated future discounted cash flows are less than the carrying amount of the net long-lived assets, an impairment loss is charged to operations. With the implementation of Statement of Financial Accounting Standards ("SFAS") No. 142 (see Accounting Developments), in lieu of amortization, the Company is required to perform an initial impairment review of goodwill in 2002 and an annual impairment review thereafter. The Company expects to complete its initial review during the first quarter of 2002. We currently do not expect to record an impairment charge upon completion of the initial impairment review. However, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded.

Contingencies - Estimates of loss contingencies related to pending litigation and costs for environmental remediation are charged to expense when it is probable an asset has been impaired or a liability incurred and the amount can be reasonably estimated. If a potentially material loss contingency is reasonably possible, or probable but cannot be estimated, then the nature of the contingency and an estimated range of possible loss, if determinable and material, are disclosed. The Company continues to review its pending litigation and responsibilities related to environmental remediation. As additional information becomes available, the Company assesses these contingencies and revises provisions and disclosures accordingly.

2001 VERSUS 2000

Consolidated Results

Results of continuing operations for 2001 were a loss of $7.3 million or $0.52 per share. These results include an after tax loss of $16.8 million or $1.18 per share due to the Company's decision to exit and dispose of its custom and fine chemical operations (see note 2 to the Consolidated Financial Statements) and an after tax gain of $0.7 million or $0.05 per share from the sale of the Company's interest in a captive insurance company. Excluding these items, earnings from continuing operations were $8.8 million or $0.61 per share, down from $22.6 million or $1.43 per diluted share for the prior year, primarily due to lower sales and margins in both electronic and other specialty chemicals and polyurethane chemicals. Results for the current year also include custom and fine chemicals after tax operating losses of $1.6 million or $0.11 per share versus prior year after tax operating losses of $1.3 million or $ 0.08 per share. Earnings per share for the current year are based on approximately 10% fewer average shares outstanding versus the prior year, resulting from share repurchases by the Company. Sales declined 19% for the year, with 10% attributable to the divestiture of fine chemical operations, 4% to remaining electronic and other specialties and 5% to polyurethanes. General, selling and administrative expenses were $56.9 million in 2001, down 3% from 2000, with the elimination of fine chemical expenses more than offsetting increased product and market development costs and unallocated corporate expenses. Other operating income was up 11%, due to increased insurance proceeds associated with the hydroxylamine supply shortage discussed below. Interest expense, net of interest income, was down $1.1 million from the prior year, primarily due to repayment of debt with proceeds from the fine chemical disposition.

Segments

Electronic and Other Specialty Chemicals results for the current year were an operating loss before taxes of $24.7 million versus operating profits of $17.9 million for the prior year. Current year results include a $28.4 million pretax loss resulting from the Company's decision to exit and dispose of its custom and fine chemical operations. Pretax operating results of custom and fine chemical operations for the current year were a loss of $2.5 million on $32.0 million in sales versus a $2.0 million loss on $70.4 million in sales for the prior year. The custom and fine chemical business suffered over the last several years from declining sales of agricultural intermediates, industry overcapacity and competition from the Far East. These declines were

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

partially offset with growth in electronic chemical products and pharmaceuticals, however, capacity utilization and investment returns continued to be low. Excluding the custom and fine chemicals loss on disposal and operating results, current year results were a pretax profit of $6.2 million, down from $19.9 million for the prior year, and sales were $120.2 million, down from $134.6 million. Operating profits declined as sales decreased on lower volume and gross margins. Gross margins declined from 36% to 32% of sales as lower electronic chemical facility utilization more than offset improved margins in other specialties. Volumes for removers and deep ultra violet ("DUV") resins were down 20% and 5%, respectively, due to a downturn in the semiconductor industry. Remover volume was also affected by the shortage of hydroxylamine raw material discussed below. Also, other operating expenses in electronic chemicals were up over the prior year. This increase in expenses reflects higher chemical mechanical planarization ("CMP") product and market development cost as well as approximately $0.8 million in severance cost related to workforce reductions.

Operations continue to be affected by the June 2000 explosion at Nissin Chemical, which disrupted the supply of hydroxylamine raw material for HDA(R) electronic chemicals. The impact in the current year has been reduced somewhat by business interruption recoveries of $7.5 million for the first three quarters of the year. However, a recovery for the quarter ending December 31, 2001, has not been recorded as the Company has been unable to reach an agreement with its carriers as to the amount of additional loss. Prior year results reflect insurance recoveries of $5.4 million covering the period from June 30 through the end of that year (see note 10 to the Consolidated Financial Statements).

Improvement in 2002 for our electronic and other specialties business is largely dependent on recovery in the semiconductor industry, which suffered its worst decline in history in 2001 with worldwide revenues down an estimated 35%. Industry forecasts for 2002 predict a flat first half with improving fundamentals and a return to growth in the second half. The Company expects some improvement but is cautious about the outlook and timing of a recovery. The degrees of success, in both CMP business development and securing additional business interruption insurance recoveries, will also shape 2002. While the Company believes its claims for additional business interruption collections are valid, additional recoveries cannot be predicted with certainty. CMP product formulations and performance requirements are evolving as semiconductor devices shrink and new materials are introduced into chip production processes. This requires intense product development and extensive testing in customer processes before products are qualified and commercial sales begin. Pretax operating losses in 2001, from the CMP product lines, were $7.8 million versus $5.4 million in the prior year, reflecting the continuing product development as well as expansion in Japan.

Polyurethane Chemicals pretax operating profits for the current year were $25.0 million, down from $31.2 million for the prior year, primarily due to lower margins. Sales were $157.7 million, down from $179.0 million primarily due to the influence of lower raw material cost pass-through versus the prior year as volume decreased only 2%. Gross margin as a percentage of sales declined from 21% last year to 19% this year, primarily due to raw material price volatility.

The outlook for our polyurethane chemicals business is dependent upon demand for MDI (methylene diphenyl diisocyanate) for residential and commercial construction, appliance, packaging and transportation applications. The business held up well during an otherwise weak economy in 2001, with no significant change in demand presently forecasted for 2002. Most of the Company's polyurethane products are sold under long-term contracts that provide for price adjustments based on the cost of raw materials. Abrupt changes in these costs are not always matched by equal changes in revenue and can lead to either plus or minus variances in margin from period to period. Overall, the Company believes the net effect of such abrupt changes will be immaterial for the term of these contracts.

Unallocated corporate expense for the current year was $13.4 million, up from $10.5 million in the prior year, reflecting $0.5 million in severance accruals related to corporate workforce reductions, $0.7 million in higher insurance deductibles for legal costs in cases being defended by the Company's insurer and higher pension and other benefit expenses. Net interest expense for the current year was $1.2 million versus $2.3 million from the prior year on lower average debt and increased interest income from the proceeds of the custom and fine chemicals disposal. Other income for the current year included a $1.1 million pretax gain from the sale of the Company's interest in an offshore captive insurance company.

2000 VERSUS 1999

Consolidated Results

Earnings from continuing operations for 2000 were $22.6 million or $1.43 per diluted share versus $22.5 million or $1.22 per diluted share for 1999. While earnings were up only slightly, earnings per share were up 17% due to a 14% decline in average shares outstanding due to share repurchases. Sales for the year were up 19% to $383.9 million on higher prices for polyurethane chemicals due to energy and raw materials cost pass-throughs and increased electronic and other specialty chemicals volume. General, selling and administrative expenses for 2000 were $58.6 million, up $8.0 million from the prior year, primarily due to increased overhead in electronic and other specialty chemicals. Other operating income was up $6.0 million in 2000, primarily due to the business interruption insurance proceeds associated with the hydroxylamine supply shortage.

Segments

Electronic and Other Specialty Chemicals pretax operating profits for 2000 were $17.9 million versus $18.0 million for 1999. Pretax operating results of custom and fine chemical operations for 2000 were a loss of $2.0 million on $70.4 million in sales, versus a $2.9 million profit on $68.1 million in sales for 1999, reflecting difficult conditions in agricultural chemicals, excess industry capacity and competitive price pressures. Excluding custom and fine chemicals, pretax operating profits for 2000 were $19.9 million, up from $15.2 million for 1999, on sales of $134.6 million, up 23%. Sales were up primarily due to higher volumes of electronic chemicals. Additional sales were hurt by a shortage of hydroxylamine raw material caused by an explosion in June 2000 at the Nissin Chemical plant supplying the material. The effect on earnings was mostly offset by net insurance of $5.4 million, after

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

meeting a one-time $1.0 million deductible, which is reflected in other operating income. The increased sales and insurance proceeds were partially offset by higher other operating expenses associated with the revenue growth and lower margins, 36% in 2000 versus 38% in 1999, primarily due to increased energy and raw material costs in other specialties.

Polyurethane Chemicals pretax operating profits for 2000 were $31.2 million, up slightly from $31.0 million for the prior year as gross profit remained essentially flat despite higher sales. Sales were up 24% for the year, primarily due to the pass-through of higher raw material costs, with volume up only 1%.

Unallocated corporate expenses for 2000 were $10.4 million, down 12% from 1999, primarily due to a reduction in pension and other benefit expenses. Net interest expense increased $1.5 million over 1999 due to higher average borrowings and lower interest income. Debt increased due to the repurchase of common stock during the year. Interest income declined following collection of the Getchell Gold note in May 1999.

Other income in 1999 included recognition of $1.6 million in additional income related to the 1998 sale of Power Sources, Inc. ("PSI"). PSI, a 50% owned equity investment, was sold in January 1998, with a pretax gain of $10.1 million recorded in that year. Approximately $1.6 million of additional gain was deferred related to contingencies that, if not met, could have resulted in a specified refund of cash to the purchaser. The contingencies were related to the buyer obtaining certain governmental permits as well as the continuance of sales from certain purchased facilities. The requirements were met in 1999 and the deferred income was recognized. Other expenses in 1999 included $1.0 million in loss provisions for a note received in the disposition of Plasma Processing Company ("PPC") in January 1997, leaving a net carrying value of $0.5 million, and $1.0 million from termination of a corporate lease obligation.

Discontinued Operations

A gain of $9.7 million on disposal of discontinued operations was recorded during the quarter ending March 31, 2000. The gain included $10.1 million from a reduction in estimated tax liabilities related to the distribution of Getchell Gold Corporation to the Company's shareholders in 1995. The reduction in estimated tax liabilities resulted from the Company's reevaluation of tax exposure items associated with the Getchell Gold Corporation distribution. The Company reevaluated its tax exposure during the quarter ended March 31, 2000, when various statutes governing the handling of the disposition for tax purposes expired. Also during the first quarter of 2000, the Company recorded an additional $0.4 million loss on disposal of discontinued operations related to final settlement of post-closure issues associated with the dispositions of Callidus Technology, Inc. ("CTI") and FirstMiss Steel, Inc.

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

On October 20, 1995, the Company's gold operations were discontinued through the distribution to its shareholders of its entire ownership of Getchell Gold Corporation. A reduction in estimated tax liabilities of $2.4 million was recorded in the fourth quarter of 1999 following final settlement of federal tax examinations covering Getchell Gold's operations through that period (see note 2 to the Consolidated Financial Statements).

Environmental Matters

The Company's operations are subject to a wide variety of constantly changing environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions for which it must incur certain costs. The Company makes capital and other expenditures in a continuing effort to comply with environmental laws and regulations, or changing interpretations of existing laws and regulations. The Company's environmental capital expenditures were $0.6 million in 2001. Environmental capital expenditures are projected to be $1.4 million and $0.6 million for 2002 and 2003, respectively. In addition, the Company accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At December 31, 2001, the Company's accrued liability for these matters totaled $1.1 million, $0.9 million of which is for discontinued operations and $0.2 million for continuing operations. Based on information presently available, the Company believes any amounts paid in excess of the accrued liabilities will not have a material adverse effect on its financial position or results of operations.

Capital Resources and Liquidity

Net cash provided by operating activities for 2001 was $25.3 million versus $64.6 million and $44.7 million in 2000 and 1999, respectively. Cash generated in 2000 was higher due to greater earnings, a reduction in accounts receivable and increased accounts payable. Working capital (excluding cash and notes payable) at December 31, 2001 was $60.2 million, down from $96.9 million for the prior year, primarily due to the sale of fine chemical operations.

Net cash provided by investing activities for the current year includes $78.9 million in proceeds received in July 2001 from the disposal of custom and fine chemicals operations and $1.6 million in April 2001 from the sale of the Company's interest in an offshore captive insurance company. Investing

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

activities for 2000 include $12.6 million from the disposal of FirstMiss Steel. In 1999, investing activities include $29.6 million in proceeds from collection of a note with Getchell Gold Corporation and $17.9 million from the disposal of CTI and a reduction in FirstMiss Steel working capital. Capital expenditures were $19.2 million, $16.9 million and $24.6 million for 2001, 2000 and 1999, respectively. Projected capital expenditures for 2002 are approximately $20.0 million.

Note 2 to the financial statements describes the Company's disposal and exiting of custom and fine chemical operations effective June 30, 2001. Proceeds of the transaction were used to retire debt, which is down $36.7 million for the year, with the balance held as cash at year-end. The Company expended $3.8 million, $82.6 million and $16.7 million in 2001, 2000 and 1999, respectively, to repurchase common stock leaving approximately $65.0 million remaining under the current repurchase authorization.

The Company believes that its cash as of December 31, 2001, as well as cash flow from operations in 2002, should meet most, if not all, of 2002's cash requirements including share repurchases at the current authorization level. The Company's existing $50.0 million revolving credit facilities are committed until September 30, 2002 and could also be utilized. With debt to equity of only .06:1 at December 31, 2001, the Company believes that it could enter into long-term credit facilities if needed. The polyurethane business currently provides the bulk of the Company's operating cash flow. Its primary markets, construction and automotive, have held up well in an otherwise weak economy. If they continue to do so, the polyurethane business should generate solid earnings and cash flow in 2002. Annual operating cash flow is expected to exceed capital expenditures over the next several years except for the anticipated Phase II aniline expansion at Baytown.

The Company does not have relationships with any unconsolidated, special-purpose entities or financial partnerships, which would have been established for the purpose of facilitating off-balance sheet financial arrangements. Therefore, the Company is not exposed to any financing, liquidity, market or credit risk that could arise had the Company entered into any such relationships.

Accounting Developments

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria which intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with estimable useful lives be amortized over the respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", or as described below, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company is required to adopt the provisions of SFAS No. 141 effective immediately and SFAS No.142 effective January 1, 2002. As of the date of adoption, the Company had unamortized goodwill in the amount of $13.7 million and unamortized identifiable intangible assets in the amount of $0.1 million, both of which were subject to the transition provisions of SFAS No. 141 and 142. Amortization expense related to goodwill was $1.4 million and $1.9 million for the years ended December 31, 2001 and 2000, respectively. Because of the extensive effort needed to comply with adopting SFAS No. 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When a liability is initially recorded, an entity must capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company is currently assessing whether SFAS No. 143 will have an impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB Opinion No. 30, "Reporting and Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions"(Opinion No. 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 provides guidance on how a long-lived asset that is used, as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion No. 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). Unlike SFAS No. 121, an impairment assessment under SFAS No. 144 will not result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS No. 142, "Goodwill and Other Intangible Assets".

The Company is required to adopt SFAS No. 144 no later than the year beginning after December 15, 2001, and plans to adopt its provisions for the year ending December 31, 2002. Management does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial statements because the impairment assessment under SFAS No. 144 is largely unchanged from SFAS No. 121. The provisions of the Statement for assets held for sale or other disposals generally are required to be applied prospectively after the adoption date to newly initiated disposal activities. Therefore, management cannot fully determine the potential effects that adoption of SFAS No. 144 will have on the Company's financial statements.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

Market Risk

The Company is exposed to changes in financial market conditions in the normal course of its business, including changes in interest rates and foreign currency exchange rates. At December 31, 2001, the Company had no open derivative instrument contracts (see note 15 to the Consolidated Financial Statements). Financial instruments related to foreign operations were limited to short-term debt denominated in Japanese yen with an U.S. dollar equivalent of $7.9 million. Due to the short-term nature and amount of this yen obligation, the Company does not consider its exposure to fluctuations in foreign currency exchange rates or interest rates to be material.

The Company typically utilizes fixed and variable-rate debt to maintain liquidity and fund its domestic business operations, with the terms and amounts based on business requirements, market conditions and other factors. At December 31, 2001, this included long-term, fixed rate debt denominated in U.S. dollars, the fair value of which was approximately $4.8 million. A 100 basis point change in interest rates (all other variables held constant) at December 31, 2001, would result in an approximate $0.1 million annualized change in fair value but would not affect interest expense or cash flow. At December 31, 2001, there was no variable rate debt outstanding.

Forward-Looking Statements

Certain statements included in this Management's Discussion and Analysis of Financial Condition and Results of Operations that relate to earnings forecasts and future economic conditions, as well as other statements in this Annual Report that are not historical in nature, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, as well as other forward-looking statements made from time to time by the Company, or in the Company's press releases and filings with the U.S. Securities and Exchange Commission, are based on certain underlying assumptions and expectations of management.

These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic conditions, availability and pricing of raw materials including hydroxylamine, supply/demand balance for key products, new product development, manufacturing efficiencies, conditions of and product demand by key customers, the timely completion and start up of construction projects, pricing pressure as a result of domestic and international market forces and insurance coverage and timing of any claim payments related to the disruption in supply of hydroxylamine, and other factors as may be discussed in the Company's Form 10-K for the fiscal year ended December 31, 2001.

Consolidated Balance Sheets

                                                                                           December 31
                                                                                    (In Thousands of Dollars)
                                                                                    -------------------------
                                                                                           2001       2000
                                                                                      --------------------
Assets
Current assets:
     Cash and cash equivalents                                                        $  43,864      5,594
     Receivables
         Trade, less allowance for doubtful accounts of $747 and $388, respectively      36,354     47,497
         Other                                                                              228      5,923
                                                                                      --------------------
              Total receivables                                                          36,582     53,420
                                                                                      --------------------
     Inventories:
         Finished products                                                               35,157     60,890
         Work in process                                                                    828      1,663
         Raw materials and supplies                                                      12,475     16,624
                                                                                      --------------------
              Total inventories                                                          48,460     79,177
                                                                                      --------------------
     Prepaid expenses and other current assets                                            7,690     11,112
                                                                                      --------------------
              Total current assets                                                      136,596    149,303
                                                                                      --------------------
Investments                                                                               1,045      1,552
Intangible and other assets, at cost less amortization                                   13,844     16,594
Property, plant and equipment, net                                                      150,959    216,294
                                                                                      --------------------
                                                                                      $ 302,444    383,743
                                                                                      ====================

Liabilities and Stockholders' Equity
Current liabilities:
     Notes payable                                                                    $   7,916      7,689
     Deferred revenue                                                                       890      1,396
     Accounts payable - trade (including book overdrafts of
         $1,957 and $6,152, respectively)                                                14,446     29,750
     Accrued expenses and other current liabilities                                      16,484     15,515
     Net current liabilities of discontinued operations                                     756        170
                                                                                      --------------------
              Total current liabilities                                                  40,492     54,520
                                                                                      --------------------
Long-term debt, excluding current installments                                            4,755     41,640
Other long-term liabilities                                                              27,647     27,201
Deferred income taxes                                                                     9,660     24,919
Minority interest                                                                            --        649
Stockholders' equity:
     Serial preferred stock.  Authorized 20,000,000 shares; none issued                      --         --
     Common stock of $1 par value.  Authorized 100,000,000 shares:
         outstanding 14,053,460 and 14,146,159 shares, respectively                      14,053     14,146
     Additional paid-in capital                                                          29,398     27,672
     Unearned compensation                                                                 (683)        --
     Accumulated other comprehensive income                                               1,368        627
     Retained earnings                                                                  175,754    192,369
                                                                                      --------------------
         Total stockholders' equity                                                     219,890    234,814
                                                                                      --------------------
                                                                                      $ 302,444    383,743
                                                                                      ====================

See accompanying notes to consolidated financial statements.

Consolidated Statements Of Operations

                                                                    Years ended December 31
                                                     (In Thousands of Dollars, Except Per Share Amounts)
                                                     ---------------------------------------------------
                                                                  2001        2000        1999
                                                             ---------------------------------
Sales                                                        $ 309,974     383,879     321,943
Cost of sales                                                  240,370     288,202     230,275
                                                             ---------------------------------
    Gross margin                                                69,604      95,677      91,668

General, selling and administrative expenses                    56,943      58,599      50,605
Research and development expenses                                8,004       8,046       7,433
Loss on disposal and costs to exit fine chemicals business      28,438          --          --
Other operating income, net                                     10,641       9,606       3,641
                                                             ---------------------------------
    Operating earnings (loss)                                  (13,140)     38,638      37,271

Interest income                                                    973         438       1,363
Interest expense                                                 2,222       2,766       2,145
Other income (expense), net                                      1,063        (143)       (536)
                                                             ---------------------------------
Earnings (loss) from continuing operations before
    income taxes                                               (13,326)     36,167      35,953
Income tax expense (benefit)                                    (5,997)     13,563      13,480
                                                             ---------------------------------
Earnings (loss) from continuing operations                      (7,329)     22,604      22,473
Gain on disposal of discontinued businesses, net                    --       9,656         646
                                                             ---------------------------------
    Net earnings (loss)                                      $  (7,329)     32,260      23,119
                                                             =================================

Earnings (loss) per common share:
Earnings (loss) from continuing operations                   $   (0.52)       1.44        1.23
Gain on disposal of discontinued businesses, net                    --         .62         .03
                                                             ---------------------------------
    Net earnings (loss)                                      $   (0.52)       2.06        1.26
                                                             =================================

Earnings (loss) per common share, assuming dilution:
Earnings (loss) from continuing operations                   $   (0.52)       1.43        1.22
Gain on disposal of discontinued businesses, net                    --         .61         .03
                                                             ---------------------------------
    Net earnings (loss)                                      $   (0.52)       2.04        1.25
                                                             =================================

See accompanying notes to consolidated financial statements.

Consolidated Statements Of Stockholders' Equity

                                                                        Years ended December 31, 2001, 2000 and 1999
                                                                      (In Thousands of Dollars, Except Share Amounts)
                                                     -----------------------------------------------------------------------------
                                                                                                           Accumulated
                                                             Common Stock       Additional                    Other
                                                     -------------------------   Paid-In      Unearned     Comprehensive  Retained
                                                         Shares        Amount    Capital    Compensation      Income      Earnings
                                                     -----------------------------------------------------------------------------
Balance, December 31, 1998                             18,445,391     $ 18,445     22,212         --             (293)     245,118
Net earnings                                                   --           --         --         --               --       23,119
Dividends declared - $.40 per share                            --           --         --         --               --       (7,276)
Common stock issued:
    Employee stock options                                 36,770           37        607         --               --           --
    Convertible debenture options                         129,811          130        988         --               --           --
    Employee Stock Purchase Plan                           47,451           47        963         --               --           --
Purchase and retirement of common shares                 (758,100)        (758)        --         --               --      (15,969)
Income tax benefit on exercise of stock
    options and convertible debenture options                  --           --        773         --               --
Foreign currency translation adjustments                       --           --         --         --              580           --
                                                     -----------------------------------------------------------------------------
Balance, December 31, 1999                             17,901,323       17,901     25,543         --              287      244,992
                                                     -----------------------------------------------------------------------------
Net earnings--                                                 --           --         --         --               --       32,260
Dividends declared - $.40 per share                            --           --         --         --               --       (6,157)
Common stock issued:
    Employee stock options                                127,398          127        888         --               --          (11)
    Employee Stock Purchase Plan                           38,238           38        475         --               --          (32)
Purchase and retirement of common shares               (3,920,800)      (3,920)        --         --               --      (78,683)
Income tax benefit on exercise of stock
    options                                                    --           --        766         --               --           --
Foreign currency translation adjustments                       --           --         --         --              340           --
                                                     -----------------------------------------------------------------------------
Balance, December 31, 2000                             14,146,159       14,146     27,672         --              627      192,369
                                                     -----------------------------------------------------------------------------
Net  loss                                                      --           --         --         --               --       (7,329)
Dividends declared - $.40 per share                            --           --         --         --               --       (5,650)
Common stock issued:
    Employee stock options                                 19,934           20        354         --               --           --
    Convertible debenture options                           6,039            6         22         --               --           --
    Restricted stock awards                                35,000           35        686       (721)              --           --
    Amortization of unearned compensation,
       restricted stock                                        --           --         --         38               --           --
    Employee Stock Purchase Plan                           32,728           32        589         --               --          (14)
Purchase and retirement of common shares                 (186,400)        (186)        --         --               --       (3,622)
Income tax benefit on exercise of stock
    options and convertible debenture options                  --           --         75         --               --           --
Foreign currency translation adjustments                       --           --         --         --              741           --
                                                     -----------------------------------------------------------------------------
Balance, December 31, 2001                             14,053,460     $ 14,053     29,398       (683)           1,368      175,754
                                                     =============================================================================

Total comprehensive income (loss):
Net loss for year ended December 31, 2001                                                                    $ (7,329)
Foreign currency translation adjustment, net of taxes of $445                                                     741
                                                                                                             --------
Total comprehensive loss for year ended December 31, 2001                                                    $ (6,588)
                                                                                                             ========

Net earnings for year ended December 31, 2000                                                                $ 32,260
Foreign currency translation adjustment, net of taxes of $204                                                     340
                                                                                                             --------
Total comprehensive income for year ended December 31, 2000                                                  $ 32,600
                                                                                                             ========

Net earnings for year ended December 31, 1999                                                                $ 23,119
Foreign currency translation adjustment, net of taxes of $142                                                     237
Reclassification adjustment for foreign currency
    translation adjustment included in net earnings, net of taxes of $206                                         343
                                                                                                             --------
Total comprehensive income for year ended December 31, 1999                                                  $ 23,699
                                                                                                             ========

            See accompanying notes to consolidated financial statements.

Consolidated Statements Of Cash Flows

                                                                                                 Years ended December 31
                                                                                               (In Thousands of Dollars)
                                                                                           --------------------------------
                                                                                               2001        2000        1999
                                                                                           --------------------------------
Cash flows from operating activities:
    Net earnings (loss)                                                                    $ (7,329)     32,260      23,119
    Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
            Depreciation and amortization                                                    24,649      28,454      26,988
            Provision for losses on receivables                                                682         79         133
            Deferred income taxes                                                           (15,531)      6,699       5,533
            Net gain on disposal of discontinued businesses, net of taxes                        --      (9,656)       (646)
            Net loss on disposal of fine chemicals business                                  28,438          --          --
            Gain on sale of equity investees                                                     --          --      (1,605)
            Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
                Receivables                                                                   8,426      12,326      (5,920)
                Inventories                                                                   1,878     (16,514)    (11,368)
                Prepaid expenses                                                               (473)       (837)     (2,042)
                Accounts payable                                                            (14,156)     10,831      (3,101)
                Accrued expenses and other current liabilities                               (2,533)     (1,589)        814
            Deferred revenue and other long-term liabilities                                  1,290       2,095       6,176
            Other, net                                                                          (62)        474       1,390
                                                                                           --------------------------------
            Net cash provided by continuing operations                                       25,279      64,622      39,471
            Net cash provided by discontinued operations                                         --          --       5,245
                                                                                           --------------------------------
                Net cash provided by operating activities                                    25,279      64,622      44,716
                                                                                           --------------------------------
Cash flows from investing activities:
    Capital expenditures                                                                    (19,248)    (16,932)    (24,645)
    Acquisitions of businesses                                                                   --          --      (3,000)
    Proceeds from disposal of businesses                                                     78,850      12,583      17,857
    Proceeds from collection of note receivable                                                  --          --      29,569
    Proceeds from sale of captive insurance investment                                        1,638          --          --
    Other, net                                                                               (1,611)        434          --
                                                                                           --------------------------------
                Net cash provided by (used in) investing activities                          59,629      (3,915)     19,781
                                                                                           --------------------------------
Cash flows from financing activities:
    Net borrowings (repayments) on notes payable                                            (17,150)     17,437     (38,691)
    Principal repayments of long-term debt                                                  (20,000)         --         (23)
    Dividends                                                                                (5,650)     (6,157)     (7,276)
    Purchase of common stock                                                                 (3,808)    (82,603)    (16,676)
    Proceeds from issuance of common stock                                                      461       1,780       1,536
                                                                                           --------------------------------
                Net cash used in financing activities                                       (46,147)    (69,543)    (61,130)
                                                                                           --------------------------------
Effect of exchange rate changes on cash                                                        (491)       (121)        (42)
                                                                                           --------------------------------
Net increase (decrease) in cash and cash equivalents                                         38,270      (8,957)      3,325
Cash and cash equivalents at beginning of year                                                5,594      14,551      11,226
                                                                                           --------------------------------
Cash and cash equivalents at end of year                                                   $ 43,864       5,594      14,551
                                                                                           ================================
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
        Interest, net of amounts capitalized                                               $  1,819       2,733       2,144
                                                                                           ================================
        Income taxes (refund), net                                                         $  3,846      (2,973)        272
                                                                                           ================================

See accompanying notes to consolidated financial statements.

Notes To Consolidated Financial Statements

December 31, 2001, 2000, and 1999

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

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Recognition of Revenue

Revenue is recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred when finished product has been shipped and title and risk of ownership pass.

Inventories

Inventories are stated principally at average cost or at market, if lower. Inventory consists of raw materials, supplies and finished goods.

Long-lived Assets

Property, plant and equipment are stated on the basis of historical cost less accumulated depreciation. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred.

Long-lived assets and certain identifiable intangibles, primarily goodwill, to be held and used by the Company are reviewed for impairment when the facts and circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is assessed when undiscounted, expected future cash flows derived from an asset are less than its carrying amount. If assets are considered to be impaired, the impairment is measured as the amount by which the carrying value of the assets exceeds their fair value, and any related losses are then recognized in operating results. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Depreciation and Amortization

Depreciation of plant and equipment is based on cost and the estimated useful lives of the separate units of property. The straight-line method is used in determining the amount of depreciation charged to expense. Goodwill of businesses acquired is generally amortized over periods up to 20 years using the straight-line method. Other intangibles are amortized over their estimated useful lives (5-17 years) using the straight-line method. Loan costs are amortized over the terms of related loans using the interest method.

Pension Plans

Pension cost is determined using the "projected unit credit" actuarial method for financial reporting purposes. The Company's funding policy is to contribute annually amounts not less than the minimum requirements of the Employee Retirement Income Security Act of 1974.

Incentive Compensation

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accounting for employee stock options and similar equity instruments, companies are given the choice of either recognizing related compensation cost by adopting the fair market value method, or to continue using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and supplementally disclose the proforma effect on earnings and earnings per share using SFAS No. 123 measurement criteria. The Company elected to continue to follow the requirements of APB No. 25, and accordingly, will continue to measure compensation cost using the intrinsic value-based method as prescribed. All outstanding stock options are nonqualified and require no charges to expense upon grant or exercise. Options under all plans are granted at the market price of the shares on the date of the grants, with vesting occurring no earlier than six months after grant and expiration no later than ten years after grant. The Company receives a tax benefit from option exercises, resulting in ordinary income to option recipients, that is included in stockholders' equity.

Notes To Consolidated Financial Statements

The Company has various nonqualified plans that act to restore earned benefits limited by income tax regulations, or allow for other compensation deferrals. Beginning in July 1997, participants in certain of these plans could elect to convert existing deferred balances and/or future deferrals, at the start of each new year, into phantom share units tracking the performance of the Company's stock. Additionally, a fifteen percent (15%) discount on the market value of the stock at the original conversion date and each new plan year is given to those participants making this election. Beginning in 1998, Company officers could elect to defer a portion of salary and/or bonuses into phantom share units on a pretax basis at a fifteen percent (15%) discount. Phantom share unit compensation plan discounts are amortized over various holding periods of up to three years. The share units are credited with equivalent dividends equal to cash dividends paid by the Company. The equivalent dividends are expensed through the statement of operations. Share units are acquired by employee participants electing to defer salary and bonus payments, or by participating Company directors electing to defer retainer or per diem payments. Phantom share units are settled through the distribution of cash and require charges or credits to the statement of operations based on changes in the market value of the Company's stock.

Cash and Cash Equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents. Excess cash is invested in low-risk, highly liquid money market fund instruments where preservation of principal is the primary objective. Cash and cash equivalents at December 31, 2001 were primarily concentrated with one financial institution.

Investments

At December 31, 2001 and 2000, all the Company's investments were accounted for using the cost method because the Company did not exercise significant influence over these investments. Investments are classified as available-for-sale as defined by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 2001 and 2000, cost approximated fair value.

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

Derivative Financial Instruments

Effective January 01, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement establishes accounting and reporting standards for derivative instruments and for hedging activities. All derivatives are required to be recognized as either assets or liabilities in the balance sheet and measured at fair value. Changes in fair value are reported either in earnings or other comprehensive income depending on the intended use of the derivative and the resulting designation. Entities applying hedge accounting are required to establish at the inception of the hedge the method used to assess the effectiveness of the hedging derivative and the measurement approach for determining any ineffective aspect of the hedge. The adoption of this statement did not have a material impact on the Company's financial statements. The Company uses foreign currency option contracts and forward exchange contracts to manage exposure on certain foreign receivables and firm sales commitments to be denominated in currencies other than U.S. dollars.

Prior to the adoption of SFAS No. 133, accounting treatment for gains and losses on contracts designated as hedges of identifiable foreign currency sales commitments involved deferring recognition until the related transactions were consummated. When consummated, these gains and losses were recorded in net earnings (see note 15) as part of the underlying transaction.

Future Impact of Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria, which intangible assets acquired in a purchase method business combination must meet, to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with its provisions. SFAS No. 142 will also require that intangible assets with estimable useful lives be amortized over the respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," or as described below, SFAS Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company is required to adopt the provisions of SFAS No. 141 effective immediately and SFAS No. 142 effective January 1, 2002. As of December 31, 2001, the Company had unamortized goodwill in the amount of $13,724 and unamortized identifiable intangible assets in the amount of $120, both of which were subject to the transition provisions of SFAS No. 141 and 142. Amortization expense related to goodwill was $1,381 and $1,913 for the years ended December 31, 2001 and 2000, respectively. Because of the extensive effort needed to comply with adopting SFAS No. 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

Notes To Consolidated Financial Statements

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When a liability is initially recorded, an entity must capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company is currently assessing whether SFAS No. 143 will have an impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB Opinion No. 30, "Reporting and Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions" (Opinion No. 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion No. 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). Unlike SFAS No. 121, an impairment assessment under SFAS No. 144 will not result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS No. 142, "Goodwill and Other Intangible Assets."

The Company is required to adopt SFAS No. 144 no later than the year beginning after December 15, 2001, and plans to adopt its provisions for the year ending December 31, 2002. Management does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial statements because the impairment assessment under SFAs No. 144 is largely unchanged from SFAS No. 121. The provisions of the statement for assets held for sale or other disposals generally are required to be applied prospectively after the adoption date to newly initiated disposal activities. Therefore, management cannot fully determine the potential effects that adoption of SFAS No. 144 will have on the Company's financial statements.

Reclassifications

Certain 2000 and 1999 amounts have been reclassified to conform with the 2001 presentation.

2. Acquisitions and Disposals

Acquisitions

In October 2001, the twelve and one-half percent (12.5%) minority interest stake previously held by management members of TriQuest, L.P. was purchased by the Company giving it total ownership of TriQuest, L.P. as a result.

In September 1999, the Company acquired a choline raw material business from DCV, a holding company established by a joint venture between DuPont and ConAgra, for approximately $3,000 in cash. Choline is an ingredient in photoresist strippers used to manufacture printed wire boards and other electronic interconnects.

Disposals

In May 2001, the Board of Directors approved a plan to exit the custom and fine chemicals business and on June 13, 2001, the Company executed an agreement to sell the business to Albemarle Corporation ("Albemarle") in an all cash transaction. The transaction was completed on July 6, 2001, with an effective date of June 30, 2001, with proceeds received in the amount of $78,850. The agreement also provides for potential additional payments, not expected to exceed $10,000, contingent upon the profit contribution from a specific toll-manufactured product from 2002 through 2004. Assets sold in the transaction included the Company's cGMP pilot plant located at the Company's Dayton, OH facility and its plant site at Tyrone, PA. The Company's pharmaceutical contract research and development business and fine chemicals product lines, including FirstCure(R) performance polymer products, were also included in the sale. As a result of the sale of the custom and fine chemical business, contract research and development and fine chemicals manufacturing at Pascagoula, MS were discontinued and these assets were written-off. As a result of these actions, the Company recorded a pretax loss of $27,500 in the second quarter of 2001 in its Electronic and Other Specialty Chemicals segment. An additional loss of $938 was recorded in the second half of the year, primarily related to post-closing adjustments to the selling price. The components of the loss associated with exiting the custom and fine chemicals business include a $19,900 net asset impairment loss, $6,138 for severance and other accrued exit costs and a $2,400 write-off of inventory and other assets.

The asset impairment loss of $19,900 was due to the decision to exit the custom and fine chemicals business. Other manufacturing assets associated with the custom and fine chemicals business were abandoned and written down to zero because the Company is prohibited from manufacturing the product lines sold to Albemarle for a period of ten years and has no current use or plans for future use for these assets. Also included in the impairment loss was the write-off of $3,500 of capitalized software costs directly associated with fine chemical operations. Accrued exit costs at June 30, 2001, included $3,237 in severance, $810 in required payments to lenders stemming from the sale and $1,153 in other costs, primarily related to the disposal of residual inventory. Severance costs covered 71 employees, 61 of whom were terminated as of December 31, 2001. Inventory and other assets written-off included $1,900 of inventory of product lines not purchased by Albemarle. The value of these product lines was adversely affected by the decision to exit the fine chemical business.

Notes To Consolidated Financial Statements

Accrual for Exiting Custom and Fine Chemicals

                                          Total       Severance   Lender Payments    Other/*/
                                         -------------------------------------------------
Balance, December 31,2000                $   --            --            --             --
    Provision                             5,200         3,237           810          1,153
Balance, June 30,2001                     5,200         3,237           810          1,153
    Provision Adjustments                   938          (117)          154            901
    Cash Expenditure                      4,440         2,872           964            604
                                         -------------------------------------------------
Balance December 31, 2001                $1,698           248            --          1,450
                                         =================================================

/*/ Covers disposition of residual inventory and post-closing adjustments.

Custom and fine chemicals pretax operating profits (losses), excluding the $28,438 loss on disposal and exit costs, for six months ended June 30, 2001, and twelve months ended December 31, 2000 and 1999, were $(2,523), $(2,038), and $2,856, respectively. Revenues for the six months ended June 30, 2001, and twelve months ended December 31, 2000 and 1999, were $32,077, $70,352 and $68,124, respectively.

Discontinued Operations

Effective December 1, 1999, the Company sold its wholly owned subsidiaries, Callidus Technologies Inc. ("CTI") and Plasma Energy Corporation, to Howe-Baker International Inc., for $8,106 in cash. A plan for disposal of this business was adopted in the fourth quarter of 1998 with no loss anticipated. A pretax loss of $4,500 was recognized in 1999 on the disposal as operating results during the disposal period were lower than projected, primarily due to the decision to exit CTI's European operations, and changes were made to the disposition plan in conjunction with the final sales agreement. This sale completed the disposition of the Company's Engineered Products and Services segment. Also in 1999, the Company reversed $318 of accruals related to the disposal of Plasma Processing Corporation, sold in 1997.

In the third quarter of 1998, the Companys' board of directors approved a plan to discontinue its steel operations and in February 2000, the Company sold its wholly owned subsidiary, FirstMiss Steel, Inc., for $12,583. The estimated costs included $1,400 for employee retention and severance pay, $1,628 for anticipated operating losses and $100 in other accruals. An estimated loss on disposal of $18,000 was recorded in the third quarter of 1998, which included accruing $3,128 of estimated costs to exit this business. In the fourth quarter of 1999, the estimated loss on disposal was reduced by $1,281, reflecting an estimated $2,087 of additional gain from the sale of assets, net of $806 of additional estimated operating losses through the February 13, 2000, closing.

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

Gain (loss) on Disposal of Discontinued Businesses Summary

                                                                   Pretax              Tax           After tax
1999                                                             gain/(loss)    expense/(benefit)   gain/(loss)
                                                                 --------------------------------------------
    Accrual adjustment - FirstMiss Steel                           $ 1,281              501               780
    Loss on disposal - CTI/PEC                                      (4,500)          (1,768)           (2,732)
    Reduction in gold tax liability                                     --               --             2,388
    Accrual adjustment - PPC                                           318              123               195
    Other                                                               25               10                15
                                                                   ------------------------------------------
    Gain (loss) on disposal of discontinued businesses, net        $(2,876)          (1,134)              646
                                                                   ==========================================

2000
    Reduction in gold tax liability                                $    --               --            10,097
    Accrual adjustment - CTI/PEC & FirstMiss Steel                    (700)            (259)             (441)
                                                                   ------------------------------------------
        Gain (loss) on disposal of discontinued businesses, net    $  (700)            (259)            9,656
                                                                   ==========================================

Notes To Consolidated Financial Statements

The net assets and liabilities of discontinued operations included in the consolidated financial statements are classified as current assets, noncurrent assets and noncurrent liabilities by segment as follows:

                                                 Engineered Products
                                   Steel       and Services and Other         Total
                                 December 31         December 31           December 31
                                2001    2000       2001       2000       2001       2000
                                --------------------------------------------------------
Current assets                  $ 28      37        777      1,375        805      1,412
                                --------------------------------------------------------
Current liabilities              (75)    (99)    (1,486)    (1,483)    (1,561)    (1,582)
                                --------------------------------------------------------
Net current liabilities of
     discontinued operations    $(47)    (62)      (709)      (108)      (756)      (170)
                                ========================================================

3. Investments

On January 22, 1998, the Company sold its 50% interest in Power Sources Inc. ("PSI") to Trigen Energy Corporation for a net cash amount of $18,986 after payments of incentives to former PSI management. A pretax gain of $10,069 was recognized in 1998, with an additional gain of $1,605, including interest, recognized in 1999 following resolution of contingencies related to the transaction.

The Company received a promissory note from Getchell Gold Corporation, a former subsidiary, in October 1995. Subsequently, Getchell and Placer Dome Inc. merged in May 1999, and Getchell paid $29,569 representing all principal and interest due on the note to the Company.

4. Intangible and Other Assets

The major classes of intangible and other assets are summarized below:

                                                                December 31
                                                         -----------------------
                                                            2001            2000
                                                         -----------------------
Goodwill                                                 $26,311          30,214
Other                                                        322           2,003
                                                         -----------------------
                                                          26,633          32,217
Less accumulated amortization                             12,789          15,623
                                                         -----------------------
                                                         $13,844          16,594
                                                         =======================

The net carrying amounts of goodwill at December 31, 2001 and 2000 were $13,724 and $15,059, respectively. Amortization expense related to the above amounted to $1,414 in 2001, $2,090 in 2000 and $1,921 in 1999.

5. Property, Plant and Equipment

A summary of property, plant and equipment, at cost, follows:

                                                                             December 31
                                                       Estimated           -----------------------
                                                 useful lives in years         2001           2000
                                                 -------------------------------------------------
Land and land improvements                                10-20            $  6,521          7,111
Buildings                                                 20-45              26,923         33,767
Plant facilities and equipment                             5-20             221,521        315,492
Other facilities and equipment                             5-12              42,947         46,910
Construction in progress                                                      6,571          3,950
                                                                           -----------------------
        Total property, plant and equipment                                 304,483        407,230
Less accumulated depreciation and amortization                              153,524        190,936
                                                                           -----------------------
        Net property, plant and equipment                                  $150,959        216,294
                                                                           =======================

Depreciation and amortization expense related to the above was $23,235 in 2001, $26,364 in 2000 and $25,067 in 1999.

There was no capitalized interest related to construction in progress in 2001, however, $107 and $739 of interest was capitalized in 2000 and 1999, respectively.

Notes To Consolidated Financial Statements

6. Long-Term Debt

A summary of long-term debt follows:

                                                                 December 31
                                                             -----------------
                                                                2001      2000
                                                             -----------------
Unsecured:
Senior notes payable:
     Tranche A, 6.50%, repaid in 2001                        $    --    15,000
     Tranche B, 6.75%, repaid in 2001                             --     5,000
Revolving credit facility, terminated July 2001                   --    17,150
BK International Corporation note, 6.25%, net of discount      4,755     4,490
                                                             -----------------
                                                             $ 4,755    41,640
                                                             =================

There are no compensating balance requirements under loan agreements in effect at December 31, 2001. The BK International Corporation note matures in the amount of $5,000 with repayment due within 90 days after December 31, 2002.

Proceeds from the sale of the custom and fine chemicals business (described in Note 2) were used to prepay Tranches A and B of the Company's $20,000 senior notes and a make-whole penalty of $964, as loan covenant violations stemming from the sale transaction forced premature repayment. In addition, existing credit facility borrowings of $26,000 were repaid and the facility was terminated.

The Company has access to $50,000 represented by two short-term bank revolving credit facilities (one for $35,000 and another for $15,000) with identical covenants that are both committed until September 2002. At December 31, 2001, the outstanding balance under the facilities was $7,916, denominated in Japanese yen. Outstanding letters of credit under the facility are $870, leaving $41,214 available for borrowings at December 31, 2001. Interest rates are based on the London Interbank Offered Rate, the federal funds rate or the prime rate. The average interest rate for the short-term facility was 0.51% for 2001. A facility fee of 0.150 of 1% per annum is charged for the facilities. Total facility fees were $22 for the year ended December 31, 2001. The two agreements contain various restrictions and covenants, the most significant of which requires a specified ratio of earnings before interest and taxes to cover fixed charges and specified debt to capitalization and debt to EBITDA ratios. At December 31, 2001, the Company was in compliance with these covenants.

Prior to July 2001, the Company had a $100,000 revolving credit facility. At December 31, 2000, the outstanding balance under the facility was $17,150, at an average interest rate of 7.06%. A facility fee of $68, $125 and $125 was charged for the years ended December 31, 2001, 2000 and 1999, respectively. Prior to September 2001, the Company had access to a $10,000 short-term uncommitted facility for foreign or trade related borrowings. The total outstanding at December 31, 2000 was $7,689. The average interest rate for the short-term facility was 0.74% and 0.80% for 2001 and 2000, respectively.

The Company also has access to an uncommitted facility for the issuance of foreign currency letters of credit. The total outstanding at December 31, 2001 and 2000, was $118 and $543, respectively. The possibility of default is considered remote but would cause these letters of credit to come due immediately. If this occurred, payments would be made from available cash or borrowings under a revolving credit facility.

Total interest costs incurred for the years ended December 31, 2001, 2000 and 1999, including amounts capitalized in 2000 and 1999, were $2,222, $2,873 and $2,884, respectively.

The Company is potentially restricted by covenants related to its revolving credit facility borrowings that could limit dividend payments. A fixed cost coverage covenant, which includes dividend, scheduled debt principal and interest payments, requires a minimum of 2.25 times annual earnings before interest and taxes in excess of fixed costs. Compliance with the covenant allows for Company retained earnings to be free of restrictions for dividend payments up to an amount of $7,233 for the year ended December 31, 2001.

Notes To Consolidated Financial Statements

7. Income Taxes

Total income tax expense (benefit) for the years ended December 31, 2001, 2000, and 1999, was allocated as follows:

                                                         2001        2000        1999
                                                      -------------------------------
Continuing operations                                 $(5,997)     13,563      13,480
Discontinued operations                                    --     (10,097)     (1,124)
Other comprehensive income - foreign
     currency translation                                 445         204         142
Stockholders' equity related to compensation
     expense for tax purposes in excess of amounts
     recognized for financial reporting purposes          (75)       (766)       (773)
                                                      -------------------------------
                                                      $(5,627)      2,904      11,725
                                                      ===============================

Income tax expense (benefit) differs from the statutory federal rate of 35% applied to earnings (loss) from continuing operations before income taxes (benefit) for the years ended December 31, 2001, 2000 and 1999 as follows:

                                                              2001        2000        1999
                                                           -------------------------------
Computed "expected" tax expense (benefit)                  $(4,664)     12,659      12,584
State income taxes benefit, net of federal income taxes       (423)        533         928
Amortization of goodwill                                        --         246         267
Write-off of goodwill                                       (1,014)         --          --
Exempt earnings of Foreign Sales Corporation                   (57)       (122)       (149)
Increase in net cash surrender value of life insurance        (760)       (478)       (381)
Nondeductible portion of travel expenses                        75         100         132
Tax provision adjustments for pending
     Internal Revenue Service matters                          600          --          --
Other, net                                                     246         625          99
                                                           -------------------------------
     Actual tax expense of continuing operations           $(5,997)     13,563      13,480
                                                           ===============================

Components of income tax expense (benefit) for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                            2001       2000      1999
                                        -----------------------------
Current:
    Federal                             $  6,538      5,340     6,120
    State                                  1,882        570       765
    Foreign                                1,114        954     1,062
                                        -----------------------------
                                           9,534      6,864     7,947
                                        -----------------------------
Deferred:
    Federal                              (13,031)     6,283     4,870
    State                                 (2,533)       251       663
    Foreign                                   33        165        --
                                        -----------------------------
                                         (15,531)     6,699     5,533
                                        -----------------------------
Total:
    Federal                               (6,493)    11,623    10,990
    State                                   (651)       821     1,428
    Foreign                                1,147      1,119     1,062
                                        -----------------------------
                                        $ (5,997)    13,563    13,480
                                        =============================

Notes To Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at December 31, 2001 and 2000 are as follows:

                                                                       December 31
                                                                  --------------------
                                                                      2001        2000
                                                                  --------------------
Deferred tax assets:
     Note and accounts receivable, principally due to             $    886          12
          allowance for doubtful accounts
     Deferred compensation                                           5,832       5,672
     Accrued incentive compensation                                    273         314
     Inventory costs                                                   836       1,286
     Foreign net operating loss carry forward                        1,847          --
     State net operating loss carry forward                             --         416
     Accrued vacation costs                                            781         836
     Accrued pension costs                                           3,895       3,502
     Other, net                                                      2,105         467
                                                                  --------------------
          Total gross deferred tax assets                           16,455      12,505
          Less: valuation allowance                                  1,847          --
                                                                  --------------------
          Net deferred tax assets                                   14,608      12,505
                                                                  --------------------

Deferred tax liabilities:
     Plant and equipment, principally depreciation differences     (21,672)    (33,525)
     State income taxes                                                 --      (1,575)
                                                                  --------------------
          Total gross deferred tax liabilities                     (21,672)    (35,100)
                                                                  --------------------
          Net deferred tax liability                              $ (7,064)    (22,595)
                                                                  ====================

The net deferred tax liability at December 31, 2001 and 2000, consists of a long-term deferred tax liability of $9,660 and $24,919, respectively, and a current deferred tax asset of $2,596 and $2,324, respectively. The current deferred tax asset is included in prepaid expenses and other current assets in the consolidated balance sheets.

The net increase in the valuation allowance was $1,847 for the period ending December 31, 2001. The valuation allowance is related to foreign net operating losses of $4,389 (expiring in 2006) which the Company believes are less than likely to be recognized. Subsequently recognized tax benefits relating to the allowance for deferred tax assets will be reported in the consolidated statement of operations.

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

Current income taxes payable of $1,506 at December 31, 2001, and refundable income taxes of $2,577 at December 31, 2000, are included in accrued expenses and other current liabilities and other receivables, respectively in the accompanying consolidated balance sheets.

The Company's federal income tax returns have been examined and closed through June 30, 1996. Examinations of the Company's federal income tax returns for the periods ended December 31, 1996 and 1997 are currently in progress. Management believes that adequate provision has been made for any adjustments that might be assessed for open years through December 31, 2001.

Foreign income taxes are based on earnings (loss) from foreign operations of $(822), $3,478 and $1,509 for the years ended December 31, 2001, 2000 and 1999, respectively.

Notes To Consolidated Financial Statements

8. Employee Benefit and Incentive Plans

The Company has a noncontributory defined benefit pension plan covering substantially all full-time permanent employees. The benefits are based on years of service and participants' compensation during the last five years of employment. The following tables present plan information at December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999:

                                                             2001          2000
                                                         ----------------------
Change in Benefit Obligation
Benefit obligation at beginning of year                  $ 44,332        44,081
Service cost                                                2,038         2,094
Interest cost                                               3,289         3,274
Actuarial gain                                               (527)       (1,040)
Benefits paid                                              (1,298)       (4,077)
                                                         ----------------------
Benefit obligation at end of year                        $ 47,834        44,332
                                                         ======================

Change in Plan Assets
Fair value of plan assets at beginning of year           $ 40,956        43,910
Actual return on plan assets                                  456           863
Employer contribution                                          --           260
Benefits paid                                              (1,298)       (4,077)
                                                         ----------------------
Fair value of plan assets at end of year                 $ 40,114        40,956
                                                         ======================

Reconciliation of Funded Status
Funded status                                            $ (7,720)       (3,376)
Unrecognized net actuarial gain                            (2,508)       (5,238)
Unrecognized transition asset                                (958)       (1,263)
Unrecognized prior service cost                               239           291
                                                         ----------------------
Accrued pension liability                                $(10,947)       (9,586)
                                                         ======================

                                                  2001        2000        1999
                                               -------------------------------
Weighted-Average Assumptions
    as of December 31
Discount rate - net periodic pension cost         7.75%       8.00%       7.00%
Discount rate - benefit obligations               7.50%       7.75%       8.00%
Expected return on plan assets                   10.00%      10.00%       9.50%
Rate of compensation increase                     4.00%       4.00%       4.00%

Components of Net Periodic Pension Cost
Service cost                                   $ 2,038       2,094       3,684
Interest cost                                    3,289       3,274       2,680
Expected return on plan assets                  (3,883)     (4,197)     (3,691)
Recognized net actuarial gain                      (59)       (301)       (116)
Amortization of transition asset                  (304)       (304)       (304)
Amortization of prior service cost                  43          43          49
                                               -------------------------------
Net periodic pension cost                      $ 1,124         609       2,302
                                               ===============================

Net annual pension expense allocated to discontinued operations was $1,123 for the year ended December 31, 1999. Plan assets are invested primarily in equity securities and U.S. Government and corporate bonds.

Notes To Consolidated Financial Statements

The Company has a contributory 401(k) savings plan and an employee stock ownership plan, both of which cover substantially all eligible employees who have completed six months of service. Total expense under the plans amounted to approximately $1,269, $1,226 and $1,255 for the years ended December 31, 2001, 2000 and 1999, respectively. These plans and the defined benefit pension plan invest in the Company's stock. The total number of shares held by the plans at December 31, 2001 and 2000 was 376,188 and 399,422, respectively.

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

The total liability for these deferrals at December 31, 2001 and 2000 is $1,752 and $1,654, respectively. Charges related to phantom share units, based on market value changes in the Company's stock, were $667 in 2001 and immaterial in 2000 and 1999. The nonqualified supplemental pension plan provides for incremental pension payments from the Company's funds. The total liability relating to this plan at December 31, 2001 and 2000, was $1,827 and $1,615, respectively. Net annual pension expense for this plan was $216, $178 and $205 for the years ended December 31, 2001, 2000 and 1999, respectively. The cost of the nonqualified benefit restoration plans for the 401(k) and ESOP was $103, $49 and $314 for the years ended December 2001, 2000 and 1999. Individual life insurance contracts were purchased, with the Company as beneficiary, to assist in the funding of portions of certain nonqualified deferred compensation plans covering directors, officers and key employees. The expense for these plans was $1,016, $932 and $964 for the years ended December 31, 2001, 2000 and 1999.

Directors, officers and certain key employees of the Company participate in the long-term incentive plans (the "Plans") under which the Company has reserved shares of common stock for issuance. Awards under the Plans include stock options, stock appreciation rights, performance units, restricted stock, supplemental cash and such other forms as the Board of Directors may direct. At December 31, 2001, shares available for grant under the referenced plans totaled 397,703 shares of common stock.

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

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made during the years ended December 31, 2001, 2000 and 1999, respectively: dividend yields of 1.6, 2.0 and 2.0 percent; expected volatilities of 34, 32 and 27 percent; risk-free interest rates of 5.3, 7.1 and
6.1 percent, and expected option lives of four years for all periods presented.

Notes To Consolidated Financial Statements

A summary of the status of the Company's stock option plans at December 31, 2001, 2000 and 1999, and changes during the years ended on those dates is presented below:

                                               2001                         2000                           1999
                                    ---------------------------------------------------------------------------------------
                                                  Weighted-avg.                Weighted-avg.                  Weighted-avg.
                                       Shares    exercise price      Shares   exercise price      Shares     exercise price
                                    ---------------------------------------------------------------------------------------
Stock Options:
Outstanding at beginning of year     1,920,488     $   20.59       1,659,295     $   21.08       1,202,015     $   21.84
Granted                                365,616         25.35         409,631         19.13         545,168         19.02
Exercised                              (29,775)        20.83         (39,462)        17.53         (54,153)        15.71
Forfeited                              (11,000)        26.64        (108,976)        23.58         (33,735)        23.73
                                    ----------                    ----------                    ----------
Outstanding at end of year           2,245,329     $   22.16       1,920,488     $   20.59       1,659,295     $   21.08

Exercisable at end of year           2,200,289                     1,827,165                     1,407,079
                                    ==========                    ==========                    ==========

Weighted-average fair value of
     grants during year                            $    7.57                     $    5.56                    $     4.88
                                                   =========                     =========                    ==========

The following table summarizes information about fixed stock options for the period ended December 31, 2001:

                            Options outstanding                                     Options exercisable
---------------------------------------------------------------------------    -----------------------------
                                         Weighted-avg.
    Range of              Number          remaining           Weighted-avg.      Number       Weighted-avg.
exercise prices        outstanding     contractual life      exercise price    exercisable    exercise price
$16.30 - $26.75         2,245,329          6.7 years              $22.16        2,200,289         $21.34

Under the Company's application of APB No. 25 and related interpretations in accounting for its plans, no compensation cost has been recognized for its stock option plans. An immaterial charge related to grants to non- employee advisors, who fall outside of the scope of APB No. 25 and instead follow FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," was recorded. Had compensation been determined based on the fair value at the grant dates for awards to employees and directors under the plan consistent with the method prescribed by SFAS No. 123, the Company's net earnings (loss), earnings (loss) per common share, and earnings (loss) per common share, assuming dilution, would have been reduced (increased) to the pro forma amounts indicated below for the years ended December 31:

                                                               2001          2000        1999
                                                           ----------------------------------
Net earnings (loss)                         As reported    $ (7,329)     $ 32,260    $ 23,119
                                              Pro forma    $ (9,229)     $ 30,919    $ 20,434

Earnings (loss) per common share            As reported    $  (0.52)     $   2.06    $   1.26
                                              Pro forma    $  (0.65)     $   1.97    $   1.12

Earnings (loss) per common share, assuming
    dilution                                As reported    $  (0.52)     $   2.04    $   1.25
                                              Pro forma    $  (0.65)     $   1.96    $   1.11

Notes To Consolidated Financial Statements


9.  Stockholders' Equity

The annual earnings (loss) per common share ("EPS") calculation is based on the collective averages of the weighted-average number of common shares outstanding during each quarter for earnings (loss) per common share and the collective averages of the weighted-average number of outstanding common shares and common share equivalents during each quarter for earnings (loss) per common share, assuming dilution. A reconciliation of the numerators and denominators for basic and diluted per share computations from continuing operations for the years ended December 31, 2001, 2000 and 1999, follows:

                                                           Weighted-avg.
                                               Income         Shares       Per Share
                                             (Numerator)   (Denominator)    Amount
                                             ---------------------------------------
Basic and Diluted EPS
Loss from continuing operations - 2001        $ (7,329)     14,135,311     $(0.52)
                                                           ===========
Basic EPS
Earnings from continuing operations - 2000    $ 22,604      15,663,500     $ 1.44
Effect of Dilutive Securities
Options                                             --          98,372         --
Convertible debenture options                       --          33,905         --
                                                           -----------
Diluted EPS
Earnings from continuing operations - 2000    $ 22,604      15,795,776     $ 1.43
                                                           ===========
Basic EPS
Earnings from continuing operations - 1999    $ 22,473      18,242,021     $ 1.23
Effect of Dilutive Securities
Options                                             --         143,243         --
Convertible debenture options                       --          84,705         --
                                                           -----------
Diluted EPS
Earnings from continuing operations - 1999    $ 22,473      18,469,969     $ 1.22
                                                           ===========

Options and debenture options to purchase 2,279,812 shares of the Company's common stock were outstanding at December 31, 2001, but were not included in the computation of diluted EPS because results of operations for the year were a loss. Of these potentially dilutive options, 6,039 (these are the only debenture options remaining) expire in 2002, 22,542 expire in 2004, 189,113 expire in 2005, 200,938 expire in 2006, 309,390 expire in 2007, 257,615 expire in 2008,
512,125 expire in 2009, 388,950 expire in 2010 and 393,100 expire in 2011.

In connection with the Shareholder Rights Plan adopted by the Company on October 30, 1996, preferred stock purchase rights were distributed to stockholders and are deemed to be attached to the outstanding shares of common stock of the Company. Under certain conditions, each right may be exercised to purchase one one-hundreth (1/100) share of a new series of preferred stock, at an exercise price of $100 per share (subject to adjustment). The rights, which do not have voting rights, expire in 2006, and may be redeemed by the Company at a price of $0.01 per right prior to a specified period of time after the occurrence of certain events. In certain events, each right (except certain rights beneficially owned by 10% or more owners, which rights are voided) will entitle its holder to purchase shares of common stock with a value of twice the then-current exercise price.

In March 2001, the Company's directors authorized an additional $60,000 stock repurchase program. From inception in January 1997, through December 31, 2001, repurchase authorizations have reached a total of $230,000.

10. Commitments and Contingencies

The Company has entered into various operating leases for transportation equipment (primarily railroad tank cars), chemical pipelines and storage facilities, office buildings and land and other miscellaneous items of equipment. The following is a schedule by year of future minimum rental payments for those operating leases with remaining noncancelable terms in excess of one year, as of December 31, 2001:

                    Years ending                          Operating
                    December 31                            Leases
                    -----------                            ------
                        2002                              $ 2,976
                        2003                                1,327
                        2004                                  496
                        2005                                  432
                        2006                                  147
                                                          -------
            Total minimum payments required               $ 5,378
                                                          =======

Provisions applicable to certain transportation equipment leases provide for mileage credits computed on the basis of usage. No recognition has been given to the effect of such credits in the amounts presented above.

Notes To Consolidated Financial Statements


Rental expense, including short-term rentals (net of mileage credits of approximately $323, $110 and $365 for the years ended December 31, 2001, 2000 and 1999, respectively), was approximately $3,114, $3,283 and $1,820 for the years ended December 31, 2001, 2000 and 1999, respectively. In most cases, management expects that leases will be renewed or replaced by other leases in the normal course of business.

Company operations are subject to a wide variety of environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions. The Company accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At December 31, 2001 and 2000, the Company's estimated liability for these matters totaled $1,333 for both years as related to discontinued operations. The estimated liability related to continuing operations at December 31, 2001 and 2000, was $244 for both years. Based on information presently available, the Company believes any amounts paid in excess of the accrued liabilities will not have a material adverse effect on its financial position or results of operations.

In June 2000, an explosion at the Nissin Chemical plant in Japan disrupted the Company's supply of hydroxylamine. This is a key ingredient in the Company's patented HDA(R) remover products for the semiconductor industry. The Nissin plant was the world's sole supplier of hydroxylamine until late 1999 when BASF established production in Germany. Initially, BASF's supply capabilities were less than the worldwide demand for hydroxylamine. As a result, BASF allocated hydroxylamine to its customers, including the Company, which in turn put its customers on allocation for its hydroxylamine-containing products. Subsequent capacity expansions by BASF and customer conservation methods taught by the Company contributed to eliminate the hydroxylamine shortage and enabled the Company to suspend allocations of HDA (R) remover products during 2001. However, allocations may become necessary again if demand picks up before additional supplies of hydroxylamine become available. Although both Nissin and Honeywell International, Inc. previously announced plans to construct new hydroxylamine plants, it now appears that a new Nissin plant is on hold indefinitely and Honeywell has announced a delay in completion of its anticipated hydroxylamine plant until 2004.

While electronic chemical sales have been hurt by the disruption in hydroxylamine supply, the Company's business interruption insurance has helped to reduce the impact of the associated lost profits. The primary policy has a coverage limit of $25,000, less a one-time insurance deductible of $1,000, with an indemnity period for this claim of up to 30 months from June , 2000. Operations in Scotland are covered by a separate policy that provides a limit of liability of 6,000 British Pounds (approximately $8,500 in current U.S. dollars) with no deductible and an 18-month indemnity period from the date of loss. While the Company intends to vigorously pursue its claims with the insurance companies for its lost profits, the claims process can be lengthy and uncertain and successful recoveries cannot be predicted with certainty. Since June 2000, $12,900 has been recorded after meeting the one-time $1,000 deductible ($7,500 in 2001 and $5,400 in 2000) and reflected in the consolidated statement of operations as other operating income. At each quarter-end, the Company submits a claim for its losses for that quarter to the insurance company's adjuster. If the Company receives notification that payment will be made, a receivable is recorded at that quarter-end. A receivable balance of $3,400 was shown in other receivables at December 31, 2000, and was collected the first quarter of 2001. For the quarter ended December 31, 2001, the Company did not record an insurance recovery as it has been unable to reach an agreement with its carrier as to the amount of additional loss. Accordingly, no receivable was reflected at December 31, 2001.

The Company has pending several claims incurred in the normal course of business which, in the opinion of management and legal counsel, should be disposed of without material effect on the accompanying consolidated financial statements.

11. Other Income (Expense)

Other income (expense), net, for the years ended December 31 consists of:

                                                     2001       2000       1999
                                                  -----------------------------

Gain on sale of PSI (see note 3)                  $    --         --      1,605
Gain on sale of captive insurance investment        1,138         --         --
Loss on note receivable                                --         --     (1,000)
Other                                                 (75)      (143)    (1,141)
                                                  -----------------------------
                                                  $ 1,063       (143)      (536)
                                                  =============================

Notes To Consolidated Financial Statements


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

The polyurethane chemicals segment had unaffiliated major customer sales (sales to customer exceed ten percent of consolidated revenues) of $128,326, $147,229 and $111,151 for the years ended December 31, 2001, 2000 and 1999, respectively.

The following is a breakdown by segment of selected consolidated financial information at December 31, 2001, 2000 and 1999 and for each of the years then ended:

                                                                             2001         2000         1999
                                                                        -----------------------------------
Sales to unaffiliated customers:
     Electronic and Other Special Chemicals                             $ 152,286      204,905      177,554
     Polyurethane Chemicals                                               157,688      178,974      144,389
                                                                        -----------------------------------
          Total                                                         $ 309,974      383,879      321,943
                                                                        ===================================
Operating profit (loss) before income taxes (benefit):
     Electronic and Other Specialty Chemicals                           $ (24,725)      17,854       18,048
     Polyurethane Chemicals                                                24,997       31,234       31,034
                                                                        -----------------------------------
                                                                              272       49,088       49,082
Unallocated corporate expenses                                            (13,412)     (10,450)     (11,811)
Interest income (expense), net                                             (1,249)      (2,328)        (782)
Other income, net                                                           1,063         (143)        (536)
                                                                        -----------------------------------
          Earnings (loss) from continuing
               operations before income taxes (benefit)                 $ (13,326)      36,167       35,953
                                                                        ===================================
Depreciation and amortization:
     Electronic and Other Specialty Chemicals                           $  14,792       18,661       17,168
     Polyurethane Chemicals                                                 7,701        7,827        8,265
     Corporate                                                              2,156        1,966        1,555
                                                                        -----------------------------------
          Total                                                         $  24,649       28,454       26,988
                                                                        ===================================
Identifiable assets:
     Electronic and Other Specialty Chemicals                           $ 144,888      252,041      253,014
     Polyurethane Chemicals                                                98,990      103,610      100,976
                                                                        -----------------------------------
                                                                          243,878      355,651      353,990
     Corporate                                                             58,566       28,092       45,865
     Discontinued operations                                                   --           --        2,532
                                                                        -----------------------------------
          Total                                                         $ 302,444      383,743      402,387
                                                                        ===================================
Capital expenditures:
     Electronic and Other Specialty Chemicals                           $  14,203       11,307       16,399
     Polyurethane Chemicals                                                 3,996        4,186        3,245
     Corporate                                                              1,049        1,439        5,001
                                                                        -----------------------------------
          Total                                                         $  19,248       16,932       24,645
                                                                        ===================================

Electronic and Other Specialty Chemicals sales growth was hurt by a shortage of hydroxylamine raw material caused by an explosion in June 2000 at Nissin Chemical's plant in Japan. Net business interruption insurance of $5.4 million, after meeting a $1.0 million deductible, was recorded last year related to the incident and is reflected in other operating income.

Notes To Consolidated Financial Statements


Revenues from sales to all foreign countries were $67,093, $69,341 and $47,345 in 2001, 2000 and 1999, respectively, and are attributed to those countries based on ship-to location of customers. Identifiable assets in foreign countries were $29,618, $25,580 and $21,943. Identifiable assets by segment are those assets used in the Company's operations. Corporate assets and investments are principally cash and cash equivalents, nontrade receivables and certain other investments.

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

13. Quarterly Financial Data (Unaudited)

Selected quarterly financial data follows:

                                                                Quarters Ended                   Year Ended
                                          -----------------------------------------------------------------
                                               03/31         06/30         09/30         12/31        12/31
                                          -----------------------------------------------------------------
2001:
     Sales                                $   91,673        89,009        61,529        67,763      309,974
                                          =================================================================
     Gross profit                         $   22,109        16,795        13,379        17,321       69,604
                                          =================================================================
     Earnings (loss) from
          continuing operations           $    5,775       (16,920)       (1,015)        4,831       (7,329)
                                          =================================================================
     Net earnings (loss)                  $    5,775       (16,920)       (1,015)        4,831       (7,329)
                                          =================================================================
     Earnings (loss) per common share:
          Continuing operations           $      .41         (1.19)         (.07)          .34         (.52)
                                          =================================================================
          Net earnings (loss)             $      .41         (1.19)         (.07)          .34         (.52)
                                          =================================================================
     Earnings (loss) per common
          share, assuming dilution:
          Continuing operations           $      .40         (1.19)         (.07)          .34         (.52)
                                          =================================================================
          Net earnings (loss)             $      .40         (1.19)         (.07)          .34         (.52)
                                          =================================================================

                                                               Quarters Ended                    Year Ended
                                          -----------------------------------------------------------------
                                               03/31         06/30         09/30         12/31        12/31
                                          -----------------------------------------------------------------
2000:
     Sales                                $   97,856       101,027        93,753        91,243      383,879
                                          =================================================================
     Gross profit                         $   24,876        26,462        21,199        23,140       95,677
                                          =================================================================
     Earnings from
          continuing operations           $    5,814         6,059         5,152         5,579       22,604
                                          =================================================================
     Net earnings                         $   15,470         6,059         5,152         5,579       32,260
                                          =================================================================
     Earnings per common share:
          Continuing operations           $      .34           .38           .34           .38         1.44
                                          =================================================================
          Net earnings                    $      .91           .38           .34           .38         2.06
                                          =================================================================
     Earnings per common share,
          assuming dilution:
          Continuing operations           $      .34           .38           .33           .38         1.43
                                          =================================================================
          Net earnings                    $      .90           .38           .33           .38         2.04
                                          =================================================================

The above quarterly earnings (loss) per share calculations are based on the weighted-average number of common shares outstanding during each quarter for earnings (loss) per common share and the weighted-average number of outstanding common shares equivalents during each quarter for the earnings (loss) per common share, assuming dilution.

Net earnings for the fourth quarter of 2001 reflect the recording of a $1,000 increase in anticipated tax benefit related to exiting custom and fine chemicals operations in June 2001. As a result, the effective tax rate for the fourth quarter of 2001 was twenty-two percent (22%).

Notes To Consolidated Financial Statements


14. Valuation and Qualifying Accounts

Details regarding the valuation allowances for discontinued operations and doubtful trade accounts and notes receivable for continuing operations are as follows:

                                                  Charged to       Other
                                      Beginning   Costs and     Additions        Ending
                                       Balance     Expenses    (Deductions)*    Balance
                                      -------------------------------------------------
Year ended December 31, 2001           $ 2,263         708          (349)        2,622
Year ended December 31, 2000            27,217          79       (25,033)        2,263
Year ended December 31, 1999            25,314       2,008          (105)       27,217

*Businesses disposed and/or amounts written off.

At December 31, 2001, valuation allowances were $1,750 related to a note received on the sale of PPC and $125 related to PPC legal and inventory issues with the balance of $747 related to the allowance for doubtful accounts on trade receivables.

15. Financial Instruments

Fair Value of Financial Instruments

At December 31, 2001 and 2000, cash and cash equivalents, trade receivables, notes receivable, trade payables, accrued liabilities and notes payable are reflected in the financial statements at cost, which approximates fair value, due to the short-term nature of these instruments. The revolving credit facility is based on floating interest rates and approximates fair value.

Derivative Financial Instruments

The Company enters into foreign currency option contracts and foreign exchange contracts to minimize its exposure related to receivables dominated in yen. To lessen the short-term effect of exchange rate fluctuations on consolidated performance, the Company uses derivative instruments to manage currency exposure on a portion of these yen-denominated receivables and future sales commitments. Gains and losses on contracts, designated as hedges, related to future sales commitments are deferred and subsequently recorded in net earnings in the period in which the related transactions are consummated. At December 31, 2001, the Company had no open derivative instrument contracts. The Company entered into two forward exchange contracts during 2001 and elected not to designate those instruments as hedges at their inception. Accordingly, changes in the fair value of the contracts during interim periods and at their close were reflected in the statement of operations. These contracts matured during the second quarter of 2001 and their impact was immaterial. Net realized and unrealized losses associated with similar instruments in 2000 and 1999 were also immaterial.

Independent Auditors' Report

The Board of Directors and Stockholders
ChemFirst, Inc.:

We have audited the consolidated balance sheets of ChemFirst Inc and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChemFirst Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                        /s/ KPMG LLP

Jackson, Mississippi
February 15, 2002

Corporate Information

Transfer Agents for Common Stock

American Stock Transfer & Trust Company
877-777-0800
E-mail:  info@amstock.com
Internet: http://www.amstock.com

Mailing Address:
59 Maiden Lane
New York, New York  10038

Overnight Address:
6201 15th Avenue
Brooklyn, NY  11219

ChemFirst Inc.
Stock Transfer Department
700 North St
Jackson, Mississippi  39202-3095
(601) 948-7550
e-mail: ir@chemfirst.com

Common Stock Registrars

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY  11219

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

Annual Meeting

The Annual Meeting of Stockholders will be held May 21, 2002, at 1:30 p.m. at the Hilton Jackson, 1001 East County Line Rd., Jackson, Mississippi.

Stockholders are cordially invited to attend and participate in the business of the meeting. Those who are unable to attend are requested to return their proxy cards to the Registrar in the envelope that accompanies the proxy.

ChemFirst Inc.

STOCK MARKET INFORMATION

The high and low recorded prices of the Company's common stock and cash dividends declared during 2001 and 2000 are presented in the table below. There were approximately 3,516 shareholders of record as of March 5, 2002.

                         2001                      2000
               --------------------------  -----------------------
                                 Dividend                 Dividend
               High        Low     Rate     High     Low    Rate
               --------------------------  -----------------------
1st Quarter    27.90      21.25    .10      22.00   18.32   .10
2nd Quarter    27.90      24.00    .10      24.13   17.63   .10
3rd Quarter    26.55      19.60    .10      24.75   20.75   .10
4th Quarter    24.05      19.80    .10      23.13   18.83   .10
For the Year   27.90      19.60    .40      24.75   17.63   .40